                                                DRAFT: June 23, 1999 -- Y93468


WHEN SUBMITTING CHANGES PLEASE CONSIDER THE FOLLOWING:--

              Mark-up your comments on the most recent version of the document. Avoid use of soft lead pencils, felt tipped pens or highlighters. Indicate minor changes with an "X" in the margin.
              Do not write on the reverse of a page.
              Avoid the use of scotch tape/sellotape and staples whenever possible.

                                  CONFIDENTIAL
         --------------------------------------------------------------

                                           O.K. TO PRINT:
                                           Name:
                                           Signature:
                                           Date:
                                           Time:

PLEASE READ CAREFULLY AND TICK THE APPROPRIATE BOX:                              PROOFREADERS' MARGIN MARKS:
[ ]   Do not blackline any corrections                            Take out character          LOGO
[ ]   Blackline only the corrections made during the                    Insert space
      present cycle, and delete definitively the                          Lower case
      previous blacklines                                                   Capitals
[ ]   Cumulative blacklining                                                  Italic
[ ]   Blackline only the corrections made during the                    Let it stand
      present cycle, keeping in file the previous                    Start paragraph
      blacklines                                                       Insert period
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

(LOGO)
Bowne International, France, 5 rue Royale, 75008 Paris
                                         Tel (1)44.94.32.80   Fax (1)44.94.32.95

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1999


                                                      REGISTRATION NO. 333-76699
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                               Amendment No. 2 to

                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                       AMERICAN NATIONAL CAN GROUP, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                            3411                           36-4287015
 (State or Other Jurisdiction          (Primary Industrial                 (I.R.S. Employer
              of                   Classification Code Number)           Identification No.)
Incorporation or Organization)

                               ALAN H. SCHUMACHER
                       AMERICAN NATIONAL CAN GROUP, INC.
                            8770 W. BRYN MAWR AVENUE
                            CHICAGO, ILLINOIS 60631
                            TELEPHONE (773) 399-3000
   (Address and telephone number of Registrant's principal executive offices)
                      ------------------------------------
                                   COPIES TO:

           ROBERT C. TREUHOLD, ESQ.                          JOHN D. BRINITZER, ESQ.
             SHEARMAN & STERLING                        CLEARY, GOTTLIEB, STEEN & HAMILTON
        114, AVENUE DES CHAMPS-ELYSEES                          ONE LIBERTY PLAZA
             75008 PARIS, FRANCE                             NEW YORK, NEW YORK 10006

                      ------------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable on or after the effective date of this Registration
                                   Statement.
                      ------------------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS             AMOUNT TO BE         OFFERING PRICE           AGGREGATE           AMOUNT OF
  OF SECURITIES TO BE REGISTERED        REGISTERED(1)         PER SECURITY        OFFERING PRICE(2)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
  Common stock, nominal value $0.01
  per share........................      34,500,000              $24.00              $828,000,000        $230,184(3)
-----------------------------------------------------------------------------------------------------------------------


(1) Includes (i) shares of common stock to cover the Underwriters' over-allotment option and (ii) shares of common stock which are to be offered outside the United States but that may be resold from time to time in the United States during the distribution. The shares of common stock registered hereby are not being registered for the purpose of sales outside of the United States.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(3) Of this amount, $27,800 was previously paid.

                      ------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy them in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 29, 1999



                               30,000,000 SHARES

                       [AMERICAN NATIONAL CAN GROUP LOGO]

                       AMERICAN NATIONAL CAN GROUP, INC.

                                  COMMON STOCK
                               ------------------

     This is our initial public offering. The shares of our common stock are being sold by Pechiney, a French corporation. We will not receive any of the proceeds from the sale of our shares of common stock by Pechiney.


     The underwriters have an option to purchase 4,500,000 additional shares from Pechiney to cover over-allotments of shares.



     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $21.00 and $24.00 per share. Our shares have been approved for listing on the New York Stock Exchange under the symbol "CAN", subject to official notice of issuance.


     INVESTING IN THESE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                                UNDERWRITING
                                                                                DISCOUNTS AND    PROCEEDS TO
                                                             PRICE TO PUBLIC     COMMISSIONS      PECHINEY
                                                             ---------------    -------------    -----------
Per Share..................................................         $                 $               $
Total......................................................         $                 $               $

     Delivery of the shares of common stock will be made on or about           ,
          .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
           DEUTSCHE BANC ALEX. BROWN
                      GOLDMAN, SACHS & CO.
                                 LEHMAN BROTHERS
                                         MERRILL LYNCH & CO.
                                                 SALOMON SMITH BARNEY

            The date of this prospectus is            ,            .

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................     1
RISK FACTORS..........................     7
FORWARD-LOOKING STATEMENTS............    12
REORGANIZATION OF ANC.................    13
RELATIONSHIP WITH PECHINEY............    19
USE OF PROCEEDS.......................    22
DIVIDEND POLICY.......................    22
CAPITALIZATION........................    23
UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION.........................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    29
OVERVIEW OF THE GLOBAL BEVERAGE CAN
  INDUSTRY............................    47



                                        PAGE
                                        ----
BUSINESS OF ANC.......................    52
MANAGEMENT AND CERTAIN SECURITY
  HOLDERS.............................    66
PRINCIPAL STOCKHOLDERS................    79
DESCRIPTION OF CAPITAL STOCK..........    80
SHARES ELIGIBLE FOR FUTURE SALE.......    82
UNITED STATES TAX CONSEQUENCES TO
  NON-U.S. HOLDERS OF COMMON STOCK....    83
UNDERWRITING..........................    86
NOTICE TO CANADIAN RESIDENTS..........    89
ADDITIONAL INFORMATION................    90
LEGAL MATTERS.........................    90
EXPERTS...............................    90
INDEX TO COMBINED FINANCIAL
  STATEMENTS..........................   F-1


                            ------------------------


     We have compiled the market share, market size and competitive ranking data in this prospectus using statistics and other information from several third-party sources. The main third-party sources of information are independent research organizations, including the Can Manufacturers' Institute, Beverage Can Makers Europe, as well as private consulting firms. We have also used our estimates of our market share relative to other beverage can companies in light of our experience.


     Various amounts and percentages used in this prospectus have been rounded and, accordingly, they may not total.

     Coca-Cola and Pepsi-Cola are trademarks of The Coca-Cola Company and PepsiCo, Inc., respectively. We are not affiliated with Coca-Cola or Pepsi.

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following is a summary of this prospectus. Please do not rely on any part of this summary without referring to the more detailed information contained in the other sections of this prospectus.

                                  OUR COMPANY


     We believe we are the second largest producer of two-piece beverage cans and ends in the world, based on 1998 unit volume. In 1998, we sold 39 billion cans worldwide. We are the second largest beverage can manufacturer in the United States, with a market share of approximately 25%. In Europe, we are the largest beverage can manufacturer, with approximately 31% of the market.


     We have long-term customer relationships with global beverage producers. The Coca-Cola Company and its affiliated bottlers make up 51% of our global sales. We also enjoy strong relationships with major brewers in many of the markets in which we supply cans. With 22 plants in the United States, 13 plants in Europe, and operations in Mexico, Brazil, China, Japan and South Korea, we are well-balanced to supply our geographically diverse customers' requirements.

     We have an extensive presence in the beverage can markets in the Americas and Europe/Asia, which accounted for 63% and 37%, respectively, of our net sales in 1998. In the Americas, our activities are carried out principally through American National Can Company in the United States and a wholly owned subsidiary in Brazil. We have also formed joint ventures with Coors Brewing Company in the United States and with Mexico's largest glass container manufacturer, Vitro S.A. In Europe, our activities are carried out through wholly owned subsidiaries and a majority owned subsidiary in Turkey. We also have a majority owned subsidiary in China and equity participations in Japan and South Korea.


     We are focused on reducing our cost base. We have undertaken three specific cost reduction programs in the past five years. The goal of our first program, called "Project Challenge," was to reduce costs other than metal costs by 20% before the end of 1999, a goal which we achieved by the end of 1998. In 1998, we introduced "Next Level," a continuous improvement process that seeks to increase productivity and reduce costs while limiting additional capital expenditures. This ongoing program already has produced concrete results in the United States, including a 4% improvement in the number of cans produced per man-hour over 1997. Our third improvement program, "ANC Production System," implements the principles of "Lean Manufacturing" through a comprehensive overhaul of our production processes. Lean Manufacturing is the elimination of waste or anything that does not add value to the customer, such as excess production, delays, movement and transport, poor process design, excess working capital, inefficient performance, or making defective items.


                           THE BEVERAGE CAN INDUSTRY

     In 1998, worldwide industry shipments of two-piece beverage cans exceeded 200 billion cans. North America was the single largest market with approximately 114 billion cans shipped in 1998, including nearly 103 billion in the United States alone, followed by Europe with approximately 33 billion cans. In 1998, the U.S. and European markets, with a population base of around 600 million people, consumed approximately 135 billion two-piece beverage cans, equivalent to about 225 cans per person. Compared to the United States and Europe, per capita consumption of beverage cans remains low in emerging countries. Outside the United States and Europe per capita consumption is only about 15 cans per person.

     Soft drink cans and beer cans comprise almost all of the global beverage can markets. In 1998, soft drink cans represented approximately 68% and beer cans 32% of the total beverage can market in the United States. In Europe, the proportions were approximately 57% and 43%, respectively. Throughout the world, the beverage can competes with bottles made from glass or plastic.

     The global beverage can industry is characterized by a number of factors, which we believe generally favor the beverage can:

     - Per capita consumption of carbonated soft drinks increased steadily each year in the United States and Europe between 1990 and 1998.

     - We anticipate that the market for carbonated soft drinks in Europe and the emerging markets of Asia and Latin America, where consumption lags significantly behind the United States, will grow substantially in the long-term.

     - We believe greater concentration among bottlers in the industry, particularly in the carbonated soft drink markets, will provide the beverage can with continued opportunities for growth.

     - The can is firmly established in mass retail distribution channels in the United States.

     - We believe the beer markets in the United States and Europe show favorable trends despite recent gradual decreases in consumption.

     - Although the can has lost market share at the expense of the plastic bottle in the carbonated soft drink markets in the United States and Europe, it has continued to grow steadily in terms of units. In the beer market, the can has declined relative to glass in the United States but has grown in Europe.

     - The can has several advantages over plastic and glass bottles that we believe will continue to make it an attractive and competitive package in both the carbonated soft drink and beer markets.

                                  OUR STRATEGY

     Our strategy aims to create shareholder value through superior profitability and cash generation. To achieve this goal, we have developed the following key initiatives:

     - We intend to capitalize on favorable conditions in the developed beverage can markets of the United States and Europe, which represent a strong volume base and steady growth for the beverage can.

     - We will pursue profitable growth opportunities in Europe and emerging markets, where per capita beverage consumption and beverage can penetration are substantially lower than in the United States.

     - We intend to provide superior customer service and satisfaction, and have forged successful long-term relationships with several global beverage can customers.

     -  We continuously strive to improve productivity and reduce costs.

     - We intend to attract and develop the best human capital, and are strengthening our human resources through new leadership and performance management.

                       OUR FORMATION AS A PUBLIC COMPANY

     We have been making cans for over 100 years. Since 1988, we have been owned by Pechiney, a global leader in the production of primary aluminum and industrial aluminum products. Pechiney is selling a majority ownership stake in us through this offering. In connection with this offering, we and Pechiney are taking a number of reorganization actions to separate us from Pechiney. Following this reorganization, we will conduct all of Pechiney's former global beverage can operations and we will have transferred our prior non-beverage can activities to Pechiney Plastic Packaging, Inc.

     Our principal executive offices are located at 8770 W. Bryn Mawr Avenue, Chicago, Illinois 60631 and our telephone number is (773) 399-3000.

                            SUMMARY OF THIS OFFERING


Shares offered.............  Pechiney is offering a total of 30,000,000 shares.



Additional shares..........  Pechiney has granted the underwriters an option to purchase 4,500,000 additional shares. The underwriters have 30 days from the date of the final prospectus to exercise this option. They may only use these additional shares to cover sales of shares that they have over-allotted.



Price to public............  The initial public offering price of the shares is expected to be between $21.00 and $24.00 per share.



Selling stockholder........  Prior to this offering, Pechiney owned 100% of our shares. After this offering, we expect that Pechiney will retain 45.5% of our shares. If the underwriters exercise their over-allotment option in full, Pechiney will retain 37.3% of our shares.



Dividends..................  We currently intend to declare and pay a quarterly cash dividend of $0.14 per share with respect to the third quarter of 1999. We also currently intend to declare and pay to shareholders of record at that time a special dividend payment of $0.14 per share with respect to the second quarter of 1999. With respect to dividend payments, please consider the information under "Risk Factors -- We may not be able to pay dividends."


Voting rights..............  Each share permits the holder to cast one vote on all matters brought before stockholders. For further details, see "Description of Capital Stock."


Listing of the shares......  There is currently no public market for our shares.
                             Our shares have been approved for listing on the New York Stock Exchange under the symbol "CAN," subject to official notice of issuance.


Use of proceeds............  The net proceeds from the sale of our shares will be paid to Pechiney. We will not receive any proceeds from this offering.

                SUMMARY SELECTED COMBINED FINANCIAL INFORMATION

     The following table presents summary financial data for ANC. In this prospectus, we present historical combined financial information and pro forma financial information. You should also refer to the more complete information contained in our combined financial statements and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Information."

     Our historical combined financial information can be divided into three categories:

     - The combined financial information for the years ended December 31, 1996, 1997 and 1998 and as at year-end 1997 and 1998 has been prepared in accordance with U.S. GAAP and audited by PricewaterhouseCoopers LLP. Beginning on page F-3 of this prospectus, we show our combined statements of income, cash flows and changes in owner's equity for these three years, as well as our balance sheets as of December 31, 1997 and 1998 and the notes to those combined financial statements. These financial statements show the financial condition, results of operations and cash flows of Pechiney's packaging group, from which our company was created.

           In these financial statements, our beverage can activities are treated as continuing operations. The plastics and other activities to be retained by Pechiney are treated as discontinued operations. Net income (loss) from discontinued operations is shown as a separate line item on the combined statement of income. On our combined balance sheet, the net current and non-current assets of the discontinued operations are each presented as single line items. The combined statement of cash flows sets forth separately the cash flows of discontinued operations as single line items within each major category of cash flows.


     - We also present combined financial information for the years ended December 31, 1994 and 1995 and as at year-end 1994, 1995 and 1996. This information is unaudited but is presented on the same basis of accounting as the combined financial information for the audited periods; it has been prepared in accordance with U.S. GAAP and reflects the activities to be retained by Pechiney as discontinued operations.


     - Finally, we present interim combined financial information for the first three months of 1998 and 1999 and as at March 31, 1998 and 1999. This information is unaudited but is presented on the same basis of accounting as the combined financial information for the audited periods. Our management believes all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature.

     Our combined financial information may not reflect what our results of operations, financial position and cash flows would have been had we been operating as a separate, stand-alone entity during the periods presented. Also, it does not show what our results of operations, financial position and cash flows will be in the future. This is because we did not operate as a single stand-alone business for the periods shown.

     Our pro forma financial information is unaudited. It reflects adjustments to our corporate structure and debt that are based on assumptions intended to show the effect of our reorganization. Please see "Unaudited Pro Forma Combined Financial Information."

                                               COMBINED FINANCIAL INFORMATION                  PRO FORMA FINANCIAL INFORMATION
                                ------------------------------------------------------------   --------------------------------
                                                                              THREE MONTHS      YEAR ENDED       THREE MONTHS
                                                                             ENDED AND AS OF     AND AS OF     ENDED AND AS OF
                                    YEAR ENDED AND AS OF DECEMBER 31,           MARCH 31,      DECEMBER 31,       MARCH 31,
                                ------------------------------------------   ---------------   -------------   ----------------
                                 1994     1995     1996     1997     1998     1998     1999        1998              1999
                                ------   ------   ------   ------   ------   ------   ------   -------------   ----------------
                                  (UNAUDITED)                                  (UNAUDITED)               (UNAUDITED)
                                                           ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
COMBINED STATEMENT OF INCOME
  DATA:
Net sales.....................  $2,446   $2,677   $2,520   $2,465   $2,459   $  543   $  531      $2,459            $  531
Cost of goods sold (excluding
  depreciation)...............   2,164    2,281    2,190    2,069    1,985      448      433       1,985               433
Selling, general and
  administrative expense......     140      123      136      134      138       32       31         138                31
Research and development
  expense.....................      25       24       21       20       15        4        4          15                 4
Depreciation and
  amortization................      68       73       74       78       82       20       21          82                21
Goodwill amortization(1)......     292       41       41       41       40       10       10          40                10
Restructuring charge (credit)
  and writedown of property
  and equipment(2)............      87       11      159       11       (2)      --       --          (2)               --
Operating income (loss) from
  continuing operations.......    (330)     124     (101)     112      201       29       32         201                32
Interest expense..............      68       54       95       90       69       19       15          77                17
Interest income and other
  financial income (expense),
  net.........................      15       13        4       27       11        2        8          12                 8
Income tax expense
  (benefit)...................     (23)      51      (35)      30       26        5       11          23                10
Equity in net earnings (loss)
  of affiliates...............       6        5        1       (4)       4       (1)       2           4                 2
Minority interest.............       7        8        7        5        5        1       --           5                --
Income (loss) from continuing
  operations before cumulative
  effect of accounting
  change......................  $ (361)  $   29   $ (163)  $   10   $  116   $    5   $   16      $  112            $   15
Basic and fully diluted
  earnings (loss) per share
  from continuing operations
  before cumulative effect of
  accounting change...........  $(6.56)  $ 0.53   $(2.96)  $ 0.18   $ 2.11   $ 0.09   $ 0.29      $ 2.04            $ 0.27
COMBINED CASH FLOW DATA:
Net cash provided by (used in)
  operating activities of
  continuing operations.......     (44)     (12)       4       65      161      (74)     (34)        152               (43)
Net cash (used in) investing
  activities of continuing
  operations..................      23      910     (119)     (57)     (58)     (11)     (15)        (58)              (15)
Net cash provided by (used in)
  financing activities of
  continuing operations.......      29     (869)      99       (3)      26       69       48         (14)                8
Additions to property, plant
  and equipment...............      95      100      142       72       65       14       15          65                15
Depreciation and
  amortization................     360      114      115      119      122       30       31         122                31
EBITDA(3).....................      30      238       14      231      323       60       64         323                64
EBITDA excluding restructuring
  and writedowns(3)...........     117      249      173      242      321       60       64         321                64
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents.....      20       49       66      106      171       70      157         N/A               108
Property, plant and equipment,
  net.........................     899      934      909      846      836      826      807         N/A               807
Total assets..................   4,643    4,121    3,901    3,891    3,927    3,950    3,965         N/A             3,302
Short-term financing and
  current portion of long-term
  debt........................   1,883      759      744      770      687      925      781         N/A               457
Long-term debt (less current
  portion)....................     485    1,006    1,073      890      551      333      527         N/A               662
Total debt....................   2,368    1,765    1,817    1,660    1,238    1,258    1,308         N/A             1,119
Total equity..................     867      932      816      948    1,538    1,410    1,520         N/A             1,046
(footnotes on next page)

------------------

(1) Substantially all of the goodwill reflected on our combined balance sheet arose from the revaluation of our tangible assets acquired and liabilities assumed as of the date of our acquisition by Pechiney in 1988. The initial amount, which totaled approximately $1.6 billion, is being amortized over a 40-year period in an amount of approximately $40 million per year. In 1994, goodwill amortization also included a non-recurring $257 million writedown resulting from a review of the carrying value of assets. In 1998, goodwill was reduced by $35.6 million as a result of the resolution of tax contingencies originating from our acquisition by Pechiney. At March 31, 1999, $1,214 million of goodwill was recorded as an asset on our balance sheet.


(2) The $159 million restructuring charge in 1996 was established to cover the cost of plant closures, employee termination costs and other costs associated with our restructuring plans. See Note 15 to our combined financial statements for a more complete description of this charge.


(3) EBITDA is a non-GAAP measurement that we define as operating income (loss) from continuing operations, excluding depreciation and amortization and goodwill amortization. EBITDA excluding restructuring and write-downs is a non-GAAP measurement that we define as EBITDA excluding restructuring charge (credit) and writedown of property, plant and equipment. These measures do not represent cash flow for the periods presented and should not be considered as alternatives to net income (loss), as indicators of our operating performance or as alternatives to cash flows as a source of liquidity. Our EBITDA may not be comparable with EBITDA as defined by other companies. We believe EBITDA is commonly used by financial analysts and others in the packaging industry.

                                  RISK FACTORS

     Investing in our shares will provide you with an equity ownership interest in ANC. As a stockholder of ANC, you may be exposed to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, competition, industry conditions and general economic and market conditions. The value of your investment may increase or decrease and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our shares.

                     RISK FACTORS RELATING TO OUR INDUSTRY

OUR PRINCIPAL MARKETS ARE SUBJECT TO OVERCAPACITY AND INTENSE PRICE COMPETITION, WHICH COULD PUSH PRICES TO LESS PROFITABLE LEVELS AND AFFECT OUR FINANCIAL RESULTS AND THE VALUE OF OUR SHARES.

     Increases in the levels of overcapacity and price competition in our principal markets could reduce selling prices and result in lower profits, which could lead to a reduction in any dividends and lower share value. These factors could also require us to take one-time restructuring charges or make other expenditures in the future.

     The worldwide beverage can market has experienced limited growth in demand in recent years. This has led to overcapacity among beverage can producers, as capacity growth, obtained principally through productivity improvements, outpaced the growth in demand for beverage cans. As a result, the prices of beverage cans have decreased. In addition, the beverage can is a standardized product, allowing for relatively little differentiation among competitors.

     The North American beverage can market, in particular, is generally considered to be a mature market, characterized by slow growth and a sophisticated distribution system, and in which the can has a significant share of the soft drink and beer package mix. Price-driven competition has increased as beverage can producers seek to capture more sales volumes in order to keep their plants operating at optimal levels and reduce unit costs. In this environment, a number of U.S. producers have merged or consolidated their operations. With an increasingly smaller number of major can producers in the market, competition has been aggressive.

WE ARE SUBJECT TO COMPETITION FROM ALTERNATIVE PRODUCTS WHICH COULD RESULT IN LOWER PROFITS AND REDUCED CASH FLOWS.

     Competition from alternative beverage containers could result in lower profits, which could lead to a reduction in any dividends and lower share value.


     The beverage can is subject to significant competition from substitute products, particularly plastic soft drink bottles made from polyethylene terephthalate and single serve beer bottles made of glass. In addition, there have been several recent developments in plastic beer bottle technology that may compete against the can. Plastic bottle market share in the U.S. and European soft drink container market, and glass bottle market share in the U.S. beer container market, have both grown substantially during the 1990s. Competition from plastic soft drink bottles is particularly intense in the United States and the United Kingdom. For further information regarding the beverage can and its competing products, see the section entitled "Overview of the Global Beverage Can Industry" in this prospectus.


WE HAVE A RELATIVELY SMALL NUMBER OF CUSTOMERS. THE LOSS OF ONE OR MORE OF THEM COULD RESULT IN LOWER SALES.

     If we were to lose significant volume with a customer or if a major customer were to fail to renew a major contract, and if another customer could not be found to make up some or all of the lost sales, the resulting decline in sales could lead to a reduction in any dividends and lower share value.

     There are a small number of large independent beverage fillers in our primary geographic markets, particularly in the soft drink industry, and the industry may experience further consolidation. For example, the three largest soft drink producers in the United States account for approximately 90% of the U.S. soft drink market, while the three largest producers in Europe account for approximately 60% of the European soft drink market. Suppliers of Coca-Cola and related products account for approximately 45% of the overall soft drink market in the United States and approximately 49% in Europe. Similarly, Anheuser-Busch, Inc., The Miller Brewing Company and Coors Brewing Company, the three largest beer producers in the United States, account for approximately 85% of the non-imported beer market in the United States.


     Accordingly, we and the other suppliers of beverage cans rely heavily on a small number of customers. Each customer has significant bargaining power relative to the packaging supplier, since a small number of contracts may account for relatively large sales volume. In addition, we compete solely in the beverage packaging market and currently manufacture one product, the beverage can. Six of our 10 largest customers in terms of 1998 net sales are bottlers of Coca-Cola products (listed alphabetically):



     - Coca-Cola Bevande Italia



     - Coca-Cola Bottlers of Brazil


     - Coca-Cola Bottlers of Spain

     - Coca-Cola Bottling Co. Consolidated


     - Coca-Cola Bottling Company of Chicago



     - Coca-Cola Enterprises Inc.


     Together, these six customers accounted for 45% of our 1998 net sales.

WE ARE DEPENDENT ON A RELATIVELY SMALL NUMBER OF SUPPLIERS FOR SOME OF OUR PRINCIPAL RAW MATERIALS.

     If any of our principal suppliers were to increase their prices significantly or were unable to meet our requirements for raw materials, either or both of our revenues or profits would decline. If we were unable to obtain some of our principal raw materials from alternative sources, the resulting decline in sales and profits could lead to a reduction in any dividends and lower share value. This is particularly true of aluminum, ink and compounds.

     Aluminum can and end sheet used in the production of beverage cans is currently supplied by four principal suppliers in North America. There is one dominant supplier for beverage can ink in North America and there is one dominant worldwide supplier of beverage can end compound. For further details of our raw materials supplies, see the section of this prospectus entitled "Business of ANC -- Use and procurement of raw materials."

BAD WEATHER IN OUR PEAK SEASON MAY RESULT IN LOWER SALES.

     Unseasonably cool weather during the summer months could result in lower profits, which could lead to a reduction in any dividends and lower share value. This is because sales of beverage cans are highest during the summer months. Therefore, our sales for the second and third quarters of the year, which include the warmer months in North America and Europe, are higher than in the first and fourth quarters. In the past, significant changes in summer weather conditions have caused variations in demand for beverage cans.

  RISK FACTORS RELATING TO OUR REORGANIZATION AND OUR INITIAL PUBLIC OFFERING

EXPOSURE TO CONTINGENT LIABILITIES FOLLOWING THE REORGANIZATION MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     The non-beverage cans business transferred to Pechiney Plastic Packaging carried actual and potential liabilities, including unfunded post-employment benefit obligations other than pensions, litigation and environmental liabilities. There is a risk that we may still be held liable for any claims made in relation to these matters. These claims could cause our financial results to decline, which could lead to a reduction in any dividends and lower share value.

     Pechiney Plastic Packaging and Pechiney provided indemnities and guarantees with respect to a number of these liabilities, as described in the sections of this prospectus entitled "Reorganization of ANC" and "Relationship with Pechiney." If Pechiney Plastic Packaging and Pechiney do not fulfill their obligations under the indemnities and guarantees they have given us, we may be held liable for any claims. We will also remain exposed to unidentified environmental liabilities for other non-beverage can operations and facilities if the amounts involved exceed the partial indemnity that Pechiney has provided us, or if Pechiney does not fulfill its obligations under that indemnity. Other contingent liabilities related to the reorganization, such as tax liabilities, may also arise. Any of these items could negatively affect our financial results.



WE WILL NEED TO FIND ALTERNATIVE SOURCES OF DEBT FINANCING, WHICH MAY RESULT IN INCREASED FINANCING COSTS.


     We expect that our financing costs will increase following this offering, since we will enter into new credit facilities to replace our existing facilities. If we cannot obtain sufficient funding, or if we are unable to obtain financing in the amounts desired or on acceptable terms, we may not be able to fund our operations in full, which may lead to a reduction in any dividends and lower share value.


     In connection with this offering, we expect to repay substantially all of our existing debt financing. This process may require us to pay a make-whole premium which, based on the current yield of U.S. Treasury bills, would amount to $370,000. For further details, please refer to the section of this prospectus entitled "Reorganization of ANC -- Change of Control Matters."



     We estimate that following this offering we will require a total of approximately $1.3 billion of debt financing and available lines of credit, taking into account seasonality of the business and peak financial needs. We have accepted $1.3 billion in aggregate financing commitments from The First National Bank of Chicago, The Chase Manhattan Bank, ABN AMRO N.V., Royal Bank of Canada and Banque Nationale de Paris. Chase Securities Inc. and Banc One Capital Markets, Inc. intend to syndicate the commitments among additional lenders. We summarize the terms of this financing in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


WE EXPECT THAT PECHINEY WILL BE OUR LARGEST SHAREHOLDER AND WILL BE ABLE TO INFLUENCE THE MANAGEMENT OF OUR BUSINESS. ITS INTERESTS MAY NOT BE THE SAME AS INVESTORS' INTERESTS.


     After this offering, Pechiney will be able to exercise significant influence over our policies and business as a result of its significant shareholding and board representation. Pechiney's interests may not be the same as other shareholders' interests since Pechiney, as a producer of aluminum and plastic packaging, has business interests that are connected with the beverage can market and that may conflict with our interests.



     We expect that Pechiney will own 45.5% of our common stock after this offering, assuming the underwriters do not exercise their over-allotment option. As a result, Pechiney will only require the approval of a further 4.5% plus one vote in order to achieve a majority shareholders' vote, assuming that all shareholders participate in the vote. Under an agreement between Pechiney and us, Pechiney will have the right to propose four of the 13 members of our board of directors for approval by the shareholders for as long as it owns 20% of our shares. As a result, Pechiney will only require the approval of a further three board members in order to achieve a majority vote in board meetings.


PECHINEY MAY SELL MORE SHARES, WHICH COULD DEPRESS THE MARKET PRICE OF OUR
SHARES.


     Pechiney may choose to sell more of our shares in the future. If Pechiney sells additional shares on the public market after this offering, the trading price of our shares may fall. The perception that Pechiney may sell substantial amounts of shares may also cause the trading price of our shares to fall. We have entered into a registration rights agreement with Pechiney which enables Pechiney to require us to register additional shares of our stock owned by Pechiney. In the underwriting agreement, however, Pechiney will agree to a lock-up under which it may not dispose of additional shares for 180 days following the date of the final prospectus for this offering unless Credit Suisse First Boston gives written approval.

THE ABSENCE OF AN ESTABLISHED TRADING MARKET FOR OUR SHARES MAY DEPRESS THE MARKET PRICE OF OUR SHARES.

     Before this offering, there was no public market for our shares. If no active trading market develops or is maintained, the trading price of the shares may fail to rise or may decline, and there may be fewer willing purchasers for the shares. The market price of our shares after this offering may not be as high as the public offering price.


PROVISIONS OF DELAWARE LAW AND OF OUR CORPORATE DOCUMENTS, AS WELL AS PECHINEY'S VOTING POWER, COULD DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY.


     We will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could delay or prevent a third party or significant stockholder from acquiring control of our company. In addition, our charter and by-laws contain several provisions which may discourage, delay or prevent a takeover attempt that a stockholder might consider to be in its best interests. These provisions include the requirements that:

     - the board of directors is divided into three classes with staggered terms

     - any vacancy occurring on the board of directors may be filled only by the remaining directors

     - stockholders take all action only at an annual or special meeting, and not by written consent in lieu of a meeting

     - with respect to any stockholders' meeting, stockholders must comply with advance notice and information disclosure requirements.

     Our board of directors also has the authority to authorize the issuance of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a merger, tender offer or proxy contest involving our company. This may cause the market price of our shares to fall, and may dilute the voting rights of existing shareholders.


     After this offering, assuming the underwriters do not exercise their over-allotment option, Pechiney will hold approximately 45.5% of our common stock. Since a majority is required to approve a change of control, Pechiney will only require the approval of a further 4.5% plus one vote in order to delay or prevent a change in control of our company.


                          RISK FACTORS RELATING TO ANC

WE MAY NOT BE ABLE TO PAY DIVIDENDS.


     We will only be able to pay dividends if our financial performance, general business conditions and our management's business plans permit it. Because we have no history of dividend payments as a publicly listed company, we can give no assurance as to whether dividends will be declared or, if dividends are declared, what amount per share will be distributed to stockholders. We currently intend to declare and pay a quarterly cash dividend of $0.14 per share with respect to the third quarter of 1999. We also currently intend to declare and pay to shareholders of record at that time a special dividend payment of $0.14 per share with respect to the second quarter of 1999.


OUR PROFITS WILL DECLINE IF THE COST OF CAN SHEET RISES AND WE CANNOT INCREASE THE SELLING PRICE OF BEVERAGE CANS.

     Aluminum and steel can sheet are the principal raw materials used in manufacturing beverage cans. If the cost of can sheet rises, it will cause our operating expenses to increase. If we cannot increase the selling price of beverage cans to offset the increased expenses, our profits will decline, which could lead to a reduction in any dividends and lower share value.

     Can sheet represents the majority of the manufacturing cost of the product. Unless otherwise fixed by contract, can sheet prices vary in relation to the market prices for aluminum and steel. The market price of aluminum has historically been volatile.

CURRENCY FLUCTUATIONS MAY LEAD TO DECREASES IN OUR FINANCIAL RESULTS.

     Currency fluctuations could result in lower profits and could lead to a reduction in any dividends and lower share value, which could weaken our financial condition.

     A major component of the worldwide market price for aluminum can sheet is U.S. dollar-based. Large portions of our sales and expenses are in European currencies, most significantly the Euro and the British pound, and we also have revenues in other currencies. To a lesser extent, portions of our sales are also denominated in currencies that have experienced significant devaluation relative to the U.S. dollar, including the Brazilian real, the Turkish lira, the Korean won and the Mexican peso. These currencies have historically been volatile and may devalue further. If the currency in which we sell cans falls in value relative to the currency in which we incur expenses, our profits will decline.

     Our currency of accounting is the U.S. dollar. Revenues and earnings denominated in other currencies, particularly Euros and British pounds, are translated into U.S. dollars in preparing our combined financial statements. If these currencies fall in value relative to the U.S. dollar, our levels of net sales reported in future financial results will decline. Similarly, exchange rate fluctuations will affect dollar values of assets and liabilities denominated in these currencies.

     For further discussion of these matters and the measures we have taken to seek to protect our business against these exchange rate risks, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures about Market Risk -- Foreign Exchange Rates."

WE ARE EXPOSED TO RISKS IN EMERGING MARKETS WHICH COULD AFFECT THE VALUE OF OUR ASSETS THERE.

     We have a number of operations or investments in emerging markets. Developments in these markets may result in lower profits, which could lead to a reduction in any dividends and lower share value.

     Our operations in Brazil, China and Turkey represented approximately 9% of our 1998 net sales. We also have equity interests in operations in Mexico and South Korea. As compared to our North American and European markets, emerging markets are more likely to suffer from social, political and economic risks, such as inflation, restrictions on currency movements, difficulties in operations including importing raw materials, risks of default by partners and counterparties, and uncertainty stemming from local corporate, tax and labor laws. In particular, the recent economic crisis in Brazil (including the significant devaluation of the Brazilian real) has caused a drop in local demand, resulting in lower net sales and lower profitability for our Brazilian operations.

WE ARE SUBJECT TO COSTS AND LIABILITIES RELATED TO STRINGENT ENVIRONMENTAL AND HEALTH AND SAFETY STANDARDS.

     Environmental and health and safety laws and regulations expose us to the risk of substantial costs and liabilities, including liabilities associated with assets that have been sold and activities that have been discontinued. Our accounting reserves may not be sufficient to cover future environmental and health and safety liabilities. The amounts of these liabilities could result in lower profits, a reduction in any dividends and lower share value.

     We are subject to a broad range of environmental and health and safety laws and regulations in each of the jurisdictions in which we operate, imposing increasingly stringent standards on us. They relate to, among other things, air emissions from solvents used in coatings, inks and compounds, waste water discharges from the can washing process, the use and handling of hazardous materials, waste disposal practices, and clean-up of existing environmental contamination.

     Currently, we are involved in a number of compliance and remediation efforts and legal proceedings concerning environmental matters. Based on information presently available, we have budgeted capital expenditures for environmental improvement projects and, in accordance with U.S. GAAP, have established reserves for known environmental remediation liabilities that are probable and reasonably capable of estimation. However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate for all purposes. In addition, the development or discovery of new facts, events, circumstances or conditions, and other developments such as changes in law, could result in increased costs and liabilities. For further discussion of these matters, please refer to the section of this prospectus entitled "Business of ANC -- Environmental and health and safety matters."


     The European Packaging and Packaging Waste Directive sets targets for the use of refillable containers in European Union member states, although the current regulation allows the member states significant flexibility in setting and applying quotas. The directive has required a significant increase in the use of refillable containers in certain member states. A continuation of this trend could limit potential growth opportunities for the beverage can in Europe, which could result in lower profits, a reduction in any dividends and lower share value.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those anticipated in the forward-looking statements. The forward-looking statements are affected by risks, uncertainties and assumptions about our business, including, among other things:

     -  our customers' financial condition

     -  our customers' can requirements

     -  the number of cans we will supply and the locations of our customers

     -  our ability to control costs

     - the terms upon which we will acquire aluminum and our ability to reflect those terms in can sales

     -  our debt levels and our ability to obtain financing and service debt

     -  competitive pressures in the beverage can business

     - the successful implementation of our strategy to create shareholder value through superior profitability and cash generation

     -  prevailing interest rates and currency exchange rates

     -  legal proceedings and regulatory matters

     - general economic conditions, particularly the strength of the economies in which we have operations

     -  the other risks described above in "Risk Factors."

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                             REORGANIZATION OF ANC

SUMMARY OF THE REORGANIZATION

     Prior to this offering, we have been operated by Pechiney as part of its U.S. packaging group. This operating group consisted of several direct and indirect subsidiaries of Pechiney, as shown on Chart 1 below. The operating group also conducted various other businesses, principally plastic packaging operations in the United States. Pechiney will retain these other businesses following this offering. In a reorganization to be carried out prior to this offering, Pechiney will transfer all of the beverage can operations to us, and will cause the non-beverage can operations to be transferred to a newly created separate company called Pechiney Plastic Packaging, Inc.

     Before commencing the reorganization and this offering, French labor laws require Pechiney to consult with workers' committees. These consultations have begun, and we do not expect them to delay the reorganization or this offering.


     The reorganization will be effected through a series of transactions in a number of countries, all of which will become effective in all material respects on or before the closing of this offering. Accordingly, for presentation purposes, this section of the prospectus assumes the reorganization has been completed. Some of these transactions require governmental authorizations in foreign jurisdictions. Although we expect that these will have been obtained in all material respects prior to closing of this offering, we cannot give any assurance in this regard. We do not expect the lack of any of these authorizations to be material.


           CHART 1:  THE OPERATING GROUP PRIOR TO THE REORGANIZATION
                [PRE-REORGANIZATION OPERATING GROUP FLOW CHART]

     The principal steps comprising the reorganization were as follows:

STEP 1: THE U.S. NON-BEVERAGE CAN ACTIVITIES WERE SEPARATED FROM THE U.S. BEVERAGE CAN OPERATIONS

     (a) The U.S. operating company was originally 10% held by Pechiney directly and 90% held by Pechiney North America, Inc., itself a wholly owned subsidiary of Pechiney.

     (b) The U.S. operating company transferred its non-beverage can activities to Pechiney Plastic Packaging, a newly formed corporation, in return for all of Pechiney Plastic Packaging's share capital.

     (c) The U.S. operating company transferred Pechiney Plastic Packaging to Pechiney in exchange for Pechiney's 10% direct stake in the U.S. operating company.

     (d) At the end of Step 1, Pechiney directly owned Pechiney Plastic Packaging, which held all of the non-beverage can activities, and indirectly owned 100% of the U.S. operating company through Pechiney North America.

STEP 2:  PECHINEY TRANSFERRED ALL OF ITS BEVERAGE CANS OPERATIONS TO ANC

     (a)   Pechiney formed our new company and transferred the following to it:

        - Pechiney North America (and thus indirectly the U.S. operating company and its beverage can operations)

        - Pechiney's interests in the European operating companies and their beverage cans operations

        - The can end operations in France, the Brazilian beverage cans operating company, and Pechiney's interests in the joint venture companies in Turkey, Mexico and South Korea.

     (b) At the end of Step 2, ANC held all of Pechiney's beverage cans operations, as indicated in Chart 2.

       CHART 2.  FOLLOWING THE REORGANIZATION AND PRIOR TO THIS OFFERING
                [POST-REORGANIZATION OPERATING GROUP FLOW CHART]

TAX TREATMENT

     We expect that the 1999 reorganization of the beverage can operations and plastic packaging operations as described above should not cause us to incur material U.S. tax liabilities. In early 1998, we and Pechiney engaged in a restructuring in which we transferred a portion of our ownership in various European beverage can operating companies to French subsidiaries of Pechiney. At that time, we received an opinion from Price Waterhouse LLP that these transactions qualified for U.S. tax-free treatment and thus we should not recognize any gain or income on the transfer of ownership of these companies. We also received an opinion from the law firm of Kronish, Lieb, Weiner & Hellman LLP confirming the Price Waterhouse LLP opinion. In connection with this offering, we have received further opinions from PricewaterhouseCoopers LLP, each confirmed by Kronish, Lieb, Weiner & Hellman LLP, that the formation of Pechiney Plastic Packaging and the transfer to it of non-beverage can assets and various obligations should qualify for U.S. tax-free treatment and that the 1999 reorganization of our European beverage can operating companies should not affect their opinion as to the 1998 restructuring. However, there is no guarantee that the Internal Revenue Service will not assert a contrary position. If the Internal Revenue Service successfully asserts a contrary position with respect to either or both of the 1998 and 1999 transactions, the resulting U.S. federal income tax liability imposed on us would negatively affect our financial results and could lead to a reduction in any dividends and lower share value.

PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS

     Prior to the reorganization, the U.S. operating company carried the assets and liabilities for pension plans covering its employees. These plans can be divided into three groups:

     - plans relating to plastics employees only, which we transferred to Pechiney Plastic Packaging, which assumed full contractual responsibility for them as primary obligor.

     -  plans relating to beverage cans employees only, which we retained.

     - co-mingled plans covering employees from both businesses as well as a number of non-packaging employees. The benefits of plastics employees for service accrued were frozen, subject to increases for certain future service and pay. Pechiney Plastic Packaging set up equivalent plans covering its employees' future benefits. We retain the co-mingled plans and their related assets, and will be responsible for the payment of benefits to all non-beverage can employees that accrued prior to the reorganization.


     In connection with the reorganization, on June 25, 1999 we entered into an agreement with the Pension Benefit Guaranty Corporation relating to our U.S. pension plans. Under this agreement we are obligated, for each of the years 1999 through 2003, to make contributions to two of our pension plans totaling $4 million per year in the aggregate. We also have agreed to make additional contributions to these two plans in the amount necessary to amortize over five years the increased actuarial accrued liability resulting from any plan amendments adopted after the date of the agreement. In no event, however, are we required to make contributions to these plans in excess of the maximum amount deductible for tax purposes or in excess of the unfunded benefit liabilities of the plans. In addition, we have agreed that in the event we provide security to our lenders, we also will provide ratable security of equal status to the Pension Benefit Guaranty Corporation with respect to the then "termination liability." The agreement defines termination liability as the excess of (1) 115% of the liabilities calculated on a termination basis under all our U.S. pension plans, other than plans that are over-funded on a termination basis, over (2) the assets of the same plans. This agreement with the Pension Benefit Guaranty Corporation, which also contains notice requirements, will terminate on or following June 25, 2004 if we achieve a designated credit rating or if the plans have no unfunded benefit liabilities.


     A number of our employees are members of three multi-employer pension plans sponsored by unions. We will continue to contribute to these three plans after the reorganization. If, in the future, we were to discontinue contributions to one of these plans, we could incur a withdrawal liability. For example, we may discontinue contributions if we close a plant whose employees are covered by one of these plans. The amount of this withdrawal liability, if any, would depend upon a variety of factors including the funding status of the plan at that time.

     Prior to the reorganization, the U.S. operating company also carried unfunded obligations for other post-employment benefits totaling $697 million, based on actuarial assumptions and as recorded in our combined financial statements as at December 31, 1998. These obligations related to both beverage can and non-beverage can employees. The benefits consist mainly of health and medical coverage. As part of the reorganization, we entered into a Contribution, Assignment and Assumption Agreement with Pechiney Plastic Packaging. Under that agreement, among other things, we assigned the benefit obligations relating to plastic packaging and a portion of the other non-beverage can employees to Pechiney Plastic Packaging, which assumed liability for those obligations. The amount of obligations assigned based on actuarial assumptions and as recorded in our combined financial statements was $361 million. As a result, we retain $336 million of obligations. Because we could be subject to contingent liabilities with respect to the obligations assigned to Pechiney Plastic Packaging, Pechiney Plastic Packaging has also agreed to indemnify us on an after-tax basis against any losses we may incur if it fails to satisfy its obligations under the Contribution, Assignment and Assumption Agreement. Pechiney has guaranteed the performance by Pechiney Plastic Packaging of its obligation under this indemnity.

CHANGE OF CONTROL MATTERS


     In connection with this offering, we will terminate and repay our principal long-term debt facility. We will also make an offer to prepay our $228 million of privately placed notes which, if accepted, would require us to pay a make-whole premium to be calculated on the prepayment date. At current yield rates, the make-whole premium would amount to $370,000. We will also reduce the size of our receivables sale program to approximately $50 million and negotiate changes to its terms and conditions. In addition, we expect that our debt financing from Pechiney will no longer be in place after this offering. The debt financing from Pechiney aggregated $1,011 million outstanding as at March 31, 1999, of which $260 million will be transferred to Pechiney Plastic Packaging before the offering. In June 1999, we accepted $1.3 billion in aggregate financing commitments, as discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     We have substantial net operating losses. This offering will result in a change in control as defined under section 382 of the Internal Revenue Code. As a result, the utilization of our net operating losses will be subject to annual limitations. Please refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Cash Flows" for further discussion of our net operating losses.


     The change of control will also allow our joint venture partners in Mexico and Korea to exercise rights under the relevant joint venture agreements. The transfer of Pechiney's shares in the Mexican joint venture to us will enable Vitro, the other shareholder, to terminate the joint venture arrangements by purchasing our interest in the joint venture at fair market value. However, Vitro has granted us a waiver of its rights for this transfer. In the case of Hanil Can Co., the Korean food and beverage can joint venture, the other shareholders may exercise a right of preemption on the proposed transfer of Pechiney's shares to us. They have agreed in principle not to exercise this right, and we and Pechiney are working with them to formalize the agreement in principle.


     Finally, the change in control will give two of our customers the legal right to terminate contracts.

     - Under our Master Manufacturer's Authorization Agreement with The Coca-Cola Company relating to the reproduction of the Coca-Cola trade-mark and label designs, Coca-Cola is entitled to terminate the agreement upon a change in control after giving 90 days' prior notice. We have notified Coca-Cola of the expected change in control. Coca-Cola has notified us in writing that it will not terminate the agreement.

     - Our Master Supply Agreement with Anheuser Busch also allows the customer to terminate the agreement upon a change in control. We have notified the customer of the expected change in control and do not expect them to terminate the agreement.


INDEMNITIES AND GUARANTEES FROM PECHINEY PLASTIC PACKAGING AND PECHINEY

     Pechiney Plastic Packaging and Pechiney have agreed to indemnify us in respect of the following matters:


     - Post-employment benefits other than pensions. Pechiney Plastic Packaging has agreed to assume post-employment benefit obligations other than pensions for plastic employees and a portion of other non-beverage can employees. Pechiney Plastic Packaging will indemnify us on an after-tax basis, subject to adjustments, for any losses we may incur with respect to post-employment benefit obligations other than pensions. Pechiney has agreed to guarantee this obligation of Pechiney Plastic Packaging.



     - Viskase litigation. We are the defendant in patent infringement proceedings brought by Viskase Corporation. The proceedings, which are described under "Business of ANC -- Legal Proceedings" below, relate to the plastic packaging business that we transferred to Pechiney Plastic Packaging in the reorganization. Pechiney Plastic Packaging has agreed to indemnify us on an after-tax basis, subject to adjustments, for any payments we may be required to make with respect to the proceedings. Pechiney has agreed to guarantee this obligation of Pechiney Plastic Packaging.


     - Environmental. Under U.S. environmental laws and regulations, we are exposed to the risk of substantial costs and liabilities, including the cost of remediating pollution damage related to our current or past operations or facilities. These potential costs and liabilities extend to assets that have been sold and activities that have been discontinued.


       -- Plastics operations. Pechiney Plastic Packaging has agreed to indemnify us on an after-tax basis, subject to adjustments, against any losses we may incur with respect to environmental liabilities relating to past and present plastics operations and facilities. This indemnity extends to assets that have been sold and activities that have been discontinued. It covers both identified and unidentified liabilities. If Pechiney Plastic Packaging fails to satisfy its indemnity obligation in full, we may be exposed to contingent liability. Pechiney has not guaranteed and is not legally required to support this obligation.



       -- Other non-beverage can operations. To the extent that we have identified environmental liabilities for other non-beverage can operations and facilities that are probable and reasonably capable of estimation, we have established accounting reserves that we retained in the reorganization that we believe are consistent with U.S. GAAP. These identified liabilities will be for our own account. For any unidentified liabilities, Pechiney has agreed to indemnify us in part, on an after-tax basis, subject to adjustments, against any losses we may incur. This partial indemnity will be limited to 80% of any direct loss we suffer and will be valid for ten years following the date of the offering. Each claim will be subject to a $0.5 million deductible and the indemnity will be limited to a maximum overall amount of $75 million. Pechiney's indemnity relates only to other non-beverage can operations that we have transferred, sold or shut down in the past. It does not include the plastics operations, which are covered by Pechiney Plastic Packaging's indemnity only. We may be exposed to contingent liability to the extent that the identified liabilities exceed our reserved amounts, or any unidentified liabilities exceed the partial indemnity from Pechiney.


       -- Beverage can operations. Any environmental liabilities relating to our past and present beverage can activities will be for our own account. To the extent that these liabilities have been identified and are probable and reasonably capable of estimation, we have established accounting reserves that we believe are in accordance with U.S. GAAP.

     Based on the expected financial condition of Pechiney Plastic Packaging immediately following our reorganization, we are not aware of any circumstances or events that make it likely that Pechiney Plastic Packaging would default if it were called upon to make payment under any of these indemnities. After this offering, Pechiney Plastic Packaging will remain a part of the Pechiney group, and we cannot give any assurance as to its future operations or financial condition. However, Pechiney has indicated that plastic packaging is an area of strategic focus and that it intends to accelerate the growth of its plastic packaging activities in the future.

                           RELATIONSHIP WITH PECHINEY


     We have operated as a subsidiary of Pechiney since 1988. In recent years, Pechiney provided us with treasury services and exchange rate protection services. We have also shared corporate services, payroll, retiree benefits services and related information technology services with Pechiney's U.S. plastics operations. We have also purchased a portion of our aluminum supply from Pechiney Rhenalu, a subsidiary of Pechiney.


     Following this offering, our ongoing relationship with Pechiney will be governed by a number of agreements whose material provisions are summarized below. These agreements are included as exhibits to the registration statement which contains this prospectus. Please refer to those exhibits for additional details.

RELATIONSHIP WITH PECHINEY AS A PRINCIPAL SHAREHOLDER


     Following the offering, we expect that Pechiney will retain 45.5% of our shares, assuming the underwriters do not exercise their over-allotment option. Pechiney will have the right to elect four of the 13 members of our board of directors. As a result, Pechiney will be able to exercise significant influence over our policies and business.


AGREEMENTS WITH PECHINEY

     Aluminum Purchase Agreements. Prior to this offering we purchased a portion of our aluminum supplies from Pechiney Rhenalu, a subsidiary of Pechiney, on an arm's-length basis and under normal market terms and conditions. The aluminum purchased represented approximately 14% of our total aluminum purchases in 1998. We expect to continue to purchase aluminum from Pechiney Rhenalu on similar terms following this offering.

     We also have an agreement with Pechiney World Trade, a subsidiary of Pechiney, under which Pechiney World Trade procures used aluminum beverage cans on the open market to satisfy a portion of our aluminum can sheet supply. This is an arm's-length agreement.


     Master Netting and Amendment Agreement. Prior to this offering, Pechiney and several of its subsidiaries, all of which have become our subsidiaries following the reorganization, entered into a number of currency protection transactions with Pechiney under which Pechiney purchased foreign currencies, or sold foreign currencies, at specified rates in order to reduce its exposure to exchange rate fluctuations. The master netting and amendment agreement covers all foreign exchange transactions, interest rate and currency swaps, options, caps, collars, and floors, and any similar transactions which have been or may be entered into in the future between Pechiney and any of our subsidiaries. If either Pechiney or one of our subsidiaries defaults under a transaction, then the non-defaulting party is entitled to terminate all then-outstanding transactions with the defaulting party and net the termination amounts payable under such terminated transactions. If one of our subsidiaries has to pay a net termination amount, we have unconditionally guaranteed that payment. If we default on this guarantee, then transactions with all of our other subsidiaries will be terminated and Pechiney may set-off all net termination amounts payable to and from those subsidiaries. Likewise, if Pechiney has to pay a net termination amount to one of our subsidiaries but fails to do so, then all then-outstanding transactions between Pechiney and all of our other subsidiaries will be terminated and our subsidiaries may set-off all net termination amounts payable between themselves and Pechiney. For further discussion of the measures we have taken to seek to protect ourselves against exchange rate fluctuations, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures about Market Risk -- Foreign Exchange Rates."



     Extension of Netting Agreement. Prior to this offering, Pechiney and a number of the subsidiaries that were transferred to us in the reorganization benefited from a set-off facility with a commercial bank. We have entered into an extension agreement providing that this facility will continue for two months following the offering. We will be required to give a guarantee of the obligations of the subsidiaries transferred to us.



     Beer Bottle Technology Option Agreement. Both we and Pechiney will remain free to enter this market either alone or with other partners. In connection with this offering, we have entered into an agreement with Pechiney that may give us access to Pechiney's multi-layer plastic beer bottle technology if we choose to enter the market at any time within two years. If, during that period, we give notice to Pechiney, Pechiney may respond by requesting us to form a joint venture with them with respect to the development and production of multi-layer plastic beer bottles. If the parties cannot agree on the terms of the joint venture, the agreement requires Pechiney to license its multi-layer plastic beer bottle technology to us on market terms.



     ANC Technology Option Agreement. In connection with this offering, we have entered into an agreement that gives Pechiney the option to obtain access, on market terms, to certain ANC drawn and wall-ironed aluminum can forming technology for use in its non-beverage can operations.



     Registration Rights. In connection with this offering, we have entered into a registration rights agreement with Pechiney under which, if Pechiney wishes to sell more shares of our common stock in the future, we will register those shares. We have agreed to cooperate fully in connection with any registration and with any related offering. Under the lock-up provisions of the underwriting agreement, however, Pechiney may not dispose of any more of our shares for 180 days following the date of the final prospectus for this offering unless Credit Suisse First Boston gives prior written approval.


     Reorganization Agreements. The reorganization of Pechiney's U.S. packaging group that led to our formation was effected by a number of agreements. These agreements provided for the transfer of the non-beverage can activities to Pechiney Plastic Packaging and the transfer of Pechiney Plastic Packaging to Pechiney. These agreements also set out the various indemnities from Pechiney Plastic Packaging and Pechiney that are described in the section entitled "Reorganization of ANC -- Indemnities from Pechiney and Pechiney Plastic Packaging" above. The principal agreements are:


     - Contribution, Assignment and Assumption Agreement. We entered into a contribution, assignment and assumption agreement with Pechiney Plastic Packaging providing for the transfer of our plastic packaging operations to Pechiney Plastic Packaging in exchange for 100% of Pechiney Plastic Packaging's common stock. As a result of this agreement, we separated our plastic packaging operations into a distinct, wholly owned subsidiary, which was transferred to Pechiney.



      Among other things, this agreement provides for the allocation of the various benefit obligations relating to plastics employees and other non-beverage can employees between our company and Pechiney Plastic Packaging. In general, the employment-related terms of the agreement provide that beginning on a date mutually agreed between us and Pechiney Plastic Packaging, all the employees of the non-beverage can business will cease to be our employees and will become employed by Pechiney Plastic Packaging. Under the agreement, we will retain liability for a portion of the benefits to former employees of the non-beverage can business who have retired or otherwise have terminated employment and their designated beneficiaries. However, other than for the express obligations that remain ours, the agreement provides that Pechiney Plastic Packaging shall assume all past and future obligations with respect to the transferred employees and indemnify us for any losses we may incur with respect to them.



      Under the agreement, these transferred employees will be entitled to the same level of compensation and benefits from Pechiney Plastic Packaging as they received immediately prior to their transfer. However, the agreement is not intended to provide any of the transferred employees a right of continued employment. Accordingly, Pechiney Plastic Packaging is required to assume the liabilities under benefit plans that pertain to the transferred employees including the American National Can Company Pension Plan for Cleveland Hourly Employees, the American National Can Company Retirement Plan for Bargaining Employees of Illinois, the American National Can Company Pension Plan for Organized Pressroom Employees of American National Can, Mt. Vernon, Ohio Plant, the American National Can Company Pension Plan for U.P.I.U. Local 271 Employees, Mt. Vernon, Ohio, 1987 Performance Plastics Deferred Compensation Plan, and various other plans that pertain to the transferred employees.



      With respect to other compensation and benefit plans maintained by us, the transferred employees will no longer be eligible to participate after the date they become employed by Pechiney Plastic Packaging. With respect to these plans, Pechiney Plastic Packaging is required under the agreement to establish "mirror" plans that will provide the same level of benefits for the transferred employees and their eligible dependents and beneficiaries as those provided under the original plan. This arrangement will include offsets to cover benefits accrued in connection with the transferred employees' past employment with us.



      The terms of the employment of some of the transferred employees are subject to collective bargaining agreements between us and the respective union. The agreement provides that Pechiney Plastic Packaging will assume their collective bargaining agreements and recognize all labor organizations that represent any of the transferred employees.



      The agreement also contains Pechiney Plastic Packaging's indemnification of us on an after-tax basis, subject to adjustments, with respect to the Viskase proceedings and environmental liabilities described above.



     - Stock Purchase Agreement. We entered into a stock purchase agreement with Pechiney in which we sold all of our shares of Pechiney Plastic Packaging common stock to Pechiney in exchange for all of the shares of ANC common stock held by Pechiney prior to the sale. The effect of the agreement was to complete the transfer of the plastic packaging operations to Pechiney and to make our U.S. operating company a wholly owned subsidiary of Pechiney North America.



     - Pechiney Guaranty. Pechiney has guaranteed to us the indemnification obligations undertaken by Pechiney Plastic Packaging with respect to the post-employment benefit obligations undertaken by Pechiney Plastic Packaging under the contribution, assignment and assumption agreement and the Viskase proceedings.



     - FEEP Contribution Agreement. We entered into a contribution agreement with Financiere Europeenne d'Emballages Pechiney, known as FEEP, in which FEEP agreed to transfer to ANC all of its interests in three of its beverage can group companies: ANC do Brasil, Nacanco Holding Europe and
       Nacanco Holding France. In exchange, we issued to FEEP   shares of our
       common stock.



     - Subsidiary Stock Transfer Agreements. We entered into six stock transfer agreements with Pechiney in which Pechiney transferred all of its interests in Pechiney North America and its international beverage can
       operations to us in exchange for the sum of $       . Pechiney had
       previously contributed this amount to us as a capital contribution.


     - Environmental Indemnity Agreement. In this agreement, Pechiney has provided us with its partial indemnity with respect to unidentified environmental liabilities, as described above.

     Pechiney Nominee Directors. In connection with this offering, we have entered into a director nomination agreement with Pechiney under which Pechiney will have the right to propose four of the 13 members of our board of directors for approval by the shareholders for as long as it holds 20% of our shares.


     Services Agreements. Prior to the reorganization, Pechiney provided us with treasury and exchange rate services. After the offering, we will obtain these services from third party sources. We also shared a number of other services with the non-beverage can activities in Pechiney's U.S. packaging group. In connection with the reorganization, we have entered into two agreements regarding these services:



     - For most of the corporate services that we shared with Pechiney's U.S. plastic packaging operations, the relevant service departments have been divided between Pechiney Plastic Packaging and us. The payroll, retiree, related information technology, employee benefits design and administration, communications and legal services will be transferred to Pechiney Plastic Packaging. We will be able to purchase those services from Pechiney Plastic Packaging under a shared services agreement. The agreement specifies that the services will be provided on an arm's-length basis. The shared services agreement has a term of five years and may be extended by written agreement. We will have the right to cancel the services under the agreement, in part or in full, upon one, three or six months' notice, depending on the service.

     - We have also entered into a reciprocal services agreement with Pechiney Plastic Packaging under which we and Pechiney Plastic Packaging provide each other with other corporate services. The reciprocal corporate services agreement has a term of five years and may be extended by written agreement. Both parties will have the right to cancel the services under the reciprocal services agreement, in part or in full, upon 180 days notice.


                                USE OF PROCEEDS

     The net proceeds from the sale of our shares will be paid to Pechiney, the selling stockholder. We will not receive any proceeds from this offering.

                                DIVIDEND POLICY


     We currently intend to declare and pay a quarterly cash dividend of $0.14 per share with respect to the third quarter of 1999. We also currently intend to declare and pay to shareholders of record at that time a special dividend payment of $0.14 per share with respect to the second quarter of 1999. We will only be able to pay dividends if our financial performance, general business conditions and our management's business plans permit it. We are a newly formed company and as such have never declared or paid any cash dividends on our capital stock.

                                 CAPITALIZATION


     The following table shows our capitalization as at March 31, 1999, stated
(a) on an actual basis and (b) as adjusted to reflect our reorganization. The adjustments, which are the same as the adjustments effected in preparing our pro forma combined financial information appearing elsewhere in this prospectus, consist of the following:


     -  the reorganization of ANC

     - the agreement by Pechiney Plastic Packaging to reimburse us on an after-tax basis for any payments we make with respect to the Viskase proceedings, together with Pechiney's guarantee of this obligation

     - the payment of dividends totaling $111 million to Pechiney by a number of its beverage can subsidiaries prior to this offering

     - the transfer to Pechiney Plastic Packaging of $260 million of short-term and long-term debt owed to Pechiney

     - a new third-party credit facility providing for borrowings of up to $1.3 billion

     - the prepayment of existing privately placed notes in the amount of $228 million

     - the repayment of $751 million of short-term and long-term debt owed to Pechiney and subsequent borrowing of third-party debt.

     For further discussion of our financial condition, you should refer to the more complete information contained in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the pro forma combined financial information and the combined financial statements.


                                                                       AS AT
                                                                  MARCH 31, 1999
                                                                -------------------
                                                                ACTUAL    PRO FORMA
                                                                ------    ---------
                                                                  ($ IN MILLIONS)
Cash and cash equivalents...................................    $  157     $  108
                                                                ======     ======
Short-term financing........................................    $  775     $  455
Current portion of long-term debt...........................         6          2
Long-term debt (excluding current portion)..................       527        662
                                                                ------     ------
  Total debt................................................     1,308      1,119
                                                                ------     ------
Owner's equity..............................................     1,610         --
Common stock (1,000,000,000 shares authorized, 55,000,000
  shares issued and outstanding)............................        --         10
Additional paid in capital..................................        --      1,182
Receivable from Pechiney Plastic Packaging, Inc.............        --        (62)
Accumulated other comprehensive loss........................       (90)       (84)
                                                                ------     ------
  Total equity..............................................     1,520      1,046
                                                                ------     ------
  Total capitalization......................................    $2,828     $2,165
                                                                ======     ======
  Total debt to capitalization ratio........................      46.3%      51.7%

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     Our pro forma combined financial information as of and for the three months ended March 31, 1999 and for the year ended December 31, 1998, which is unaudited, has been prepared from the combined financial statements which we present elsewhere in this prospectus. This information reflects adjustments for the following transactions:

     -  the reorganization of ANC

     - the agreement by Pechiney Plastic Packaging to reimburse us on an after-tax basis for any payments we make with respect to the Viskase proceedings, together with Pechiney's guarantee of this obligation

     - the payment of dividends totaling $111 million to Pechiney by a number of its beverage can subsidiaries prior to this offering

     - the transfer to Pechiney Plastic Packaging of $260 million of short-term and long-term debt owed to Pechiney

     - a new third party credit facility providing for borrowings of up to $1.3 billion

     - the prepayment of existing privately placed notes in the amount of $228 million


     - the repayment of $751 million of short-term and long-term debt owed to Pechiney and subsequent borrowing of third-party debt.


     These adjustments are more fully described in the notes to the pro forma combined financial information below.

     For purposes of the pro forma combined statement of income, these transactions are assumed to have occurred on the first day of each period presented. For purposes of the pro forma combined balance sheet, they are assumed to have occurred on March 31, 1999.

     Our management believes that the assumptions used to prepare the pro forma combined financial information are reasonable under the circumstances. The pro forma combined financial information does not necessarily reflect what our results of operations or financial position would have been if the transactions had been completed as of the dates indicated, nor does it give effect to any events other than those discussed in the notes to the pro forma combined financial information below. The pro forma combined financial information may not be indicative of our future operating results or financial position.

     The pro forma combined financial information should be read in conjunction with our combined financial statements and the sections entitled "Reorganization of ANC" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                          YEAR ENDED DECEMBER 31, 1998              THREE MONTHS ENDED MARCH 31, 1999
                                   ------------------------------------------   -----------------------------------------
                                                 REORGANIZATION    PRO FORMA                 REORGANIZATION    PRO FORMA
                                     ACTUAL      AND FINANCING    AS ADJUSTED     ACTUAL     AND FINANCING    AS ADJUSTED
                                   -----------   --------------   -----------   ----------   --------------   -----------
                                   ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)    ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF
  INCOME
Net sales........................  $     2,459         --         $     2,459   $      531         --         $       531
Costs of goods sold (excluding
  depreciation)..................        1,985         --               1,985          433         --                 433
Selling, general and
  administrative
  expense........................          138         --                 138           31         --                  31
Research and development
  expense........................           15         --                  15            4         --                   4
Depreciation and amortization....           82         --                  82           21         --                  21
Goodwill amortization............           40         --                  40           10         --                  10
Restructuring charge (credit) and
  writedown of property and
  equipment......................           (2)        --                  (2)          --         --                  --
                                   -----------        ---         -----------   ----------        ---         -----------
OPERATING INCOME (LOSS) FROM
  CONTINUING OPERATIONS..........          201         --                 201           32         --                  32
Interest expense.................           69        $ 8(1)               77           15        $ 2(1)               17
Interest income and other
  financial income (expense),
  net............................           11          1(2)               12            8         --(2)                8
                                   -----------        ---         -----------   ----------        ---         -----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES,
  EQUITY IN EARNINGS OF
  AFFILIATES, MINORITY INTEREST
  AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE..............          143         (7)                136           25         (2)                 23
Income tax expense (benefit).....           26         (3)(3)              23           11         (1)(3)              10
                                   -----------        ---         -----------   ----------        ---         -----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE EQUITY IN
  EARNINGS OF AFFILIATES,
  MINORITY INTEREST AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.........................          117         (4)                113           14         (1)                 13
Equity in net earnings (loss) of
  affiliates.....................            4         --                   4            2         --                   2
Minority interest................           (5)        --                  (5)          --         --                  --
                                   -----------        ---         -----------   ----------        ---         -----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE....  $       116        $(4)        $       112   $       16        $(1)        $        15
                                   ===========        ===         ===========   ==========        ===         ===========
Pro forma basic and diluted
  income (loss) from continuing
  operations before cumulative
  effect of accounting change per
  share..........................  $      2.11                    $      2.04   $     0.29                    $      0.27
                                   ===========        ===         ===========   ==========        ===         ===========
Pro forma weighted average shares
  outstanding....................   55,000,000                     55,000,000   55,000,000                     55,000,000

                                                                        AS OF MARCH 31, 1999
                                                --------------------------------------------------------------------
                                                                                                          PRO FORMA
                                                ACTUAL   REORGANIZATION     FINANCING    OFFERING        AS ADJUSTED
                                                ------   --------------     ---------    --------        -----------
                                                                          ($ IN MILLIONS)
PRO FORMA COMBINED BALANCE SHEET
ASSETS:
CURRENT ASSETS
  Cash and cash equivalents..................   $  157       $  (40)(4)      $   (9)(8)       --           $  108
  Accounts receivable........................      174           --              --           --              174
  Other receivables and prepaid expenses.....       55           --              --           --               55
  Inventories................................      249           --              --           --              249
  Net assets of discontinued operations......       73          (73)(5)          --           --               --
  Deferred income taxes......................      102           --              --           --              102
                                                ------       ------          ------      -------           ------
     TOTAL CURRENT ASSETS....................      810         (113)             (9)          --              688
Property, plant and equipment net............      807           --              --           --              807
Goodwill.....................................    1,214           --              --           --            1,214
Investments in equity affiliates.............      109           --              --           --              109
Pension asset................................      214           --              --           --              214
Net assets of discontinued operations........      524         (524)(5)          --           --               --
Deferred income taxes........................      209          (26)(6)          --(8)        --              183
Other long-term assets.......................       78           --               9(9)        --               87
                                                ------       ------          ------      -------           ------
     TOTAL ASSETS............................   $3,965       $ (663)         $   --           --           $3,302
                                                ======       ======          ======      =======           ======
LIABILITIES AND OWNER'S EQUITY:
CURRENT LIABILITIES
  Accounts payable -- trade..................   $  235           --              --           --           $  235
  Other payables and accrued liabilities.....      341           --              --           --              341
  Current portion of long-term debt..........        6           --          $   (4)(9)       --                2
  Short-term financing:
     External................................       55           --             400(9)        --              455
     Related party...........................      720       $ (260)(5)        (460)(9)       --               --
                                                ------       ------          ------      -------           ------
       TOTAL CURRENT LIABILITIES.............    1,357         (260)            (64)          --            1,033
Deferred income taxes........................       56           --              --           --               56
Postretirement benefit obligations...........      308           --              --           --              308
Other long-term liabilities..................      173           --              --           --              173
Long-term debt:
  External...................................      240           71(4)          351(9)        --              662
  Related party..............................      287           --            (287)(9)       --               --
                                                ------       ------          ------      -------           ------
     TOTAL LIABILITIES.......................    2,421         (189)             --           --            2,232
Minority interests...........................       24           --              --           --               24
Preferred stock..............................       --           --              --           --               --
Common stock.................................       --           --              --      $     1(10)            1
Additional paid-in capital...................       --           62(7)           --        1,129(10)        1,191
                                                ------       ------          ------      -------           ------
Less: Receivable from Pechiney Plastic
      Packaging, Inc.........................       --          (62)(7)          --           --              (62)

Owner's equity...............................    1,610         (480)             --(9)    (1,130)(10)
                                                                   (4)(5)(6)
                                                                   (7)(8)

Accumulated other comprehensive loss.........      (90)           6(5)           --           --              (84)
                                                ------       ------          ------      -------           ------
Total equity.................................    1,520         (474)             --           --            1,046
                                                ------       ------          ------      -------           ------
TOTAL LIABILITIES AND EQUITY.................   $3,965       $ (663)         $   --           --           $3,302
                                                ======       ======          ======      =======           ======

NOTES TO THE PRO FORMA COMBINED FINANCIAL INFORMATION

 (1) Reflects the increase in interest expense based on the following:

     - the transfer by ANC to Pechiney Plastic Packaging of $260 million of intercompany debt payable to Pechiney

     - the proceeds from a new $1.3 billion five-year revolving credit facility

     - prepayment of $228 million of privately placed notes

     - repayment of $751 million of related party debt.

     The average borrowing for the year ended December 31, 1998 is assumed to be $1,100 million. The average borrowing for the three months ended March 31, 1999 is assumed to be $1,060 million. The average debt levels are based on historical daily average borrowing data which we have compiled for U.S. operations and an estimate of the average borrowing for non-U.S. operations. Our debt level varies based in part on the seasonality of our business.

                                                       YEAR ENDED        THREE MONTHS ENDED
                                                    DECEMBER 31, 1998      MARCH 31, 1999
                                                    -----------------    ------------------
                                                                ($ IN MILLIONS)
Assumed interest expense on average
  borrowings....................................           $74                  $16
Amortization of deferred financing costs........             3                    1
                                                           ---                  ---
                                                            77                   17
Interest expense on historical debt.............           (69)                 (15)
                                                           ---                  ---
Increase in interest expense....................           $ 8                  $ 2
                                                           ===                  ===

     The interest rate used to calculate pro forma interest expense on the new revolving credit facilities is libor plus 120 basis points, which is 6.70% for the year ended December 31, 1998 and 6.30% for the first quarter of 1999. The rate on the revolving credit facilities is based on our estimates, considering market conditions for similar facilities. A 0.5% change in the interest rate on the revolving credit facilities would result in a $5.6 million increase (or decrease) in the pro forma interest expense for the year ended December 31, 1998 and a $1.4 million increase (or decrease) for the first quarter of 1999.

 (2) Reflects the decrease in interest income due to the use of $40 million of cash at an assumed average interest rate of 3% for the payment of dividends to Pechiney by a number of Pechiney's European beverage can subsidiaries.

 (3) Reflects the estimated tax impact of pro forma adjustments using an effective tax rate of 39.6%.

 (4) Reflects the payment of dividends aggregating $111 million to Pechiney by a number of Pechiney's European beverage can subsidiaries, consisting of an assumed $40 million of existing cash and the borrowing of $71 million of short-term external debt.

 (5) Reflects (a) the contribution by ANC of its plastic packaging activities and other operations to Pechiney Plastic Packaging in return for common stock constituting 100% of the share capital of Pechiney Plastic Packaging;
     (b) the transfer by ANC to Pechiney Plastic Packaging of $260 million of short-term financing with Pechiney; and (c) the transfer by ANC of its shares of Pechiney Plastic Packaging to Pechiney in exchange for shares of ANC held directly by Pechiney.

 (6) Reflects the use of net operating loss carryforwards related to the taxable gain on the sale to another subsidiary of Pechiney of plastic packaging technology with an estimated value of $65 million, using an effective tax rate of 40%.

 (7) Reflects the agreement by Pechiney Plastic Packaging to reimburse us on an after-tax basis for any payments we make with respect to the Viskase proceedings, together with Pechiney's guarantee of this obligation.

 (8) Reflects $9 million of debt issuance costs related to the new revolving credit facility.


 (9) Reflects (a) the repayment of intercompany debt with Pechiney of $751 million, the increase in short-term debt with others of $400 million and the increase in long-term debt with others of $351 million; and (b) the make-whole premium relating to the prepayment of our $228 million of privately placed notes, which is assumed to amount to $0.4 million, or $0.2 million net of tax. This make-whole premium will be recorded as an extraordinary loss in the period the notes are prepaid.



(10) Reflects the formation of our company and the issuance of 55,000,000 shares of our common stock, par value $0.01 per share, including 30,000,000 shares which we expect Pechiney to sell in this offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We manufacture beverage cans and beverage can ends and have an extensive presence in the worldwide beverage can markets. Our activities are conducted in several geographic areas, principally North America, South America, Europe and the Far East. In 1998, our businesses in the United States and Brazil accounted for 63% of our net sales, while Europe and Asia accounted for 37%. In the Far East, we have a manufacturing subsidiary in China and equity positions in Japan and South Korea.

     Net Sales. Our net sales figures reflect the volume of cans and can ends that we sell. In certain cases, we sell can ends separately. Net sales also reflect the relative mix of different can prices. A higher proportion of larger cans or cans with special features can lead to higher net sales figures even if overall volumes remain stable.

     Sales of beverage cans are highest during the summer months. Therefore, our sales for the second and third quarters of the year, which include the warmer months in North America and Europe, are higher than in the first and fourth quarters. In the past, significant changes in summer weather conditions have caused variations in demand for beverage cans and therefore in our net sales.

     Some of our long-term sales contracts with customers contain formulas that link the can price to our raw material cost, generally on the basis of prevailing aluminum prices several months prior to the sale. These formulas can lead to variations in net sales levels which, because they are generally offset by corresponding variations in the cost of goods sold, do not necessarily affect our operating income levels.

     Significant portions of our sales are in European currencies, especially currencies that now comprise the Euro, as well as the British pound. Revenues denominated in foreign currencies are translated into U.S. dollars in preparing our financial statements. Therefore, when these currencies fluctuate in value relative to the U.S. dollar, our net sales figures may fluctuate accordingly.

     Cost of Goods Sold (Excluding Depreciation). Our cost of goods sold consists of raw materials costs, as well as other operating expenses and freight charges. It does not include depreciation and amortization charges.

     - The principal raw material used in manufacturing beverage cans is aluminum can sheet for aluminum cans and ends, and steel can sheet for steel cans. Metal generally represents between 60% and 70% of the manufacturing cost of the beverage can, depending on the can size and the type of metal used. We purchase most of our aluminum can stock requirements from major aluminum can sheet producers in North America and Europe and we purchase steel from major European producers. In particular, we have long-term aluminum purchase contracts spanning three to five years with the following companies:

       - Alcan Rolled Products Company, which supplied approximately 47% of our worldwide aluminum tonnage in 1998


       - Aluminum Company of America (known as "Alcoa"), which supplied approximately 24% of our worldwide aluminum tonnage in 1998


       - Pechiney, which supplied approximately 14% of our worldwide aluminum tonnage in 1998.

       All of our purchase contracts are entered into on an arms'-length basis on prevailing market terms. Unless otherwise fixed by contract, can and end sheet prices vary in relation to the market prices for aluminum and steel. Aluminum prices have historically fluctuated while steel prices have been stable.

       In addition to metals, we use other raw materials, principally compound, inks, varnishes and coating materials.

     - Other operating expenses include all other fixed and variable expenses required to run our can and end plants, principally labor costs, utilities and repair materials.

     - Freight charges represent the cost of transporting cans from our facilities to our customers' facilities, as well as warehouse rental, storage and handling charges.

     Selling, General and Administrative Expense. This item consists of selling and administration compensation costs, together with all other administration costs such as our headquarters costs, management information systems and consulting fees. It does not include depreciation and amortization charges.

     Research and Development Expense. This item includes our product engineering costs in the United States, including our Beverage Technical Center located near Chicago, as well as the cost of research services which we have historically purchased from Pechiney's facility in Voreppe, France.

     Depreciation and Amortization. This item consists of depreciation of our productive and administrative capital assets, and amortization of purchased software and other intangibles. It does not include goodwill amortization.

     Goodwill Amortization. This item relates principally to the revaluation of our tangible assets and liabilities as of the date of our acquisition by Pechiney in 1988. The initial amount, which totaled approximately $1.6 billion, is being amortized over a 40-year period, which results in an annual charge of approximately $40 million. At March 31, 1999, our balance sheet reflected approximately $1.2 billion of goodwill remaining to be amortized.

     This goodwill amortization causes our effective tax rate to differ from the statutory rate because our goodwill amortization, which is a relatively stable amount in each period, is not deductible for tax purposes. This results in a higher effective tax rate, particularly in periods where profits are lower. The rate also fluctuates as a function of varying profit levels in foreign countries, where the tax rates differ.


     Restructuring Charge (Credit) and Writedown of Property and
Equipment. This item consists principally of restructuring charges related to plant closures and other rationalization programs such as the elimination of executive and administrative functions at headquarters and plant level through outsourcing and headcount reductions, as well as gains and losses on fixed asset sales, and asset impairment charges.


     Accounting Change. Effective January 1, 1998, we adopted AICPA Statement of Position 98-5, "Reporting of the Costs of Start-Up Activities," and wrote off previously capitalized start-up expenses of $3 million, net of taxes of $1 million.

     Acquisitions and New Operations.

     - In February 1996, we acquired Sitac S.r.l., an Italian beverage can end manufacturer, for a purchase price of $12 million, excluding cash acquired. We recorded goodwill of $1.6 million in connection with the transaction. We subsequently renamed the company Nacanco Italia S.r.l.

     - In late 1996, our Brazilian subsidiary commenced operations. Pechiney contributed $66 million in cash and equipment to finance the construction of the Brazilian facility, and this contribution is reflected in cash flows from financing activities in 1996. The facility had minimal impact on 1996 sales, operated at a portion of maximum capacity during its start-up year 1997, and came fully on-stream in 1998.


     Cost Reduction Programs. In response to slowing growth rates, overcapacity and price competition in our major markets, we have devoted substantial attention to ongoing productivity improvement and cost reduction efforts across our global network of facilities. In 1996 we introduced Project Challenge whose objective was to reduce the 1995 cost base, excluding metal costs, by 20%, or $140 million, before the end of 1999. The results of Project Challenge have been good. By the end of 1998, we had met and exceeded all of our Project Challenge objectives, with savings of $170 million per year. However, our Project Challenge actions are not yet complete, and we anticipate achieving further savings of approximately $16 million per year through the closure of three further plants by the end of 2000.



     In 1998, we introduced Next Level, a continuous improvement process through which we seek to increase productivity and reduce costs while limiting additional capital expenditures. This ongoing program has already produced concrete results in the United States, including a 3.9% improvement in cans per man hour in 1998 over 1997, and a 2.4% improvement in the first quarter of 1999 over the first quarter of 1998. We expect this program to result in continued productivity improvements and cost reductions.

RESULTS OF OPERATIONS

     The following table shows our operating income (loss) from continuing operations and various expense items as a percentage of our net sales for the periods indicated.


                                                                              THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            MARCH 31,
                                             ---------------------------      ------------------
                                             1996       1997       1998        1998        1999
                                             -----      -----      -----      ------      ------
                                                         (PERCENTAGES OF NET SALES)
Net sales..............................      100.0%     100.0%     100.0%     100.0%      100.0%
  Cost of goods sold (excluding
     depreciation).....................       86.9       83.9       80.7       82.5        81.5
  Selling, general and administrative
     expense...........................        5.4        5.5        5.6        5.8         5.9
  Research and development expense.....        0.9        0.9        0.6        0.7         0.7
  Depreciation and amortization........        2.9        3.2        3.3        3.7         3.9
  Goodwill amortization................        1.6        1.7        1.7        1.9         1.9
  Restructuring charge (credit) and
     writedown of property and
     equipment.........................        6.3        0.4       (0.1)        --          --
                                             -----      -----      -----      -----       -----
Operating income (loss) from continuing
  operations...........................       (4.0)%      4.6%       8.2%       5.4%        6.1%
                                             =====      =====      =====      =====       =====
EBITDA.................................        0.5%       9.3%      13.2%      11.0%       11.9%
EBITDA excluding restructuring and
  writedowns...........................        6.8        9.7       13.1       11.0        11.9


RESULTS OF OPERATIONS IN THE FIRST THREE MONTHS OF 1998 AND 1999

Net Sales

     Our net sales totaled $531 million in the first quarter of 1999, compared with $543 million in the first quarter of 1998. The 2.2% decline was the result of lower overall selling prices, although these were partially offset by volume gains, primarily in Europe. Net sales in the Americas declined by $21 million, or 5.9%, to $336 million compared with $357 million in the first quarter of 1998. This decline was a result of lower selling prices in the United States, reflecting the low market price of aluminum which was passed on to customers through contract pricing formulas. Prices in Brazil also declined when compared with the first quarter of 1998. Volume gains in soft drinks in the United States were offset by overall volume losses in Brazil and a slight decline in beer volumes in the United States. Net sales in Europe and Asia increased by 4.8%, to $195 million in the first quarter of 1999. Volumes increased in Spain and Northern European countries other than the United Kingdom. This volume increase was partly offset by a decline in selling prices in Turkey, where prices moved toward levels generally prevailing in the European Union.

Operating Expenses

     - Cost of goods sold amounted to $432 million in the first quarter of 1999, compared with $447 million in the first quarter of 1998. The $15 million decrease was principally due to a 4% reduction in total metal costs. As a percentage of net sales, cost of goods sold decreased to 81.5% in the first quarter of 1999 from 82.5% in the first quarter of 1998. Cost of goods sold as a percentage of net sales is generally higher in the first quarter than for the full year, since sales volumes are lower in the winter months than in summer.

     - Selling, general and administrative expenses declined 3.1% to $31 million in the first quarter of 1999, compared with $32 million in the first quarter of 1998, reflecting our on-going cost reduction efforts.

     - Research and development expense amounted to $4 million in the first quarter of both 1999 and 1998.

Operating Income (Loss) from Continuing Operations

     Our operating income from continuing operations totaled $32 million in the first quarter of 1999, an increase of 10.3%, compared with $29 million in the first quarter of 1998. Depreciation and amortization remained relatively stable at $21 million in the first quarter of 1999 compared with $20 million in the first quarter of 1988.

Income (Loss) from Continuing Operations before Cumulative Effect of Accounting Change

     - Interest expense totaled $15 million in the first quarter of 1999, compared with $19 million in the first quarter of 1998. The decrease reflects the reduction in our average debt levels as between the two quarters. Our interest expense levels in 1999 and future years may be significantly different from these historical figures because of the change in our capital structure after this offering. In particular, we expect that our financing will be provided entirely by third-party lenders rather than Pechiney, which has provided a significant proportion of our financing in recent years. You should also refer to the discussion of our historical and prospective financing sources and requirements in the "-- Liquidity and Capital Resources" discussion below.


     - Interest income and other financial income (expense), net amounted to $8 million in the first quarter of 1999, compared with $2 million in the first quarter of 1998. The increase was due to the sale, effective March 31, 1999, of our 50% interest in the Container Recycling Alliance partnership, a joint venture with Waste Management, Inc., for the recycling of glass, at a gain of $5 million. The selling price was $9 million in cash, plus future payments to us based on Container Recycling Alliance's operating results for the two years ending December 31, 2000. The agreement specifies that these future payments will not be less than $0.75 million in the aggregate.


     - Income tax expense amounted to $11 million in the first quarter of 1999 compared with $5 million in the first quarter of 1998. Our effective tax rate was 42.7% in the first quarter of 1999, compared with 41.2% in the first quarter of 1998.

     - Equity in net earnings (loss) of affiliates totaled $2 million in the first quarter of 1999, compared with a loss of $1 million in the first quarter of 1998. This item relates to our activities in Korea, Mexico and Japan, where operations improved during the course of 1998.

     - Minority interest remained relatively stable at $0.5 million in the first quarter of both 1999 and 1998. This item relates to our activities in Turkey and China.

     Income (loss) from continuing operations before the cumulative effect of the accounting change totaled $16 million in the first quarter of 1999, compared with $5 million in the first quarter of 1998.

RESULTS OF OPERATIONS IN 1996, 1997 AND 1998

Net Sales


     Our net sales totaled $2,459 million in 1998, compared with $2,465 million in 1997 and $2,520 million in 1996. The 0.2% decline overall in 1998 reflected mixed results in key market areas. Net sales in the Americas in 1998 were stable at $1,560 million, compared with $1,554 million in 1997. In the United States, although our product mix improved, this was offset by lower volumes in both soft drink cans and beer cans. The lower volumes in soft drink cans resulted from a loss of market share, while the decrease in beer can volume was due to an overall decline in the market. Our loss of market share for soft drink cans resulted from a 2.0 billion can volume loss with a specific customer due to unfavorable terms in the proposed contract. We do not expect similar losses in the near- to mid-term. Brazil reported good gains due to increased market demand and the plant being on-line for the full year. Net sales in Europe and Asia declined slightly by 1.1%, to $901 million in 1998. Strong market growth in Southern Europe partially offset the negative impact of a less favorable product mix and poor weather conditions in Northern Europe.


     In 1997, the 2.2% decrease in net sales reflected a decline in our overall selling prices, partly offset by total volume gains. In the Americas, net sales decreased by 1.7% to $1,554 million in 1997 from $1,581 million in 1996. This decrease reflected an increase in unit volumes, more than offset by a decrease in selling prices. The lower selling prices reflected the low market price of aluminum in late 1996 and early 1997 which was largely passed on to customers through contract pricing formulas. The increase in unit volumes was driven by soft drink can sales, which benefited from sustained demand throughout most of the year. Beer can sales declined, however, continuing the trend toward specialty and microbrew beers, which are generally sold in glass, and away from budget priced beer, which is generally sold in cans. Unit volumes were also spurred by increased can end sales and the commercial start-up of the Brazilian facility.


     In Europe and Asia, net sales decreased by 3.7% to $911 million in 1997 from $946 million in 1996, largely due to the depreciation in selling currencies against the U.S. dollar -- notably the Spanish peseta, German mark and Italian lira. This factor was partially offset by a slight increase in unit volumes, driven by strong demand in Southern Europe.

Operating Expenses

     - Cost of goods sold amounted to $1,984 million in 1998, compared with $2,069 million in 1997 and $2,190 million in 1996. These figures represent consistent reductions in cost of goods sold as a percentage of net sales, which equaled 80.7% in 1998, 83.9% in 1997 and 86.9% in 1996.


       The $85 million decrease in 1998 from 1997 included a 3% reduction in total metal costs, a 10% reduction in labor and benefits expenses and an 11% reduction in distribution costs. In addition, pension interest income increased by $19 million.



       The $121 million decrease in 1997 from 1996 included a 4% reduction in total metal costs, a 2% reduction in labor and benefits expenses and an 18% reduction in distribution costs. In addition, pension interest income increased by $19 million.



       The reductions in labor and benefits expenses and distribution costs are the result of our ongoing cost reduction programs.


     - Selling, general and administrative expenses amounted to $138 million in 1998, compared with $134 million in 1997 and $136 million in 1996. The slight increase in 1998 primarily reflected an increase in bad debt expense of $7 million, together with increased consulting expenses relating to Project Challenge. Excluding these factors, SG&A expenses decreased by 4.5% in 1998, reflecting reduced labor and benefits expenses due to our ongoing cost reduction efforts.

     - Research and development expense amounted to $15 million in 1998, compared with $20 million in 1997 and $22 million in 1996. In 1998, we used fewer services from Pechiney's research center and were allocated a lower portion of costs relating to this center. The lower charges in 1998 and 1997 also reflected our ongoing effort to share a larger portion of development expenses with customers and suppliers.

Operating Income (Loss) from Continuing Operations

     Our operating income from continuing operations totaled $201 million in 1998, compared with $112 million in 1997 and a loss of $101 million in 1996.

     - Depreciation and amortization amounted to $82 million in 1998, compared with $78 million in 1997 and $74 million in 1996. The $4 million increases in each of 1998 and 1997 reflected capital expenditure levels, including the Brazilian expansion and Project Challenge.

     - Restructuring and writedown of property and equipment posted a credit of $2 million in 1998, compared with charges of $11 million in 1997 and $159 million in 1996. In 1998, we did the following:


       - we recorded restructuring charges of $14 million for severance costs associated with the Next Level program and an impairment charge of $4 million for lease termination costs and equipment writeoffs;

       - we wrote back $17 million and $29 million in restructuring charges previously taken for Project Challenge

       - we recorded a new charge of $25 million to cover the costs of a new plant closure related to Project Challenge.

       The $2 million restructuring credit posted in 1998 represented the overall effect of these items. The 1997 charge includes a $10 million impairment writedown for our investment in China in light of economic conditions there.

       In the fourth quarter of 1996, we recorded a charge of $159 million for restructuring and impairment of property and equipment related to actions taken under Project Challenge. After years of strong growth, the beverage can market in the United States and Canada had reached maturity. In 1996, the market had increased only slightly over the prior year resulting in an industry supply/demand imbalance, which led to our decision to reduce annual capacity by in excess of three billion cans.


       The restructuring charge related primarily to the planned shutdown of five can manufacturing facilities to eliminate production overcapacity. The facility at Jacksonville, Florida was shut down in December 1996. The remaining reduction of capacity was planned to be accomplished by the shutdown of three plants in 1997 and one in 1998. In addition to the cost of the five plant shutdowns, the restructuring charge covered the reorganization of operations at plants which would continue operations, and the elimination of executive and administrative functions at our headquarters and other plants.


       In May 1997, the San Juan, Puerto Rico facility was shut down. In the fourth quarter of 1997, we decided to defer to 2000 the shutdown of the remaining two plants originally scheduled for shutdown in 1997. These two plants primarily produce special-sized cans under contracts that are scheduled to expire in 2000. Our shutdown plan for one of the two plants originally contemplated capital investments to expand another plant to allow for the transfer of production of the special-sized cans. A decision was made in 1997 not to make the necessary capital investment and to continue to operate the plant. Our plan for the second plant was to negotiate an early termination of the contract or to make alternative supply arrangements. In 1997, we made a decision to continue to operate the plants at approximately 50% of capacity, incurring cash losses, which are recorded as incurred.

       In 1998, based on a large customer's decision to reduce its purchases in various geographic markets and on studies by outside consultants of market demographics, our management decided not to close a plant provided for in 1996 which at that time was expected to be closed in 1998, but rather to temporarily curtail production at several lines in our facilities. As a result, the reserve of $17 million previously established for employee termination and severance programs, lease termination costs, facility costs and other exit costs related to this plant was restored to income. A further restoration of $29 million related to adjustments to the restructuring reserve for changes in estimates of the number of employees to be terminated at plants shut down or to be shut down, and higher-than-expected proceeds on the sale of several plant sites.

       In connection with the 1998 decision not to close the previously identified plant and in response to the continuing oversupply of can production capacity, in 1998 our management decided to close a different plant in late 1999. Accordingly, a charge of $25 million was recorded in 1998 to cover the costs of the new plant closure.

       Please refer to note 15 of our combined financial statements for a description of our cash payments for restructuring costs in 1996, 1997 and 1998. Our expected cash payments for restructuring costs in future periods, excluding pension liabilities, are as follows:


                                                          ($ IN THOUSANDS)
1999....................................................      $29,449
2000....................................................       15,551
2001....................................................       10,443
2002....................................................        3,966
2003....................................................        1,327
2004 and beyond.........................................        6,608



       The results of our completed restructuring activities have been good. Shutdown costs for both Jacksonville, Florida and San Juan, Puerto Rico were less than anticipated, for two principal reasons. First, we were able to sell the San Juan, Puerto Rico plant and equipment at a higher than expected price and we increased the estimated proceeds on the anticipated sale of the Jacksonville, Florida plant. Second, the rate of voluntary employee attrition was higher than expected, leading to lower severance costs. As a result of these factors, we were able to reverse restructuring provisions of $3 million for Jacksonville and $9 million for San Juan. These amounts were included in the $29 million of provisions written back in 1998. Environmental cleanup activities for the Danbury, Connecticut and Jacksonville, Florida plant sites continue in anticipation of sale in 2000.


       For further discussion of these items, please refer to note 15 to our combined financial statements.

Income (Loss) from Continuing Operations before Cumulative Effect of Accounting Change

     - Interest expense totaled $69 million in 1998, compared with $90 million in 1997 and $95 million in 1996. These decreases reflect the continued reductions in our debt levels. The $21 million decline in 1998 also reflects the repayment of $473 million of intra-group debt as part of a capital reorganization. You should refer to note 1 to our combined financial statements for a discussion of this capital reorganization.


     - Interest income and other financial income (expense), net amounted to $11 million in 1998, compared with $27 million in 1997 and $4 million in 1996. Within this item, interest income totaled $14 million in 1998, compared with $8 million in 1997 and $9 million in 1996. Interest income in each year was partly offset by expenses related to the sale of accounts receivable under our receivables sales agreement. The 1997 income amount also included a $21 million nonrecurring gain relating to foreign currency forward contracts. This non-recurring gain relates to a series of unauthorized foreign currency transactions entered into by an employee at intervals during the second half of 1995, and again between September 1996 and March 1997. The employee diverted these funds to his personal bank account. After detection of the unauthorized transactions in April 1997, the employee was immediately terminated and the cash proceeds related to the unauthorized transactions were fully recovered later in 1997. We conducted an internal investigation that determined all amounts related to the unauthorized transactions were recovered and no other irregular transactions had occurred. We have reviewed thoroughly our existing procedures and implemented new procedures with additional authorization and reporting requirements.



        We currently cover our foreign exchange exposures through Pechiney. Following the offering, we plan to open foreign exchange lines and engage in foreign exchange trading to cover firm purchase and sales commitments. We have established trading authorizations and limits on the basis of our specific requirements. We will monitor compliance strictly. Our foreign exchange activities will also be overseen by our risk management department.


     - Income tax expense amounted to $27 million in 1998, compared with $30 million in 1997 and an income tax benefit of $35 million in 1996. In 1998, we received a favorable tax settlement from the

       Internal Revenue Service pertaining to federal income tax returns for the years 1985 through 1995. This settlement enabled us to write back $32 million of our reserves for income taxes, which was offset against our income tax expenses in 1998. Excluding this effect, our 1998 income tax expense would have been $59 million. The income tax benefit in 1996 reflects the losses we incurred in that year, due principally to our restructuring charge.

       Our effective tax rate was 18.6% in 1998, compared with 61.4% in 1997 and negative 18.3% in 1996. In 1998, excluding the favorable tax settlement and the goodwill amortization effect, our effective tax rate would have been 31.3%. In 1997, excluding the goodwill amortization effect, the rate would have been 32.1%.

     - Equity in net earnings (loss) of affiliates totaled $4 million in 1998, compared with losses of $3 million in 1997 and earnings of $1 million in 1996. This item relates to our activities in Korea, Mexico and Japan. In 1998, operations improved in Mexico and Korea, compared with weak performance in 1997 which related particularly to the devaluation of the Korean won at the end of 1997.

     - Minority interest remained relatively stable at $5 million in 1998 and 1997, compared with $7 million in 1996. This item relates to our activities in Turkey and China.

     Income (loss) from continuing operations before the cumulative effect of the accounting change totaled $116 million in 1998, compared with $10 million in 1997 and a loss of $163 million in 1996. The cumulative effect of the accounting change resulted in a $3 million charge in 1998, net of tax of $1 million.

EBITDA-RELATED ITEMS


     Although EBITDA is a non-GAAP measurement, we believe it is an appropriate financial measure of our operating performance, given our significant non-cash depreciation and amortization charges and our significant goodwill amortization charges. We define "EBITDA" as operating income (loss) from continuing operations, excluding depreciation and amortization and goodwill amortization. We define "EBITDA excluding restructuring and write-downs" as EBITDA excluding restructuring charge (credit) and writedown of property, plant and equipment. Our discretionary use of funds depicted by EBITDA may be limited by working capital, debt service, tax payment and capital expenditure requirements, and by restrictions related to legal requirements, commitments and uncertainties. You should refer to the section entitled "Prospectus Summary -- Summary Selected Combined Financial Information" for a further discussion of these EBITDA-related items.


     Our EBITDA totaled $64 million in the first quarter of 1999, an increase of 6.7% compared with $60 million in the first quarter of 1998. For the full year 1998, our EBITDA totaled $323 million, compared with $231 million in 1997 and $14 million in 1996. The 1998 figure represents an increase of 39.8% compared with the full year 1997.


     Our EBITDA excluding restructuring and writedowns totaled $64 million in the first quarter of 1999, an increase of 6.7% compared with $60 million in the first quarter of 1998. For the full year 1998, this item totaled $321 million, compared with $242 million in 1997 and $173 million in 1996. These figures reflect increases of 32.6% in 1998 and 39.9% in 1997.


LIQUIDITY AND CAPITAL RESOURCES

  LIQUIDITY AND CAPITAL RESOURCES PRIOR TO THIS OFFERING

     In recent years, our primary sources of cash have been cash flow from operations, advances and other intra-group borrowings from Pechiney, and the following third-party financing transactions:

     - We have a $500 million revolving credit facility with a syndicate of commercial banks led by The First National Bank of Chicago. The available lines of credit are due to expire on various dates from 2001 through 2003. As at March 31, 1999, we had no amounts outstanding under this facility.

       Drawings bear interest based on a spread over Libor, plus other fees, as discussed in note 7 to our combined financial statements.

     - We have $228 million of privately placed notes outstanding, which are due to be repaid on various dates from 2000 through 2008, including $110 million to be repaid in December 2003. Interest rates under the notes are fixed and vary from 5.69% to 6.64% according to the note series.

     - We have a receivables sale facility under which we can sell up to $125 million of trade receivables to Windmill Funding Corporation and ABN AMRO Bank N.V. As at March 31, 1999, we had $38 million outstanding under this facility relating to our continuing operations and $33 million relating to the discontinued plastic operations.

     - Vitro-American National Can, S.A. de C.V. has credit facilities totaling $35 million from commercial banks that are partially guaranteed by Pechiney.

     The advances and other intra-group borrowings from Pechiney amounted to $1,011 million at March 31, 1999.

     In 1998, our debt to equity ratio was reduced to 0.80 at year end compared to 1.75 at year end 1997 and 2.23 at year end 1996. At March 31, 1999, our debt to equity ratio was 0.86. The improvement in the ratio in 1998 reflects improved earnings and cash flows as well as the impact of the capital reorganization of ANC which reduced debt and increased equity by $473 million. You should refer to note 1 to our combined financial statements for a discussion of the capital reorganization. In 1997, the reduction in the ratio was the result of forgiveness of $152 million of debt by Pechiney.

  LIQUIDITY AND CAPITAL RESOURCES FOLLOWING THIS OFFERING

     As this offering will result in a change of control of our business, it will affect our existing debt financing in the following ways:

     -  We will terminate and repay our $500 million revolving credit facility.

     - We will reduce the size of our receivables sale program to approximately $50 million and negotiate changes to its terms and conditions.


     - We will be required to make an offer to prepay our $228 million of privately placed notes, which, if accepted, would also require us to pay a make-whole premium to be calculated on the basis of the yield of the most recently issued U.S. Treasury coupon obligation with a maturity date closest to the date of maturity of the notes. At current rates, the make-whole premium would amount to $370,000.


     - The lenders under Vitro-American National Can's credit facilities will be entitled to terminate the credit facilities when the offering is completed.


     - Pechiney has indicated that our intra-group advances and borrowings will no longer be in place when the offering is completed. These items aggregated $1,011 million outstanding as of March 31, 1999, of which $260 million will be transferred to Pechiney Plastic Packaging and the remainder will be repaid.



     As a separate entity, we will have a capital structure and financial policies that are reflective of an independent company, allowing us to make better capital allocation and investment decisions. We estimate that following this offering we will require a total of approximately $1.3 billion of debt financing and available lines of credit. In the future, our debt requirements may change depending on our liquidity needs, our capital expenditure requirements, and our cash flow from operations.



     In June 1999 we accepted $1.3 billion in aggregate financing commitments from The First National Bank of Chicago, The Chase Manhattan Bank, ABN AMRO N.V., Royal Bank of Canada and Banque Nationale de Paris. Chase Securities Inc. and Banc One Capital Markets, Inc. as lead arrangers and joint book managers intend to syndicate the commitments among additional lenders. The credit facility is expected to become effective upon closing of this offering. It will consist of a $650 million five-year credit facility and a

$650 million 364-day credit facility. The material terms and conditions contained in the term sheet are summarized below. We have filed the term sheet as an exhibit to our registration statement, and you should refer to that exhibit for further details of the matters summarized below.



     Five-year facility: the $650 million five-year facility consists of a $600 million revolving credit facility and a $50 million corporate loan option facility. Up to $100 million is available for the issuance of standby letters of credit. Up to $300 million of the facility is available in Euros and up to $100 million in Eurosterling, or Euros if the United Kingdom adopts the Euro.



     364-day facility: the $650 million 364-day facility consists of a $600 million revolving credit facility and a $50 million corporate loan option facility. Up to $25 million is available as swingline loans. The facility is extendable for an additional 364 days at the discretion of each lender, and is convertible at our option into a term loan with a maximum maturity of 364 days from conversion.



     Interest rates: U.S. dollar amounts may be based on a "LIBOR" mechanism, an "alternative base rate" mechanism or a "competitive bid" mechanism, at our option. Under the LIBOR option, the interest rate is equal to the LIBOR rate, adjusted for reserves, plus a margin that varies from 0.80% to 1.20% for the five-year revolving credit facility, and from 0.80% to 1.25% for the 364-day revolving credit facility, according to a pricing grid based on the ratio of our average total debt to our capital. Under the alternative base rate option, the interest rate is equal to the corporate rate published by First Chicago from time to time, or the federal funds rate plus 0.5%, whichever is higher. Under the competitive bid option, we may solicit competitive interest rate bids from each lender for amounts up to the total amount of each lender's commitments.



     Euro amounts are based on the Euribor rate, adjusted for reserves, plus a margin. Eurosterling amounts are based on the Libor rate, adjusted for reserves, plus a margin. In each case, the margin varies from 0.8% to 1.2% for the five-year revolving credit facility, and from 0.80% to 1.25% for the 364-day revolving credit facility, according to a pricing grid based on the ratio of our average total debt to our capital. The initial margin in each case will be 1.0% through at least the end of the first quarter of the year 2000.



     Facility fee: we will pay a facility fee on each lender's commitment, irrespective of usage. The facility fee varies from 0.2% to 0.3% for the five year revolving credit facility and from 0.15% to 0.25% for the 364-day revolving credit facility, according to a pricing grid based on the ratio of our average total debt to our capital. The initial fee will be 0.25% through at least the end of the first quarter of the year 2000.



     Outstanding amounts: we may make drawdowns in a minimum of $25 million and additional increments of $1 million. We may prepay outstanding amounts in whole or in part. We may terminate unused commitments on three business days' notice, subject to a minimum amount of $25 million per termination.



     Representations and warranties: we will be required to make customary representations and warranties to the lenders.



     Covenants: we will be required to make customary covenants to the lenders, including the following, among others:



     - quarterly and annual financial reporting and a quarterly no default certificate



     - use of the proceeds of the credit facility



     - notice of default, notice of material litigation and other material notices



     - conduct of our business



     - no consolidation or mergers, other than as specifically permitted by the credit facility, as well as limitations on acquisitions



     - no liens on stock of subsidiaries, and no other liens except as specifically permitted by the credit facility



     - limitations on sale/leaseback transactions

     - limitations on sales or other dispositions of assets



     - limitations on subsidiary indebtedness.



     Financial covenants: we will be subject to a total net debt to capital ratio, an interest coverage ratio and a minimum consolidated net worth covenant.



     Conditions of borrowing: the obligations of the lenders to make the initial loan are subject to customary conditions precedent, including satisfactory completion of due diligence by the lenders, satisfactory completion of this offering, delivery of satisfactory documentation, and the making of the first drawdown on or before August 16, 1999.



     Defaults: events of default under the credit facility will include cross-acceleration with our other debt greater than $15 million, cross-default with our other debt greater than $40 million, unfunded pension liabilities in excess of $300 million, the acquisition of beneficial ownership of 30% or more of our voting stock by any person other than Pechiney, and current board members or board members elected with the approval of a majority of the current board no longer constituting the majority of the board, as well as other customary events of default.



     Corporate loan facility: the $100 million corporate loan facility will provide funding through the issuance of commercial paper under a "conduit facility," which is a $98 million uncommitted facility provided by Windmill Funding Corporation and Amsterdam Funding Corporation to purchase loans from us. This facility consists of a $50 million five-year facility and a $50 million 364-day facility. It is backed up by a $90 million "liquidity facility" and a $10 million "enhancer facility," both provided by ABN AMRO Bank N.V. The liquidity facility and the enhancer facility may be drawn upon as back-up facilities to retire the maturing commercial paper if funding is not available under the conduit facility.



     The interest rates we pay on the conduit facility are based on the actual commercial paper rate achieved by Windmill or Amsterdam on commercial paper sold to fund loans to us. Fees on the liquidity facility and the enhancer facility are based on the fees payable on the five-year and 364-day facilities, as applicable. We will also pay a program fee to ABN AMRO Bank for the use of this program.



     The corporate loan facility is subject to three termination events: default under the principal credit facility; nonobservance of a net debt to capital ratio and an interest corporate ratio; or ABN AMRO deems our company to be no longer an investment grade equivalent.


  CAPITAL EXPENDITURES

     Our business requires ongoing capital investments to maintain our existing level of operations and implement productivity improvements. In the first three months of 1999, these investments totaled $15 million, compared with $14 million in the first three months of 1998.

     These investments totaled $65 million in 1998, $72 million in 1997 and $142 million in 1996. The higher levels of spending in 1996 included investments for construction and start-up of our Brazilian plant. Excluding the Brazilian investment, our 1996 capital expenditures would have been $85 million. Our reductions in capital spending over the three-year period reflects our drive for further efficiency and productivity through lean manufacturing rather than high levels of capital spending. Capital expenditures in 1998 focused on achieving manufacturing improvements by installing equipment to improve quality and reduce labor cost.

     We currently expect capital expenditures for the full year 1999 to be in the range of $100 million to $125 million. The increase over the 1998 amount reflects planned expansion of existing facilities outside the United States.

  CASH FLOWS

     The following table shows selected cash flow data for our continuing operations in the periods indicated.

                                                                                     THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                       ------------------------    ----------------
                                                        1996     1997     1998      1998      1999
                                                       ------    -----    -----    ------    ------
                                                                     ($ IN MILLIONS)
Net cash provided by (used in) operating activities
  of continuing operations...........................  $   4     $ 65     $161      $(74)     $(34)
Net cash used in investing activities of continuing
  operations.........................................   (119)     (57)     (58)      (11)      (15)
Net cash provided by (used in) financing activities
  of continuing operations...........................     99       (3)      26        69        48


     In the first quarter of 1999, net cash used in operating activities of continuing operations totaled $34 million. Positive contributions of $16 million of income from continuing operations and $31 million from depreciation and amortization were offset by an increase in our net trade working capital of $62 million compared with the same period in 1998. We define net trade working capital as inventories, accounts receivable and accounts payable. The increase in net trade working capital reflected our normal build-up of inventories in anticipation of higher summer sales. In the first quarter of 1998, net cash used in operating activities of continuing operations totaled $74 million, driven by income from continuing operations of $5 million and depreciation and amortization of $31 million offset by a $60 million increase in net trade working capital.


     In 1998, net cash provided by operating activities of continuing operations totaled $161 million, driven by $116 million of income from continuing operations and depreciation and amortization of $123 million, together with a $31 million provision for deferred income taxes. In 1998, we reduced our net trade working capital by an aggregate of $9 million compared with 1997. This was achieved principally through a decrease in inventory balances in the United States as a result of the Project Challenge cost reduction program. Offsetting these cash flows were $41 million of noncash pension income and $32 million related to our favorable tax settlement from the Internal Revenue Service, which was recorded as income but did not generate a cash benefit.

     In 1997, net cash provided by operating activities of continuing operations totaled $65 million, driven by income from continuing operations of $10 million and depreciation and amortization of $119 million. Pension plan contributions of $55 million reduced the cash provided by operating activities. Although our trade working capital remained relatively stable on a net basis, both receivables and payables increased during the year as a result of the start-up in Brazil. Increased inventories in Brazil were more than offset by inventory reductions achieved in the United States, which accounted for our overall $6 million reduction in inventories during the year.

     In 1996, net cash provided by operating activities of continuing operations totaled $4 million. The loss from continuing operations of $163 million was partly offset by the $159 million restructuring provision and depreciation and amortization of $115 million. We reduced our net trade working capital by $39 million. The cash generated by these items was principally used to fund pension plan contributions of $119 million and $23 million of restructuring expenditures. The fluctuations in trade working capital items during the year were principally due to the decline in metals prices, which affect our inventory carrying value and selling prices. The $81 million inventory reduction reflected these lower metals prices as well as a decline in quantities. The $53 million decrease in accounts receivable was attributable principally to lower selling prices due to lower metals prices, as well as to reduced payment periods, while accounts payable declined by $95 million due also to lower metals prices.

     Net cash used in investing activities of continuing operations totaled $15 million in the first quarter of 1999, compared with $11 million in the first quarter of 1998. This item includes our capital expenditures net of the proceeds of sales of assets.

     Net cash used in investing activities of continuing operations remained relatively stable at $58 million in 1998 and $57 million in 1997. The increased levels of capital expenditures in 1996 related to investments for construction of our Brazilian plant.

     Net cash provided by financing activities of continuing operations in the first quarter of 1999 totaled $48 million compared to $69 million in the first quarter of 1998. These amounts reflected increases in short term financing required to finance our seasonal working capital and inventory build-up.

     Net cash provided by financing activities of continuing operations in 1998 totaled $26 million, reflecting the reorganization of our capital structure in Europe. In 1997, net cash used in financing activities of continuing operations totaled $3 million. This amount included $28 million in payments on long-term debt and $8 million in dividends paid. In 1996, net cash provided by financing activities of continuing operations totaled $99 million, which included net new long-term debt of $88 million offset by a $37 million decrease in short-term debt, as well as a $66 million capital contribution from Pechiney related to the new investment in Brazil.


     As at December 31, 1998, we had a total of $423.5 million of net operating losses recorded on our balance sheet as a $148 million deferred income tax asset. In conjunction with the reorganization of Pechiney's packaging operations which resulted in our formation, we expect that plastic packaging technology with a currently estimated value of $65 million will be sold to another subsidiary of Pechiney. This sale should give rise to a tax charge of $26 million which we will offset against a portion of our net operating losses. Following the reorganization, on a pro forma basis, we have a total of $358.5 million of available U.S. net operating losses recorded on our balance sheet as a $122 million deferred income tax asset.


     U.S. tax rules impose an annual limit on the amount of net operating loss and tax credit carryforwards that may be used by a company following a change in its ownership of more than 50%. These rules apply because Pechiney is selling more than 50% of our shares. The annual limitation on tax benefits from these carryforwards is calculated as follows:

                       federal long-term tax exempt rate
                                       X
    fair market value of the company on the date of the change in ownership

                                       X

                            federal income tax rate

     We do not expect this limitation to have a material impact on our ability to utilize our net operating losses and tax credit carryforwards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to various market risks, including fluctuations in metals prices, foreign exchange rates and interest rates on our debt. Prior to this offering, these risks were managed principally through Pechiney's risk management system. We are currently implementing a worldwide ANC risk management program to assess our exposure to market risk and implement protection policies.

  METALS PRICES

     The principal raw material used in manufacturing beverage cans is aluminum can sheet and steel can sheet. Unless otherwise fixed by contract, can sheet prices vary in relation to the market prices for aluminum and steel. The market price of aluminum has historically been volatile, while the market price of steel has been more stable.

     We generally do not use commodity derivative instruments. We generally limit our exposure to aluminum price fluctuations by matching the terms of our aluminum purchase contracts with the terms of our customer sales contracts. In the United States, several major suppliers of aluminum can stock offer pricing systems which provide a "band" pricing formula. Under these contracts, the price of aluminum can stock varies with aluminum quotations, but only within a band (i.e., an upper limit and lower limit) for a period of up to five years. Other suppliers offer to supply aluminum can stock on the basis of a capped ingot price, but without a lower limit price. In the United States, we have entered into long-term sales contracts with many of our customers, in which the selling price for beverage cans is based on similar pricing formulas. These sales contracts cover over 90% of our net sales in North America.

     In Europe, over 60% of our net sales are made under long-term contracts of varying lengths. Pricing on most of these contracts is determined on an annual basis. We manage our exposure to aluminum price volatility in Europe by matching aluminum purchases to sales agreements for similar periods. Steel prices have historically been stable and we expect our existing long-term contracts to give us continued price stability for steel.

  FOREIGN EXCHANGE RATES

     We are exposed to two types of risks related to currency exchange rates: transaction risk and translation risk.

     Transaction Risk. Transaction risk occurs when one of our operating units enters into a foreign currency denominated transaction, with the result that its expenses are denominated in a different currency from its revenues. This risk is not significant in our United States operations, since we both purchase raw materials and sell cans in transactions denominated in U.S. dollars. The introduction of the Euro on January 1, 1999 eliminated transaction risk between the 11 European countries participating in the European Monetary Union (known as the "Euro zone"). Therefore, in our business, this risk arises principally in the United Kingdom.

     Within the United Kingdom, where our functional currency is the British pound, we purchase can sheet in Euros from suppliers in Euro zone countries. If the Euro exchange rate rises against the British pound, the relative cost in British pounds of the can sheet rises. To protect against this risk, when we enter into a long-term agreement to purchase can sheet, we hedge the risk by entering into a forward purchase of Euros. This effectively fixes the rate at which we will be able to obtain the Euros we will require to make payments under the contract, thereby eliminating the transaction risk.

     Similarly, we sell a portion of our U.K. can production to customers in Euro zone countries. These sales are denominated in Euros. If the Euro declines in value against the British pound, the amount of revenues in British pounds declines. When we enter into a long-term sales agreement, we hedge this risk through a forward sale of Euros. This effectively fixes the rate at which we will be able to sell the Euros we expect to receive in the future.

     Our policy is to use currency exchange instruments only to hedge against firm commitments under foreign currency denominated contracts to purchase raw materials or sell beverage cans. Our policy is not to engage in speculative foreign exchange transactions.

     Translation Risk. Translation risk occurs when the functional currency of a foreign business' financial statements is converted into our reporting currency, the U.S. dollar. For example, the assets, liabilities, revenues and expenses of our European operations must be translated into U.S. dollars for inclusion in our combined financial statements. To the extent that the exchange rates of the British pound and Euro relative to the U.S. dollar vary, the reported values of European assets and liabilities and the amount of their recorded earnings will change. We do not hedge against this particular translation risk.

     In Brazil and Turkey, which experience significant currency volatility, and where our functional currency is the U.S. dollar, we attempt to balance local currency denominated monetary assets and liabilities to manage translation risk. When this is not possible, we hedge translation risks that could have a negative impact on the cash flows of the business. For example, in Brazil, can sales and metal prices are U.S. dollar indexed, but invoiced in Brazilian reis. We enter into forward sales of Brazilian reis to hedge net cash flows.


     Our Currency Instruments. Approximately 90% of our currency hedging instruments by nominal value have Pechiney as the counterparty. Following this offering, our forward purchase contracts and forward sale contracts with Pechiney will remain in place until they mature. At December 31, 1998, we held forward contracts to purchase $321 million of foreign currency and to sell $90 million of foreign currency. These commitments extend through July 2003. The carrying value of these instruments in our accounts is approximately equal to their fair value, as illustrated by the tables below.


                                                                 AS OF DECEMBER 31, 1998
                                                       --------------------------------------------
                                                                MATURING WITHIN    MATURING BETWEEN
                                                       TOTAL        1 YEAR            1-5 YEARS
                                                       -----    ---------------    ----------------
                                                                     ($ IN MILLIONS)
NOMINAL VALUE:
Forward purchases
  Euros(1)...........................................  $315          $230                $85
  British pounds.....................................     1             1                 --
  Other..............................................     5             5                 --
                                                       ----          ----                ---
     Total...........................................  $321          $236                $85
                                                       ====          ====                ===
Forward sales
  Euros(1)...........................................  $ 24          $ 24                 --
  British pounds.....................................    22            22                 --
  Brazilian reis.....................................    42            42                 --
  Other..............................................     2             2                 --
                                                       ----          ----                ---
     Total...........................................  $ 90          $ 90                 --
                                                       ====          ====                ===
FAIR VALUE:
Forward purchases
  Euros(1)...........................................  $ (2)         $  5                $(7)
  British Pounds.....................................    --            --                 --
  Other..............................................    --            --                 --
                                                       ----          ----                ---
     Total...........................................  $ (2)         $  5                $(7)
                                                       ====          ====                ===
Forward sales
  Euros(1)...........................................    --            --                 --
  British Pounds.....................................    --            --                 --
  Brazilian reis.....................................    --            --                 --
  Other..............................................    --            --                 --
                                                       ----          ----                ---
     Total...........................................    --            --                 --
                                                       ====          ====                ===


------------------

(1) This item consists of contracts originally denominated in French francs, German marks, Dutch guilders, Belgian francs and Spanish pesetas, which are now denominations of the Euro.

     Fair value amounts represent the sum that we would receive (or pay) if the instrument were to be unwound as at December 31, 1998. Since these instruments relate to firm commitments, any gain or loss arising from the mark-to-market would be offset by a gain or loss on the foreign currency exposures they hedge.

  INTEREST RATE RISKS

     Currently, approximately 80% of our debt is at variable interest rates, which results in exposure to increases in interest rates. We hedge a small portion of our current exposure using an interest rate cap instrument denominated in French francs, as illustrated by the table below.

                                                                 AS OF DECEMBER 31, 1998
                                                       --------------------------------------------
                                                                MATURING WITHIN    MATURING BETWEEN
                                                       TOTAL        1 YEAR            1-5 YEARS
                                                       -----    ---------------    ----------------
                                                                     ($ IN MILLIONS)
NOMINAL VALUE:
Purchase of caps.....................................    $9           --                  $9
                                                         --            --                 --
  Total..............................................    $9           --                  $9
                                                         ==            ==                 ==
FAIR VALUE:
Purchase of caps.....................................    $0           --                  $0
                                                         --            --                 --
  Total..............................................    $0           --                  $0
                                                         ==            ==                 ==

     Since our intra-group debt provided by Pechiney will be terminated or transferred to Pechiney Plastic Packaging on completion of the offering, and we are currently in negotiations with potential new third-party lenders, our proportion of fixed and variable rate debt, and our exposure to increases in interest rates, may be significantly different following this offering.

YEAR 2000


     Many computerized systems and microprocessors that are embedded in a variety of products that we use may experience operational problems if they cannot handle the transition to the year 2000. We are currently completing a program designed to ensure that our internal software systems and installed electronics will function properly with respect to dates in the year 2000 and afterwards, and that our suppliers will be year 2000 compliant. This program has consisted of identifying potential risks and carrying out appropriate corrective action.



     Risk Analysis. The process of identifying risks covered all of our information processing and automated industrial control systems, computer-based management systems, communications networks and security and access control systems. In 1996, we initiated the identification of all systems at risk and the planning of appropriate corrective action.


     Corrective Action. Our corrective action program has covered internal systems, installed electronic components and supplier compliance.

     - We purchased new computer systems to replace our old mainframe systems that were not compliant and which could not be upgraded practicably. In 1998, we purchased and installed a new SAP R/3 financial software package in the United States. Currently, we are installing a new SAP purchasing package in the United States and new SAP financial software across Europe, except for England and Spain. We expect to have completed installation of these packages by the end of the second quarter of 1999. Our operations in the United Kingdom and Spain are upgrading their Oracle financial software to a compliant version, and we expect to complete the upgrade in July 1999. Finally, we are installing Paradigm ERP software to replace our production, customer services, distribution and sales invoicing systems worldwide. We expect to complete installation of this software by the end of October 1999. We have successfully tested these new systems in Europe for year 2000 compliance. However, we do not intend to conduct independent tests on the SAP or Paradigm systems in the United States. Our contract with Paradigm provides that the Paradigm system is year 2000 compliant. SAP has also given us assurances that the SAP system is year 2000 compliant.

     - We conducted an inventory of all ANC locations worldwide to identify all items that contained electronic components using embedded date or time codes. We then contacted the manufacturers of those components and sought written assurances of year 2000 compliance. We are testing all major components identified in the course of the inventory for year 2000 compliance, and we expect to complete this testing by the end of August 1999. Where items were identified as non-compliant, or where we received no response, we are implementing corrective action consisting of reprogramming, removing or replacing the item. We expect to have completed this process by the end of July 1999. Non-compliant items represent less than 10% of the total items identified in the course of the inventory.


     - We have surveyed our major suppliers, including both hardware and software suppliers, and have sought assurances that their systems will be compliant. From the answers given, we believe that our major suppliers will generally be in compliance. We classify a supplier response as satisfactory only if the response provides a detailed analysis that supports a claim that such supplier is year 2000 compliant or will be by December 31, 1999. On the basis of the responses, we have classified 70% of our major suppliers as compliant or expected to be compliant by December 31, 1999. In 20% of the cases, we have not had a response or have not finished evaluating the response. In a further 10% of cases, we have classified the supplier as not compliant at this stage with no acceptable assurance of being in compliance by December 31, 1999. The level of compliance in emerging markets such as Brazil, Turkey and China is not as high as in North America and Europe. We are continuing our audit and repeating our requests for assurances in all cases where the response is missing or non-compliant. This process will continue through the end of 1999.


     Contingency Plans. We are currently drawing up contingency plans that specify back-up procedures in the event that internal or external products, processes, systems or services fail, particularly in cases where we are not able to establish timely compliance through our audits and surveys. We expect to complete these plans by the end of the second quarter of 1999, although we will continue to refine them through the end of 1999 as our audits and surveys continue.


     Expenditures. On the basis of currently available information, our budgeted spending on year 2000 issues will amount to approximately $3 million when all action is completed. Of this amount, we estimate that we had spent almost $1.5 million as of March 31, 1999. We have financed this expenditure using cash generated from operations, and intend to finance the remaining year 2000 expenditure in the same way. These figures refer only to external costs related directly to year 2000 compliance issues, consisting of the cost of purchasing hardware, software and outside consultant support for installation. They do not include the cost of upgrading or replacing software and equipment, which were commissioned independently, such as SAP and Paradigm. We estimate that these separately commissioned costs will total approximately $18 million, of which we spent approximately $10 million as of March 31, 1999.



     Likely Effect on Our Business. In light of the foregoing, we do not currently anticipate that we will experience a significant disruption to our business as a result of the year 2000 issue. Our most likely risk is a temporary inability of suppliers to provide supplies of raw materials or of customers to pay on a timely basis, particularly in emerging markets. We believe that we have dedicated sufficient resources to deal with the year 2000 issue in a timely manner. However, our efforts are ongoing and will continue to evolve as new information becomes available. There is still uncertainty about the broader scope of the year 2000 issue as it may affect us and third parties, including our suppliers and customers. For example, lack of readiness by electrical and water utilities and other providers of general infrastructure could, in some geographic areas, pose significant impediments to our ability to carry on normal operations in those areas, including temporary plant closures or delays in receiving supplies or shipping beverage cans. This may particularly be the case in emerging markets. Accordingly, while we believe our actions should significantly lessen year 2000 risks, we are unable to eliminate these risks or to estimate their ultimate effect on our operating results.

INTRODUCTION OF THE EURO

     On January 1, 1999, 11 member states of the European Union adopted a common currency known as the Euro. Their previous national currencies became denominations of the Euro for a transitional period expected to end on January 1, 2002, and the exchange rates between these currencies and the Euro were fixed.

     We conduct business in the majority of the countries concerned. We believe that the introduction of the Euro will simplify the management of cash flows among the ANC entities operating in the Euro zone. The Euro has become the prime currency for metal purchasing in the Euro zone, and we have adopted it as the currency for all our intra-group billing in the Euro zone. The absence of exchange rate fluctuations between these currencies has eliminated the need for a large amount of currency hedging in our European operations. However, the United Kingdom is not a part of the Euro zone and currency fluctuation risk between the British pound and the Euro remains.

     The introduction of the Euro is thought to have increased price transparency between countries in the Euro zone, particularly for consumer goods. We do not believe this will have a significant negative impact on our results, since we sell beverage cans to large international buyers in a market that is relatively insensitive to this increased price transparency.

SIGNIFICANT RECENTLY-ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivatives be recognized as assets and liabilities and measured at fair value. Changes in the fair value of derivatives not qualifying as hedges are required to be reported in earnings. We will be required to adopt this standard in our financial statements for the year ending December 31, 2001. Our management is in the process of evaluating the standard and has not yet determined the future impact on our financial statements.

                  OVERVIEW OF THE GLOBAL BEVERAGE CAN INDUSTRY

OVERVIEW

     In 1998, worldwide industry shipments of two-piece beverage cans exceeded 200 billion cans. North America was the single largest market with approximately 114 billion cans shipped in 1998, including nearly 103 billion in the United States alone, followed by Europe with approximately 33 billion cans. The U.S. and European markets, with a population base of approximately 600 million people, or approximately 20% of the world population, accounted for approximately 68% of worldwide industry shipments in 1998. The remaining market was split among approximately 40 billion cans in the Asia-Pacific region, approximately 13 billion cans in South America and approximately 7 billion cans in Africa and the Middle East.

     Soft drinks and beer comprise substantially all of the global beverage can markets. In 1998, soft drink cans represented approximately 68% and beer cans 32% of the total beverage can market in the United States. In Europe, the proportions were approximately 57% and 43%, respectively. Throughout the world, the beverage can competes with bottles made from glass and plastic. For a discussion of competing products, see "Business of ANC -- Competition" and "Risk Factors -- We are subject to competition from alternative products which could result in lower profits and reduced cash flows."

SIGNIFICANT INDUSTRY CONDITIONS

     The global beverage can industry is characterized by a number of factors, which we believe generally favor the beverage can:

     - Strong and increasing carbonated soft drink consumption. Carbonated soft drink consumption volumes and per capita consumption have increased steadily each year in both the United States and Europe between 1990 and 1998. In addition to retail prices and weather conditions, advertising and promotion by major soft drink producers have largely contributed to these increases. These factors have continued to drive volume growth in can shipments in both of our primary markets.

     - Significant carbonated soft drink demand potential. In Europe, per capita carbonated soft drink consumption is less than one-third that of the United States. We believe the European market has strong growth potential. In Eastern Europe and the emerging markets of Asia and Latin America, consumption lags significantly behind the United States, and the package mix is dominated by glass. We believe that in the long term many of these markets will grow substantially, and that the appeal of the can will offer long-term growth potential as economic and demographic growth occurs over time.

     - Continuing industry concentration and alignment. The carbonated soft drink market is highly concentrated with Coca-Cola and Pepsi-Cola being the principal owners of carbonated soft drink brands. The market leader, Coca-Cola, had a global market share of 51% in 1998. Beverage can bottlers, our customers, are also highly concentrated and many are affiliates of Coca-Cola or Pepsi-Cola. We believe increased concentration among major carbonated soft drink and beer bottlers will provide the beverage can with continued opportunities for growth. In addition, the industry has experienced greater concentration and alignment between major carbonated soft drink bottlers and beverage can producers, and we believe this trend will continue. The beer market, which in Europe has traditionally been more fragmented than the carbonated soft drink market, is experiencing similar trends.

     - Established distribution channels. The can is firmly established in mass retail distribution channels in the United States. In addition, the can benefits from a large installed base of filling equipment at beverage producers' plants. There is also a significant number of existing can vending machines in the United States and, to a lesser extent, in Europe.

     - Favorable trends in beer markets. In Europe, despite a gradual decline in consumption, the shift to take-home beer consumption has benefited the can, spurring growth in both can shipment volumes and market share between 1990 and 1998. In the United States, beer consumption decreased slightly between 1990 and 1998, but we believe the beer market will increase as the children of baby boomers reach the legal drinking age of 21 beginning in the year 2000.

     - Changing product mix. In the carbonated soft drink markets of the United States and Europe, plastic has gained market share in the recent past. Although the can has continued to experience steady growth in terms of units, it has lost market share in these markets. Plastic bottles have attributes that make them competitive against the can, in particular in the single-serve beverage market, including resealability, clarity and shapability. In addition, plastic is less expensive than the can for larger-size containers on a per ounce basis. In the U.S. beer market, the can has declined at the expense of glass. On the contrary, the can is stable in the European beer market.


     - Enhanced customer value. Although plastic bottles continue to gain market share, the can maintains several competitive advantages over plastic and glass. The can is generally less expensive than plastic and glass bottles on a per package basis, and is generally priced competitively in retail outlets, particularly for soft drink multi-packs. The can demonstrates superior economics in shipping, handling and stacking. Other advantages include: higher filling speeds compared to narrow-necked glass and plastic bottles; lighter weight; resistance to breakage; superior shelf life and product freshness compared to plastic; large promotional space; and a high rate of recycling. In the United States, the can recycling rate in 1997 was 66.5%, compared with 33% for glass and 36% for plastic bottles. In Europe, recycling rates vary by country, with the highest aluminum recycling rates in 1997 in the following countries: 91% in Sweden, 88% in Switzerland, 86% in Germany and 82% in Finland. Glass recycling was 76% in Sweden, 91% in Switzerland, 79% in Germany and 62% in Finland. Both carbonated soft drink and beer producers create significant advertising awareness for the beverage can by using it as a vehicle for promotional activities. We believe that these attributes continue to make the can an attractive and competitive package in both the carbonated soft drink and beer markets.


THE U.S. AND EUROPEAN BEVERAGE CAN MARKETS

     The table below shows the volume of two-piece beverage can shipments for carbonated soft drinks and beer in the United States and in Europe for the 1990-1998 period.

                                                   1990   1991   1992   1993   1994(1)   1995   1996   1997    1998
                                                   ----   ----   ----   ----   -------   ----   ----   -----   -----
                                                                       CANS (BILLIONS OF UNITS)
UNITED STATES
  Soft drinks....................................  53.3   55.8   57.5   60.1     66.3    62.6   64.5    66.5    69.5
  Beer...........................................  39.2   38.8   38.2   37.5     36.8    35.5   34.6    34.2    33.4
                                                   ----   ----   ----   ----    -----    ----   ----   -----   -----
  Total..........................................  92.5   94.6   95.7   97.6    103.1    98.1   99.1   100.7   102.9
                                                   ====   ====   ====   ====    =====    ====   ====   =====   =====
EUROPE
  Soft drinks....................................  12.3   14.2   14.5   14.8     16.9    18.6   17.9    19.0    19.0
  Beer and other alcoholic drinks................  8.6    9.8    10.2   10.6     12.2    13.7   14.1    14.1    14.1
                                                   ----   ----   ----   ----    -----    ----   ----   -----   -----
  Total..........................................  20.9   24.0   24.7   25.4     29.1    32.3   32.0    33.1    33.1
                                                   ====   ====   ====   ====    =====    ====   ====   =====   =====

------------------


Source:  Can Manufacturers' Institute and Beverage Can Makers Europe


(1) In 1994, 2.8 billion units were purchased in advance in anticipation of a metal price increase.

     In the United States, the market for beverage cans grew from 92.5 billion cans in 1990 to nearly 103 billion cans in 1998. This growth reflected increased consumption of carbonated soft drinks and the growth of cans in mass merchandise channels, particularly in supermarkets and warehouse clubs, where multi-pack pricing is competitive. Beverage can shipments for soft drinks grew at a 3% compound annual rate from 1990 to 1998, while beer can shipments experienced gradual volume loss of approximately 2% annually. In the United States, limited market growth -- particularly since 1993 -- as well as overcapacity and price competition have created a more challenging marketplace.

     In Europe, the market for beverage cans grew from approximately 21 billion cans in 1990 to more than 33 billion cans in 1998. Total beverage can shipments increased at a compound annual rate of approximately 6% from 1990 to 1998, driven by an increase in per capita consumption of carbonated soft drinks reflecting changes in customer lifestyle, increased use of the can in the beer market compared to other packaging products, and the opening up of Eastern European economies. Europe consists of many beverage can markets with varying characteristics and factors impacting growth. Northern Europe, which consists of the U.K., France, Germany and Holland, has represented the largest market for beverage cans in Europe since 1990. Beverage can penetration is lower in Southern Europe, which consists of Italy, Spain and Portugal, representing a potential growth opportunity for the industry.

  THE CARBONATED SOFT DRINK MARKET

     The table below shows, for the 1990-1998 period, total volumes and per capita consumption of carbonated soft drink in the United States and Europe. Volume is expressed in U.S. gallons and includes sales at soda fountains.

                                                      1990   1991   1992   1993   1994   1995   1996   1997   1998
                                                      ----   ----   ----   ----   ----   ----   ----   ----   ----
UNITED STATES
  Volume (billions of U.S. gallons).................  12.0   12.2   12.4   12.7   13.3   13.8   14.2   14.7   15.2
  Per capita (U.S. gallons).........................  48.0   48.4   48.8   49.7   51.5   52.2   53.4   54.6   56.1
EUROPE
  Volume (billions of U.S. gallons).................  6.1    6.2    6.5    6.4    6.8    7.1    7.1    7.5     7.7
  Per capita (U.S. gallons).........................  14.2   14.3   14.8   14.7   15.4   16.0   15.9   16.7   17.0

---------------
Source: Beverage Marketing Corporation and Canadean

     Total gallonage of carbonated soft drink has increased at a compound annual rate of approximately 3% in the United States since 1990. Per capita consumption of carbonated soft drinks has grown at a compound annual rate of approximately 2% from 1990 through 1998, reaching 56.1 U.S. gallons (212 liters) per person in 1998. Changes in customer lifestyle and the increased number of younger consumers in the United States fueled total volume growth and per capita consumption of carbonated soft drinks during that period. On a year-on-year basis, the principal factors driving changes in carbonated soft drink consumption in the United States are retail price and weather conditions. Another contributing factor is advertising and promotion by major soft drink producers. In Europe, total carbonated soft drink volume has increased at a compound annual rate of approximately 3% since 1990 and per capita consumption of carbonated soft drinks has grown at a compound annual rate of approximately 2% during the same period, reaching 17 U.S. gallons (64 liters) per person in 1998. This increase is largely due to changes in customer lifestyle, promotional activities of major carbonated soft drink producers and weather conditions. Despite faster growth than in the United States, per capita consumption in Europe in 1998 was less than one-third that of the United States.

     The table below shows, for the 1990-1998 period, the carbonated soft drink package mix in the United States and Europe.


                                                      1990   1991   1992   1993   1994   1995   1996   1997   1998
                                                      ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                                    (PERCENTAGES OF TOTAL GALLONAGE)
UNITED STATES
  Cans..............................................   54     54     53     53     53     51     50     49     48
  Glass (single-serve)..............................   12     10      9      7      5      2      1      1      1
  Plastic (non-returnable single serve).............    3      4      5      6      8     11     13     16     18
  Plastic (non-returnable multiple serve)...........   31     32     33     34     34     36     36     34     33
                                                      ---    ---    ---    ---    ---    ---    ---    ---    ---
  Total.............................................  100    100    100    100    100    100    100    100    100
                                                      ===    ===    ===    ===    ===    ===    ===    ===    ===
EUROPE
  Cans..............................................   18     19     19     19     19     20     19     19     19
  Glass (single serve)..............................   21     16     14     14     13     12     11     10     10
  Glass (multiple serve)............................   30     28     25     21     18     14     12     11     10
  Plastic (single serve)............................    0      1      1      1      2      3      3      4      4
  Plastic (multiple serve)..........................   31     36     41     45     48     51     55     56     57
                                                      ---    ---    ---    ---    ---    ---    ---    ---    ---
  Total.............................................  100    100    100    100    100    100    100    100    100
                                                      ===    ===    ===    ===    ===    ===    ===    ===    ===


------------------
Sources: Our estimates based on the following external sources: Beverage
         Marketing Corporation, Can Manufacturers' Institute, Container Consulting, Canadean and customer interviews.

     In the United States, the can remains the dominant package in the single serve category, but faces strong competition. While increasing on a unit basis, the can lost more than 6% in market share between 1990 and 1998 to plastic containers, particularly in the single-serve 20-oz size. The recloseable feature of the plastic container has contributed to its growth in refrigerated distribution channels for immediate consumption, particularly in convenience stores. The 20-oz plastic container is also being established in the vending machine distribution channel. In 1990, glass still held more than 10% of the U.S. carbonated soft drink market, but it has since been virtually replaced by plastic.

     The can is firmly established in mass retail distribution channels, mostly supermarkets and warehouse clubs, principally due to competitive multi-pack pricing. More than 40% of the packaged carbonated soft drink volume in the U.S. is distributed in supermarkets. Within this distribution channel, the can has a 55% share. In 1996, 50cl and 24-oz plastic multipacks were introduced in supermarket distribution channels and priced directly against the twelve-can multipack. However, the can has held its position in the mass retail distribution channel. The market share of two-liter and three-liter multiple serve plastic packages increased until 1995, but has recently declined.

     In Europe, growth in the volume of can shipments since 1990 has reflected volume growth of carbonated soft drink consumption, as the can has maintained a steady market share of approximately 19% of the package mix. Refillable and non-refillable plastic packaging, which accounted for approximately 61% of the total soft drink package mix in 1998, has captured market share from refillable glass since 1990. However, as multi-packing of cans is being introduced gradually to continental Europe, we believe this packaging format, combined with heightened customer marketing and the potential for increased per capita consumption, creates potential opportunities for can growth in Europe. In particular, the distribution and retail systems in Southern Europe require longer shelf life and therefore favor the beverage can, with its superior shelf life and product freshness, over plastic bottles.

  THE BEER MARKET

     The table below shows, for the 1990-1998 period, total volume and per capita beer consumption in the United States and in Europe.

                                              1990   1991   1992   1993   1994   1995   1996   1997   1998
                                              ----   ----   ----   ----   ----   ----   ----   ----   ----
UNITED STATES
  Volume (billions of U.S. gallons).........   6.0    5.9    5.8    5.8    5.9    5.8    5.9    5.9    6.0
  Per capita (U.S. gallons).................  24.0   23.2   23.0   22.6   22.5   21.9   22.0   22.0   23.0
EUROPE
  Volume (billions of U.S. gallons).........   8.6    8.4    8.5    8.3    8.4    8.4    8.2    8.3    8.2
  Per capita (U.S. gallons).................  19.9   19.4   19.5   18.8   19.0   18.8   18.3   18.4   18.2

------------------

Source: Beverage Marketing Corporation and Canadean

     The total U.S. beer market remained relatively flat from 1990 to 1998. Although consumption of imported beer continued to grow, both premium and budget domestic beers have suffered in recent years as U.S. consumers have favored more sophisticated, higher-priced brands over low-cost, mass-produced brews. The specialty segment, which includes microbrews, has grown significantly. The light beer segment, with low-calorie versions of many premium brands, has also been attracting a significant number of consumers.

     In Europe, the overall market for beer has experienced a gradual decline in consumption since 1990. However, the market has been characterized by a shift from on-premise consumption in bars, cafes, restaurants and hotels to take-home consumption, which has benefited the can.

     The table below shows, for the 1990-1998 period, the beer package mix in the United States and in Europe.

                                              1990   1991   1992   1993   1994   1995   1996   1997   1998
                                              ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                            (PERCENTAGES OF TOTAL GALLONAGE)
UNITED STATES
  Cans......................................   70     70     69     67     64     61     62     61     59
  Glass (single serve)......................   30     30     31     33     36     39     38     39     41
                                              ---    ---    ---    ---    ---    ---    ---    ---    ---
  Total.....................................  100    100    100    100    100    100    100    100    100
                                              ===    ===    ===    ===    ===    ===    ===    ===    ===
EUROPE
  Cans......................................   17     18     18     20     22     24     25     25     25
  Glass (single serve)......................   77     76     76     74     72     70     69     69     69
  Glass (multiple serve)....................    6      6      6      6      6      6      6      6      6
                                              ---    ---    ---    ---    ---    ---    ---    ---    ---
  Total.....................................  100    100    100    100    100    100    100    100    100
                                              ===    ===    ===    ===    ===    ===    ===    ===    ===

------------------

Sources: Our estimates based on the following external sources: Beverage
         Marketing Corporation, Can Manufacturers' Institute, Canadean and customer interviews.

     In the United States, changes in the beer package mix have reflected consumption trends. In the present strong economy, consumers have traded up to premium and specialty brands and the introduction of new brands by major brewers has benefited glass packaging. The can, the major container in the budget segment, is experiencing volume losses as that category declines. The erosion of the can's market share and volume slowed, however, between 1995 and 1998.

     Packaged beer continues to take market share from draught beer in most European countries. The take-home consumption trend has benefited the can. The can has increased its share of the beer package mix from 17% in 1990 to 25% in 1998.

OTHER BEVERAGE CAN MARKETS

     In 1998, the U.S. and European markets, with a population base of around 600 million people, consumed approximately 135 billion two-piece beverage cans, equivalent to about 225 cans per person. Compared to the United States and Europe, per capita consumption of beverage cans remains low in emerging countries. Based on a global market of 200 billion two-piece beverage cans, outside the United States and Europe annual per capita consumption is only about 15 cans per person. In these markets, glass dominates the package mix, reflecting the traditional preference for less expensive multiple serve returnable containers over the can, which is still perceived and marketed as a premium product. However, we believe, over time, as Asian and Latin American economies recover from their present economic difficulties, demographic growth and the appeal of the can as a product representing a higher standard of living offer substantial long-term growth potential for the beverage can.

                                BUSINESS OF ANC

OUR KEY BUSINESS STRENGTHS


     - ANC is a global leader. We believe we are the second largest producer of two-piece beverage cans and ends in the world, based on 1998 unit volume. We are the second largest beverage can manufacturer in the United States with a market share of approximately 25%. In Europe, we are the largest beverage can manufacturer, with approximately 31% of the market.


     - ANC has excellent customer alliances. We have long-term customer relationships with global beverage producers. The Coca-Cola Company and its affiliated bottlers make up 51% of our global portfolio. We also enjoy strong relationships with major brewers in many of the markets in which we supply cans.

     - ANC has strategically located facilities. With 22 plants in the United States, 13 plants in Europe, and operations in Mexico, Brazil, China, Japan and South Korea, we are well-balanced to supply our geographically diverse customers' requirements.

     - ANC is a leader in product innovation and differentiation. As a part of our customer-focused approach, we have sought to provide our customers with the means to differentiate themselves through product innovation. We were the first can manufacturer to introduce commercial shaped and embossed cans to the marketplace. We are on the leading edge of promotional concepts such as tab incising, colored tabs and ends, and new ink technologies.

     - ANC's management is focused on the beverage can. Our exclusive business is the production and sale of beverage cans and ends. Our management is dedicated to making the best strategic decisions for the supply of quality beverage cans and ends to our customers.

OUR STRATEGY

     Our strategy aims to create shareholder value through superior profitability and cash generation. To achieve this goal, we have developed several key strategic initiatives.

  CAPITALIZE ON FAVORABLE CONDITIONS IN DEVELOPED MARKETS

     We are a leader in the developed beverage can markets of the United States and Northern Europe. These markets represent a strong volume base and steady growth for the beverage can. We intend to continue to focus on maintaining our strategically located facilities in these markets. We believe our network of plants is poised to benefit from the steady growth of these stable markets with limited additional capital expenditure.

  PURSUE PROFITABLE GROWTH OPPORTUNITIES IN EUROPE AND EMERGING MARKETS

     We believe Southern Europe and emerging markets in Asia and Latin America, where per capita beverage consumption and beverage can penetration are lower than in the United States, represent attractive opportunities for profitable growth. We are the largest player in the growing market of Southern Europe. We intend to add incremental capacity to our existing facilities to supply these markets with only limited increases in our capital expenditures. We also continue to monitor a number of emerging markets looking for attractive strategic acquisitions or investments. We currently have strategic market positions in emerging markets such as Mexico, Brazil and China. As our global customers expand in these markets, we will be well-positioned to serve them and participate in their growth.

  PROVIDE SUPERIOR CUSTOMER SERVICE AND SATISFACTION

     We have forged successful long-term relationships with several global beverage producers. Our long-term customer relationships and outstanding service capabilities make us a key player in our principal markets. We believe outstanding customer service has been key to maintaining our close customer relationships and represents a competitive strength. We have developed value-added, innovative services for our customers, including a technical team that leverages our manufacturing experience by providing them on-site production assistance. We intend to enhance this strength by continuing to focus on greater product quality, customer support, and product innovation to add value to our customers' operations and enhance customer satisfaction.

  CONTINUOUSLY IMPROVE PRODUCTIVITY AND REDUCE COSTS

     We have undertaken three specific cost reduction programs in the past five years: Project Challenge, Next Level, and our total quality production system program, which we refer to as "ANC Production System." Project Challenge was introduced in 1996 as a business-wide cost reduction program. The program's objective was to reduce the 1995 cost base, excluding metal costs, by 20% before the end of 1999, an outcome we achieved by year-end 1998. Building on the success of Project Challenge, in 1998 we introduced "Next Level," a continuous improvement process that seeks to increase productivity and reduce costs while limiting additional capital expenditures. This ongoing program has already produced concrete results in the United States, including a 4% improvement in the number of cans produced per man-hour in 1998 over 1997. Our third improvement program, ANC Production System, implements the principles of Lean Manufacturing through a comprehensive overhaul of our production processes. We believe the cost reductions we anticipate through ANC Production System will be a significant competitive advantage for us.

  ATTRACT AND DEVELOP THE BEST HUMAN CAPITAL

     We recognize that achieving our objectives will depend in large part upon maintaining the highest quality management team. To this end, we are strengthening our human resources through new leadership and improved performance management. We are changing our culture by blending the best of our existing internal resources with externally recruited proven talent with new ideas from benchmark companies. We are also committed to ongoing training for our employees to improve their skills and create a results-oriented environment in an effort to better meet the needs of our customers.

PRODUCTS


     The beverage can is a standardized two-piece container produced by a combination of drawing and ironing aluminum or steel can stock, and an end closure which is seamed on to the can by the customer after filling. In the United States, the beverage cans we produce are made exclusively from aluminum. Our principal product in the United States is the two-piece, 12-oz aluminum beverage can and end. We also produce an extensive range of other sizes, from 5.5-oz to 24-oz aluminum cans. In Europe, we produce beverage cans in both aluminum and steel, in a range of seven different sizes but principally in 33cl and 50cl sizes, as well as aluminum ends. In Europe, aluminum has gained market share against steel in 1998 and accounted for approximately 51% of the industry's cans shipped in 1998.


     Metal used in the production of beverage cans accounts for between 60% and 70% of the manufacturing cost of the beverage can, depending on can size, end diameter and type of metal. To reduce our metal costs, we reduced raw material usage and spoilage in our manufacturing processes as a part of Project Challenge. These measures included lightweighting, which consists of reducing the thickness of the can sheet and the diameter of the can top. In the United States and Europe, we were the first beverage can manufacturer to reduce the diameter of the can neck to 202 (2 2/16-inches), which has become the industry standard in the U.S. soft drink market. Conversion to this new can format began in 1993 and is virtually completed. The U.S. beer market generally utilizes a 204 (2 4/16-inches) can neck. In Europe, we have been converting can and end production capacity to 202 necks since 1994, although the U.K. and Turkish beer markets continue to use 206 (2 6/16-inches) ends.

MARKETS


     We believe that, on the basis of 1998 unit volume, we are the second largest producer of two-piece beverage cans and ends in the world, the second largest producer of beverage cans and ends in North America with a U.S. market share of approximately 25%, and the largest producer of beverage cans and ends in Europe with approximately 31% of the European market. The following table sets forth selected data for our business, overall and by geographic region, for 1996, 1997 and 1998. All net sales numbers in this table exclude intracompany sales. Total cans shipped in the Americas includes cans shipped through Valley Metal Container Partnership, our joint venture with Coors Brewing Company, and Vitro-American National Can, S.A. de C.V., our joint venture with Vitro S.A. in Mexico. Joint venture shipments are accounted for under the equity method and as such are not included in net sales.

                                                                YEAR ENDED AT DECEMBER 31,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
TOTAL:
  Net sales ($ in millions).................................    $2,520    $2,465    $2,459
  Total cans shipped (billions of cans).....................      38.5      39.1      38.7
  Number of employees.......................................     5,230     4,956     4,735
THE AMERICAS:
  Net sales ($ in millions).................................    $1,574    $1,554    $1,558
  Total cans shipped (billions of cans).....................      28.2      28.8      28.0
EUROPE AND ASIA:
  Net sales ($ in millions).................................    $  946    $  911    $  901
  Total cans shipped (billions of cans).....................      10.3      10.3      10.7

     We have an extensive presence in the beverage can markets in the Americas and Europe/Asia, which accounted for 63% and 37%, respectively, of our net sales in 1998. In the Americas, our activities are carried out principally through American National Can Company in the United States and a wholly owned subsidiary in Brazil. We have also formed joint ventures with Coors Brewing Company in the United States and with Mexico's largest glass container manufacturer, Vitro S.A. In Europe, our activities are carried out through wholly owned subsidiaries and a majority owned subsidiary in Turkey. We also have a majority owned subsidiary in China and equity participations in Japan and South Korea.

     In 1998, we held 25% of the U.S. beverage can market. We believe our strong customer relationships, our optimally located facilities and our technical support services make us a strong player in this market. Since 1994, we have operated the Valley Metal Container Partnership, a joint venture producing beverage cans and ends near the Coors Brewery Company in Golden, Colorado. This joint venture provides Coors Brewing Company with the benefits of our technological expertise and a dedicated can and end supply, while allowing both parties to benefit from the savings that our can and end making technology generates.

     Our market share in Europe was 31% in 1998. We believe three principal factors position us to serve the European market: a geographically dispersed network of manufacturing facilities located close to major bottlers; a strong manufacturing presence in the higher-growth Southern European market; and a relatively high market share among leading soft drink producers.

     We are streamlining our business in mature markets while pursuing development in markets which we believe have greater potential for growth, particularly in Eastern Europe, Latin America and Asia. We commenced operations in Mexico in 1995 through Vitro-American National Can, S.A. de C.V., a joint venture with Vitro S.A., Mexico's largest glass container manufacturer. At December 31, 1998, the facility, located in Queretaro, represented gross investments in property, plant and equipment of $49.7 million and has the capacity to produce approximately one billion cans per year. Prior to 1998, operating performance was hampered by the weak Mexican economy and the resulting overcapacity in the marketplace. In 1998, operations benefited from organizational changes, productivity improvement programs and aggressive cost cutting, along with renewed beverage promotional activity and increased demand in Mexico. As a result, sales and earnings increased significantly over 1997. Vitro-American National Can's share of the Mexican beverage can market was approximately 14% in 1998.

     Construction of a plant in Brazil commenced in the first quarter of 1996 and initial commercial production started in December 1996. At December 31, 1998, the facility represented gross investments in property, plant and equipment of $73 million. The facility, located in Extrema, Minas Gerais, 60 miles northeast of Sao Paulo, has the capacity to produce 1.5 billion units per year. While competitive production capacity increased significantly and created margin pressure in 1997, high demand levels led to significantly improved results in 1998. This trend is not expected to continue in 1999 due to the recent economic difficulties in Brazil. Our share of the Brazilian beverage can market was approximately 17% in 1998.

     Our operations in Asia consist of two joint ventures operating in Japan and South Korea and one subsidiary in China. The Chinese subsidiary, which is 40% owned by Guangdong City Blue Ribbon Group and 60%-owned by us, operates a plant that produces 12-oz aluminum beverage cans for beer and carbonated soft drinks. The Chinese market continues to grow -- it grew by approximately 7% in 1998 -- but overcapacity remains a factor prompting increased pressure on prices. The Chinese subsidiary's share of the Chinese beverage can market was approximately 5% in 1998.

     The 24.5% and 40% interests, respectively, in our Japanese and South Korean joint ventures, operated with local majority partners, are accounted for under the equity method. Since 1997, activity in Asia has slowed considerably due to the economic crisis, poor weather conditions and overcapacity. Each joint venture has reacted to weak business conditions with restructuring and cost-cutting programs, initiated in 1997, and expected to continue throughout 1999. Our Japanese joint venture, a majority of which is owned by Asahi Brewers, continues to expand its facilities to meet anticipated increases in demand from Asahi.

CUSTOMERS

     Our facilities are generally located in proximity to our major customers, and ship cans directly to beverage fillers and producers under a variety of multi-year supply contracts. In the carbonated soft drink market, the owners of beverage brands generally own both the beverage trademark and the secret formulas to concentrates. Owners of beverage brands either manufacture and sell products themselves or rely on a network of bottlers, often their affiliates, to sell, distribute and sometimes manufacture these products under licenses.


     Consolidation trends among beverage can fillers have led to a highly concentrated customer base. Our top ten global customers represented approximately 67% of our 1998 net sales. Among these customers are six Coca-Cola affiliated bottlers, which accounted for 45% of our 1998 net sales, with Coca-Cola Enterprises Inc. alone representing 28%. No other customer represented more than 10% of our 1998 net sales. Our top ten global customers in 1998 also included Anheuser-Busch, Incorporated, Beverage Associates Cooperative, Inc., The Pepsi Bottling Group, Inc., and The Stroh Brewing Company, who together represented 22% of our 1998 net sales. In addition, we supply 100% of Coors Brewing Company's can needs through our joint venture, Valley Metal Container Partnership.



     We have a strong supply relationship with The Coca-Cola Company and its affiliated bottlers. Coca-Cola has numerous brands, including: Coca-Cola Classic, Diet Coke, Sprite, Diet Sprite, Barq's, Mr. Pibb and Fanta. We believe we are a significant supplier to the Coca-Cola system. Sales to Coca-Cola and its affiliated bottlers represented 51% of our 1998 net sales. In addition, we have been the largest supplier of cans to Coca-Cola Enterprises Inc. for the past ten years. We believe this relationship will continue to create long-term benefit to us on a global basis.



     In June 1999, Coca-Cola products from two filling facilities in Europe were subject to a sales suspension and product recall. An off-taste in bottles was traced to defective carbon dioxide used at a bottling facility in Antwerp, Belgium, and an external odor on cans was traced to wooden pallets used to transport filled cans shipped from a filling facility in Dunkirk, France. Neither of these matters was due to the quality of our cans. The Belgian and French authorities have since approved the reintroduction of Coca-Cola products for sale. These incidents have not disrupted our can production, and we do not expect them to have a material impact on our results for the year 1999.


     The market environments in which we operate are highly competitive. The ability of can manufacturers to differentiate their products is limited. As a result, we are focused on the differentiation of our services. We believe our technical support provided within our customers' plants has aided us in building solid customer relationships. We are also highly responsive to our customers' quality, innovation and promotional needs, which helps to make us a preferred supplier. We believe these strengths have been validated by our long-term contracts with major customers.


     We are currently negotiating a new contract with one of our major customers. The purpose of the new contract is to further develop our business with that customer, and to extend the term of our existing contract.

COST IMPROVEMENT PROGRAMS

     In response to slowing growth rates, overcapacity and price competition in our major markets, we have devoted substantial attention to ongoing productivity improvement and cost reduction efforts across our global network of facilities. These initiatives involved three distinct programs.

  PROJECT CHALLENGE

     The objective of Project Challenge was to reduce the 1995 cost base, excluding metal costs, by 20% before the end of 1999. The program focused on reduction of operating costs, working capital requirements and selling, general and administrative expenditures. To achieve this objective, we implemented a number of measures, including:

     - best practice transfers: the identification and generalization across all facilities of optimal manufacturing processes

     - benchmarking: an internal and external comparative analysis of manufacturing processes designed to identify cost reduction targets

     - headcount reductions, both in our plants and through restructuring at corporate offices

     -     worldwide sourcing of materials and parts

     -     lightweighting, or the reduction of metal per container

     -     logistics reduction, including warehousing, inventories and freight.


     Project Challenge also honed our ability to track our business through better quality measurements, spoilage reduction, and improved inventory management. As part of this effort, we eliminated some of our higher-cost production capacity through the closure of two manufacturing facilities and the curtailment of several additional can making lines in the past three years.


  NEXT LEVEL

     In 1998, building on the success of Project Challenge, we introduced "Next Level," a continuous improvement process through which we seek to increase productivity and reduce costs while limiting additional capital expenditures. Next Level represents a more focused, analytical approach than its predecessor cost reduction effort. An internal task force comprised of engineers, manufacturing experts and plant staff spends several months in each of our facilities to study and adopt best practices, optimize performance for each piece of equipment, improve manufacturing techniques, and introduce superior maintenance programs to reduce machine downtime. A by-product of these efforts is the development and enhancement of new analytical and problem solving skills at the plant level. The Next Level program also encompasses a number of measures designed to enhance employee productivity through training, organizational development and employee incentives, including newly adopted systems more closely linking performance to reward. The objective of the Next Level program is to institute a cost-focused culture within our organization.

     The table below illustrates the productivity gains achieved through Project Challenge and Next Level, expressed in percentage change in cans produced per man-hour.

CHANGE                                                     1996/95    1997/96    1998/97
------                                                     -------    -------    -------
U.S. cans per man-hour...................................   +0.1%     +10.4%      +3.9%
European cans per man-hour...............................   -2.7%      +2.3%      +3.3%

 ANC PRODUCTION SYSTEM

     In 1999, we introduced ANC Production System, which implements the principles of Lean Manufacturing, targeting waste not only at the plant level, but in every part of our organization. The aim of Lean Manufacturing is to reduce costs by applying the specific tools of the Toyota Production System to identify and eliminate waste on the factory floor and in the global production system. The Toyota Production

System, a manufacturing system pioneered by the Toyota Motor Company, is centered around a philosophy of continual improvement. Under this philosophy, every process is continually evaluated and improved in terms of time required, resources used and product quality. From redundant e-mails to unnecessary meetings to waiting for parts, we are focused on removing waste from our practices. In our plants, our efforts focus on reducing spoilage and equipment downtime, both sources of waste. Every ANC employee will attend a three-day training seminar over the next 24 months to learn the skills of Lean Management and its application to various tasks. We are learning from the experience of other benchmark companies that have successfully implemented Lean Manufacturing techniques and we have hired experts in lean production from outside the can industry to bring new perspectives on waste reduction.

RESTRUCTURING CHARGES


     For Project Challenge, we recorded a restructuring charge of $159 million in 1996. In 1998, we restored $21 million of this charge to income. For Next Level, we recorded a restructuring charge of $14 million in 1998. The measures we are taking under the ANC Production System program have not required any restructuring charges. For further details of these charges, please refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 15 to our combined financial statements. We do not currently anticipate recording any material additional charges for these programs.


RESEARCH AND DEVELOPMENT

     Consistent with our emphasis on customer satisfaction and in order to permit customers to increase market differentiation of their products, we continuously pursue the development of innovations for beverage cans.

     Our principal innovations include:

     -  shaped cans

     -  fluted cans

     -  registered embossing development

     -  large opening ends

     -  colored ends and tabs

     -  promotional "under-the-tab" printing

     - aluminum beer widgets, a technology which replicates the foaming of draught beer, which we developed jointly with a major U.K. brewer.

     We believe our product performance and cost-effectiveness benefit from our significant commitment to research and development, often conducted in collaboration with our customers. At our Beverage Technical Center in Elk Grove Village, Illinois, we design, develop and test new and improved beverage can and can end products and processes, and qualify materials for customers around the world. Our technical center operates a complete, bi-metal pilot can-making line for comprehensive and efficient trials, as well as an advanced laboratory. We also contract for the services of various research facilities, including Pechiney's laboratory in Voreppe, France.


     Our research and development expenditure amounted to $15 million in 1998, compared with $20 million in 1997 and $22 million in 1996. This expenditure was $4 million in the first quarter of both 1999 and 1998.


     In 1997, with the introduction of the Coca-Cola contour can, inspired by Coca-Cola's contour bottle, we became the first manufacturer to commercially produce shaped two-piece beverage cans. The shaped can represents a technological breakthrough in two-piece beverage can making, retaining structural stability and superior graphics without significantly affecting production and filling speeds. We developed the can shaping technology with Oberburg Engineering of Switzerland. Today, we have the exclusive rights to use the shaping technology through the beginning of 2000, and we may extend these rights to the beginning of 2002. Once we no longer have these exclusive rights, Oberburg can sell machines which use the technology to other can manufacturers by paying us a royalty. Coca-Cola has test-marketed the shaped can on a limited basis in the United States. The shaped can remains a developmental project that continues to attract customer interest.

     Also in 1997, we commenced production of registered embossed beverage cans for Coca-Cola. Registered embossing aligns indentation with the can's graphics, providing texture and differentiation to the package and allowing brewers and soft drink companies to enhance the image of their brand. The process was developed by Alcoa Packaging Machinery, a licensee under our can sidewall reshaping technology.

     Colored ends, which we introduced in 1997, allow customers to extend brand image to the total package. Colored and printed tabs provide further promotional opportunities such as proof of purchase and instant win games. In 1997, we also introduced a 568ml can (one U.K. pint) as part of a joint development project with one of our key beer customers. This new size has since been adopted by a major cider customer.

     In 1998, we produced the first commercial embossed two-piece beverage cans in the United Kingdom for Whitbread Beer Company's Stella Artois premium lager and were awarded the "Best in Metal" prize by the Metal Packaging Manufacturers Association. The embossed can continues to attract customer interest worldwide.

PRODUCTION FACILITIES

     The competitiveness of can production depends in large part on the control of transportation costs. We have built up a network of geographically dispersed low cost facilities that allows us to minimize transportation costs by producing can bodies in relative proximity to our customers in our principal markets.

     The following maps illustrate our 22 facilities in the United States and 13 facilities in Europe, including location and product details for each facility:

                            UNITED STATES FACILITIES
                            [MAP OF USA FACILITIES]

                                 UNITED STATES

--------------------------------------------------------------------------------

           LOCATION              TYPE OF PLANT
           --------              -------------
Birmingham, Alabama                  End
Bishopville, South Carolina          Can
Chatsworth, California               Can
Chicago, Illinois                    Can
Fairfield, California                Can
Forest Park, Georgia                 Can
Fremont, Ohio                        Can
Golden, Colorado (2 plants)       Can & End
Houston, Texas                       Can
Kent, Washington                     Can
Longview, Texas                      Can

           LOCATION              TYPE OF PLANT
           --------              -------------
Monmouth Junction, New Jersey        Can
Oklahoma City, Oklahoma              Can
Olive Branch, Mississippi            Can
Phoenix, Arizona                     Can
Piscataway, New Jersey               Can
San Leandro, California              End
St. Paul, Minnesota                  Can
Valparaiso, Indiana                  End
Whitehouse, Ohio                     Can
Winston-Salem, North Carolina        Can

                              EUROPEAN FACILITIES
                          [MAP OF EUROPEAN FACILITIES]

                                     EUROPE
--------------------------------------------------------------------------------


           LOCATION              TYPE OF PLANT
           --------              -------------
Dunkirk, France                       Can
Mont, France                          End
Gelsenkirchen, Germany                Can
Waterford, Ireland                    End
Nogara, Italy                         Can
Pianella, Italy                       End
San Martino, Italy                    Can


           LOCATION              TYPE OF PLANT
           --------              -------------
La Selva, Spain                       Can
Valdemorillo, Spain                   Can
Manisa, Turkey                        Can
Milton Keynes, United Kingdom         Can
Runcorn, United Kingdom               Can
Wakefield, United Kingdom             Can

     We have three additional facilities in which we own a significant share. In Queretaro, Mexico, we have a joint venture can plant owned on a 50/50 basis by ourselves and Vitro, S.A. In Brazil, we have a wholly-owned plant in Extrema, Minas Gerais, 60 miles northeast of Sao Paulo. In China, we have a joint venture can plant with the Blue Ribbon Group in the city of Zhaoqing. We own 60% of this venture.

     As part of our quality management system and efforts to continuously improve products and processes, we have sought quality certification from the Geneva-based International Organization for Standardization. By the end of 1997, all European facilities had obtained ISO 9002 certification. Currently, 19 of our 38 facilities have obtained ISO 9002 certification, confirming that our quality controls and manufacturing processes meet recognized international standards.

     We own all of our manufacturing facilities and generally own the land on which those facilities are located, except for four facilities in the United States that we operate under lease. We lease our corporate headquarters in Chicago, Illinois. We believe our properties and facilities are in good condition and have sufficient productive capacity to serve our current needs and expected near-term growth.

     Our ongoing productivity improvement and cost reduction efforts in recent years have focused on improved raw material cost management, upgrading and modernizing our facilities to improve costs, efficiency and productivity, and phasing out non-competitive facilities. As part of Project Challenge and in light of excess supply in the North American market, we reduced our annual beverage can production capacity by approximately 3 billion cans in 1996 and 1997 by closing our Jacksonville, Florida and San Juan, Puerto Rico can manufacturing facilities and by permanently curtailing production on several lines at selected plant sites.

USE AND PROCUREMENT OF RAW MATERIALS

     To reduce costs and optimize resources, we purchase our principal raw materials on a centralized global basis. We purchase several categories of raw materials including inks, varnishes, coatings, compounds and, most significantly, metal.


     The principal raw material used in manufacturing beverage cans is aluminum can sheet for aluminum cans and steel can sheet for steel cans. Our aluminum beverage can production activities in the United States and Europe consumed approximately 581,200 metric tons of aluminum can sheet in 1998 and 587,000 metric tons in 1997, while steel beverage can production activities consumed approximately 138,700 metric tons of steel in 1998 compared with 149,000 metric tons in 1997. Part of the reduction in metal consumption can be attributed to the lightweighting of cans. In the United States, we purchase the majority of our aluminum can stock requirements from the major North American aluminum can sheet producers. In Europe, we purchase aluminum can stock from European producers, and we purchase steel can sheet from major European steel producers pursuant to annual or long-term contracts at prevailing market prices and on standard market terms. Our aluminum purchasing in Europe includes approximately 58% of our European supply purchased from an affiliate of Pechiney on arm's-length terms. For further details of our future relationship with Pechiney, including expected future purchasing of aluminum, see the section entitled "Relationship with Pechiney."


     Unless otherwise fixed by contract, aluminum can sheet prices will vary in relation to the London Metal Exchange prices for primary aluminum. Steel can sheet costs have historically been more stable and are not subject to the same volatility as aluminum. If the cost of can sheet rises, it will cause our operating expenses to increase. If we cannot increase the selling price of beverage cans to offset the increased expenses, our profits will decline. For further details of this risk, see the section entitled "Risk Factors -- Our profits will decline if the cost of can sheet rises and we cannot increase the selling price of beverage cans."

COMPETITION

     The market for beverage cans is highly competitive. Competition is based principally on price, product quality and service. The beverage can also competes with bottles made from glass and plastic. See the sections entitled "Overview of the global beverage can industry -- Significant industry conditions --Customer value" and "-- Changing product mix."

     In 1998, the beverage can accounted for a significant majority of the North American single-serve beer and soft drink market, followed by glass, while plastic single-serve sizes continued to gain market share for soft drinks. Plastic bottles constitute the vast majority of larger-size containers, which compete with cans sold in multi-pack configurations. In Europe, we believe the can, as part of the packaging mix, maintained its overall market share in the packaged beer and carbonated soft drink market in 1998. In the European soft

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

drink market, plastic bottle growth is estimated to have slightly outperformed market growth at the expense of glass. However, markets such as the United Kingdom have experienced a more rapid gain in single-serve plastic bottles.

     The production of beverage cans in the United States and Europe is highly concentrated, with six leading producers of beverage cans, including us, comprising virtually the entire market. Our principal U.S. competitors are:

     - Ball Corporation, which recently purchased the North American beverage can operations of Reynolds Metals Company

     - Crown Cork and Seal Company, Inc.


     - Metal Container Corporation, a subsidiary of Anheuser-Busch Companies,
       Inc.


In Europe, our principal competitors are:

     - Carnaud Metalbox, which was acquired by Crown Cork and Seal in 1996

     - Schmalbach-Lubeca Continental Can Europe (VIAG AG)

     - PLM AB, which was recently acquired by Rexam Plc.

ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

     Our operations are subject to numerous federal, state, local and foreign environmental health and safety laws and regulations, including those pertaining to the handling and disposal of hazardous and toxic materials, practices and procedures applicable to the construction and operation of our facilities and standards relating to the discharge of pollutants to the air, soil and water. In addition, our operations are subject to environmental remediation laws such as the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (known as "CERCLA"), and similar state laws that can impose liability upon statutorily defined categories of parties for the entire cost of the cleanup of a contaminated site without regard to fault or the lawfulness of the original activity resulting in contamination. Pursuant to CERCLA and similar state laws, we are currently undertaking or participating in remediation of contamination at a number of our present and former operations and at several third party waste disposal sites. We are also subject to liability for environmental obligations in connection with previously divested businesses.

     Based on information currently available, the sites at which we have, relative to other sites, the largest potential liability for remediation of contamination are third party disposal sites known as the Operating Industries, Inc. Landfill Site in California, the Midco I and II/Midwest Solvents Recovery Site, the Ninth Avenue Dump Landfill Site and the Fisher-Calo Site, each of which is in Indiana, and the Ellisville Site in Missouri. Based on information currently available regarding these sites and other sites at which we are subject to known remediation liability, we do not expect that this liability will materially damage our business, financial condition or results of operations. In addition, under U.S. GAAP, we have established reserves for known environmental remediation liabilities that are probable and reasonably capable of estimation. Nonetheless, any future development in existing facts, events, circumstances or conditions, or any new facts, events, circumstances or conditions, may result in a significant increase in liability that would materially harm our business, financial condition or results of operations.

     As for environmental, health and safety laws and regulations applicable to our ongoing operations and construction activities, while we believe that our operations are in substantial compliance with these laws and regulations as currently in effect, we are currently faced with instances of noncompliance at our U.S. and non-U.S. facilities for which expenditures will be required, and violations of these laws or regulations may occur in the future. Violations of environmental, health and safety laws can lead to substantial fines or penalties. Other developments, such as the promulgation of more stringent requirements of environmental, health and safety laws and regulations and increasingly strict enforcement by governmental authorities, could substantially impact our operations.


     We are currently handling the defense of a claim filed by governmental authorities alleging improper handling and disposal of asbestos at our former Englewood plant in Chicago, Illinois. The government initially sought a penalty of approximately $1.5 million. While we intend to continue to vigorously defend this claim, the claim is in a preliminary stage and we cannot predict its outcome with certainty. In addition, on May 27, 1999, the New Jersey Department of Environmental Protection issued a notice of violation alleging that our Piscataway, New Jersey plant is not in compliance with certain of its air permit requirements and certain New Jersey air regulations, primarily in connection with emissions of volatile organic compounds. We are currently in discussions with the Department in an effort to resolve this issue. While it is possible that the State of New Jersey will commence an enforcement action seeking fines or penalties, this matter is in a preliminary stage and we cannot predict its outcome with certainty. We also have recently received a notification from the Brazilian authorities that the wastewater effluent chemical oxygen demand at our Extrema plant is above the limit incorporated in the plant's environmental operating permit. We intend to implement additional wastewater treatment at an estimated capital cost of $200,000 in order to correct this reported deficiency. In addition, we are in the process of addressing noncompliance with occupational safety and health laws, particularly as related to noise, electrical upgrade and ventilation, at several of our facilities in Europe. We have budgeted capital expenditures of approximately $25 million over the next five years for this work.



     Current or forthcoming U.S. regulations also may require action to address air emissions of ethylene glycol monobutyl ether (known as "EGBE") and formaldehyde from our facilities that manufacture can bodies. Under its current draft schedule, in November 2001, the U.S. Environmental Protection Agency (known as "EPA") will adopt new standards under the Federal Clean Air Act to require 2-piece can makers to implement maximum achievable control technology (known as "MACT") for designated hazardous air pollutants, particularly EGBE and formaldehyde. Under EPA's current draft schedule, we would have to comply with these standards by November 2004. If these regulations are promulgated, we may have to spend up to an estimated $70 million to purchase and install control equipment (thermal oxidizers) between November 2001 and November 2004 to implement MACT for EGBE and formaldehyde at our facilities that manufacture can bodies. We recently carried out testing and determined that formaldehyde was being formed during the process of curing the coatings and inks during can manufacture. As a result of these findings and regardless of the adoption of the MACT standards, under current state laws establishing formaldehyde emission limits, we may be subject to fines, penalties or other actions requiring emission reductions. Pursuant to these laws, we may have to spend up to $40 million to control formaldehyde emissions beginning as early as 1999 if, as more fully described below, we are unable to change the formulation of coatings and inks to reduce the emissions below state exposure limits, or if the state exposure limits are not adjusted in response to new scientific data.


     We and others in the industry are engaged in actions seeking to mitigate these costs and liabilities. On November 12, 1996, a petition was filed with the EPA requesting that the 2-piece can coating subcategory, or its EGBE emissions, be removed from the list of regulated pollutants on the basis that, as used in this process, it is non-hazardous. In March 1999, the EPA began formal evaluation of the petition. It is required to issue its decision by the end of February 2000. Regarding formaldehyde, a 45% emissions reduction has already been accomplished by modifying the inside spray material, and work is underway to reduce emissions from the use of varnish and ink. Further, EPA currently is reviewing new scientific data showing formaldehyde to be significantly less hazardous than would be predicted based on earlier data and is expected to announce a decision by the end of 1999. If EPA accepts these new data and the states adjust their regulations accordingly, we do not expect to incur significant additional costs to reduce formaldehyde emissions. However, there can be no assurance that the regulatory relief being sought will be granted, and it is possible that the costs and liabilities associated with EGBE and formaldehyde emissions will be higher than the current estimates.

     New ambient air quality standards for particulate and ground level ozone were adopted in 1997. In May 1999, a Federal Appeals Court in Washington, D.C. set aside these standards. These new standards, if they survive the court challenge, could require our U.S. facilities to install additional pollution control equipment. Important aspects of the standards, including the deadlines to conform, have not yet been stated. At this stage, the eventual financial implications for us cannot be estimated.

     While these matters and other developments, such as claims for damages to property or injury to persons resulting from the environmental, health or safety impacts of our operations or past contamination, could materially harm our business, financial condition or results of operations, based on information presently available, management does not anticipate any material harm.

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

     One of our principal environmental goals is to progress beyond mere compliance with applicable regulations and to establish procedures to continuously improve our impact on the environment. We favor an approach that would use market mechanisms, such as voluntary commitments and negotiable permits. Accordingly, we have implemented an environmental management system at our facilities, which fosters and monitors continuous improvement.

INSURANCE

     To date, we have been able to obtain adequate insurance coverage for our operations worldwide at levels which we consider to be prudent. We maintain insurance covering various types of risk in respect of our operations. The insurance coverage we maintain includes public and products liability, transportation, material damage, business interruption and all-risks insurance, as well as employer's liability insurance where required. We do not anticipate any difficulty in obtaining adequate levels of insurance in the future.

INTELLECTUAL PROPERTY

     Our intellectual property, including patents, designs, know-how and trademarks, are important to our business. We have implemented vigorous policies to protect our patent rights and intellectual property. We have long had worldwide patent committees to coordinate intellectual property management with our management, research and development, sales and marketing and legal functions. In 1997, we began to coordinate the efforts more closely at the senior management levels. The principal purpose of these committees is to protect and capitalize on our intellectual property.

     At December 31, 1998, we had a portfolio of approximately 250 patents and 100 patent applications in total. We have filed approximately 20 new patent applications in 1998. The patent coverage on our most important technologies will not expire within the next 10 years.

     We are currently a party to a patent infringement action brought against us by Viskase Corporation. See the section entitled "-- Legal proceedings" below.

EMPLOYEES

     At December 31, 1998, we employed approximately 4,735 people. The table below shows our number of employees by geographic location at December 31, 1996, 1997 and 1998.

                                                                YEAR ENDED AT DECEMBER 31,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
The Americas................................................    3,100     2,843     2,614
Europe......................................................    1,903     1,898     1,915
Asia........................................................      227       215       206
                                                                -----     -----     -----
  Total.....................................................    5,230     4,956     4,735
                                                                =====     =====     =====

     In the Americas, 66% of our employees were members of labor unions as of year-end 1998, primarily the United Steel Workers' Association and the International Association of Machinists. In Europe, membership of our employees in labor unions varies from country to country, and a number of countries prohibit us from keeping records of union membership. However, we estimate that union membership among our employees in Europe is approximately 40%. We have entered into various collective bargaining agreements in both the United States and Europe. In most continental European countries, collective bargaining agreements are imposed by law on the entire industry. We are not aware of any material arrangements whose expiry is pending and which are not expected to be satisfactorily renewed or replaced in a timely manner. Our labor relations environment has been stable, no significant work stoppage has occurred since 1996, and we believe relations with our employees are good.

LEGAL PROCEEDINGS

     In December 1993, Viskase Corporation, a subsidiary of Envirodyne Industries, Inc., brought a patent infringement action against American National Can Company in the U.S. District Court for the Northern

District of Illinois. Viskase alleged that we infringed its patents relating to the manufacture of heat shrinkable bags for meat and poultry.

     In November 1996, following a trial, the jury awarded Viskase $102 million in damages and found willful infringement on our part. At December 31, 1996, we recorded a provision in the amount of the jury's award plus estimated costs, in addition to a $3 million reserve previously recorded. Under applicable law, the jury's damage award may be reduced if the court finds the amount excessive, or increased by up to a multiple of three, depending on the court's assessment of the willful nature of the infringement. The parties filed various post-trial motions and, among them, Viskase filed motions seeking prejudgment interest and attorneys' fees.


     On September 29, 1997, the judge ordered a new trial as to the alleged infringement by our Affinity(TM)-containing products and on the amount of damages. Viskase then filed a motion for summary judgment concerning the Affinity(TM)-containing products. In August 1998, the court granted summary judgment to Viskase on the Affinity(TM)-containing products. Viskase then filed a motion for reinstatement of the $102 million damage award. On May 10, 1999, the court granted reinstatement of the jury's damage award. The court subsequently set a ruling date of July 30, 1999 for Viskase's request for treble damages, pre- and post-judgment interest and expenses.


     In addition, we have requested the U.S. Patent and Trademark Office (known as the "PTO") to re-examine the claims of two of the patents that Viskase alleged ANC infringed. In March 1999, a PTO Examiner issued an Office Action that re-examined and rejected claims of one of the two patents, but the Office Action is not final. Concerning the second patent, the PTO has also issued an Office Action rejecting the Viskase claims, but the PTO recently granted Viskase's petition to change the inventorship of the patent. Additional proceedings are ongoing.


     Because these legal proceedings relate to plastic packaging operations that have been transferred to Pechiney Plastic Packaging as part of the reorganization, Pechiney Plastic Packaging has agreed to reimburse us on an after-tax basis, subject to adjustments, for any payments we may make with respect to this litigation. Pechiney has agreed to guarantee this obligation of Pechiney Plastic Packaging. In any event, on the basis of the current facts and circumstances, we do not believe that the provisions we made in 1996 based on the jury's damages award require amendment.


     Pechiney has received a notice of patent infringement for a number of patents owned by the Lemelson Medical, Education & Research Foundation, Limited Partnership. The notice of patent infringement may cover Pechiney's subsidiaries, including our company. Lemelson has offered to grant us a license to use the patents they claim we infringed. We do not expect this matter to have a material effect on our business or financial condition.

     We are involved on a regular basis in various claims and lawsuits incidental to the ordinary course of our business. Except for the Viskase proceedings, we are not involved in any legal or arbitration proceedings, including environmental proceedings, which we expect could materially harm our business, financial condition or results of operations, either individually or in the aggregate.

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

                    MANAGEMENT AND CERTAIN SECURITY HOLDERS


DIRECTORS AND EXECUTIVE OFFICERS


     The table below shows the names and ages of the members of our board of directors and executive officers as of the date of this offering, and their current positions.

NAME                                         AGE    POSITION
----                                         ---    --------
Jean-Pierre Rodier.......................    52     Chairman of the Board and Chief Executive
                                                    Officer
Edward A. Lapekas........................    56     President, Chief Operating Officer and
                                                    Director
Christel Bories..........................    35     Director
Frank W. Considine.......................    77     Director
Ronald J. Gidwitz........................    54     Director
George D. Kennedy........................    73     Director
Homer J. Livingston, Jr..................    63     Director
Roland H. Meyer, Jr......................    71     Director
James J. O'Connor........................    62     Director
Alain Pasquier...........................    50     Director
Jean-Dominique Senard....................    45     Director
James R. Thompson........................    63     Director
Jack H. Turner...........................    64     Director
Curtis J. Clawson........................    39     Executive Vice President and President --
                                                    Beverage Cans Americas
Michael D. Herdman.......................    49     Executive Vice President and President --
                                                    Beverage Cans Europe and Asia
Alan H. Schumacher.......................    52     Executive Vice President and Chief
                                                    Financial Officer
Dennis R. Bankowski......................    52     Executive Vice President --
                                                    Administration and Chief Human Resources
                                                    Officer

DIRECTORS

     The following individuals have agreed to serve as directors of our company. They were elected on April 14, 1999 and will hold office until the annual meeting of our stockholders in the year 2000, 2001 or 2002, depending upon the director class in which they serve following the offering.

     JEAN-PIERRE RODIER will serve as Chairman of the Board and Chief Executive Officer until the completion of the offering, at which time he will resign from these positions and be replaced by Mr. Edward Lapekas. Since 1994, Mr. Rodier has served as Chairman and Chief Executive Officer of Pechiney, formerly our parent company. Prior to this offering, he served as Chairman of the Board and Chief Executive Officer of American National Can Company. Before joining Pechiney in 1994, Mr. Rodier served as Chairman and Chief Executive Officer of Penarroya and Managing Director of Penarroya's parent company, Imetal. He has also held the positions of Chairman of the Executive Board for Metaleurop France and head of Union Miniere, the Belgian affiliate of Groupe Suez.

     EDWARD A. LAPEKAS is President and Chief Operating Officer and has served as Senior Executive Vice President and Chief Operating Officer -- Beverage Cans Worldwide of American National Can Company since November 1996. He joined American National Can Company in June 1996 as Senior Vice President -- Beverage Cans Americas. Prior to joining American National Can Company, Mr. Lapekas served as Vice

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

Chairman of Schmalbach-Lubeca A.G. from July 1991 through June 1996. Prior to that time, he held senior management positions throughout the world with Continental Can Company from 1968 through 1991.

     CHRISTEL BORIES has been Senior Executive Vice President, Chief Operating Officer, Plastic Packaging of Pechiney since January 1999 and also served in a similar position at American National Can Company. From April 1995 through December 1998, she was Senior Executive Vice President, Strategy and Control of Pechiney. From 1993 until March 1995, she was employed at Union Miniere as Director Strategy and Control and member of the Direction Committee. Prior to that time she was a consultant with Corporate Value Associates.

     FRANK W. CONSIDINE was Chairman of the Board of American National Can Company from 1983 to 1990, Honorary Chairman and Chairman of the Executive Committee from 1990 to present, President from 1969 to 1988, and Chief Executive Officer from 1973 to 1988. Mr. Considine is also a director of SEI Information Technology and Scotsman Industries, Inc. and Chairman of the Board of Trustees of Loyola University, Chicago, Vice President of the Lyric Opera of Chicago, and a member of the Executive Committee of the Museum of Sciences and Industry, Chicago, and the Board of Trustees of the Field Museum of Natural History, Chicago.

     RONALD J. GIDWITZ is a partner in GCG Partners, a private investment firm, a position he has held since 1998. He previously served as President and Chief Executive Officer of Helene Curtis Industries, Inc. from 1979 to 1998. He is also a director of Continental Materials Corporation, Prairie Packaging Corporation and SEI Consulting. Mr. Gidwitz is also a member of the Board of Governors of Boys and Girls Clubs of America, the board of directors of Lyric Opera of Chicago, the Field Museum of Natural History, the Museum of Sciences and Industry, and the Board of Trustees of Rush-Presbyterian Medical Center.

     GEORGE D. KENNEDY was Chairman and a director of Mallinckrodt Group Inc., a producer of medical products and chemicals, from 1991 until his retirement in October, 1994. He was Chairman and Chief Executive Officer of Mallinckrodt Group Inc. from 1986 to 1991. Mr. Kennedy is also a director of the Kemper National Insurance Companies and Scotsman Industries, Inc.

     HOMER J. LIVINGSTON, JR. served as President and Chief Executive Officer of the Chicago Stock Exchange in Chicago, Illinois from November 1992 until his retirement in May 1995. From 1988 through 1992, Mr. Livingston was Chairman of the Board and Chief Executive Officer of Livingston Financial Group. He has also held the positions of Executive Vice President of First National Bank of Chicago, Partner at Lehman Bros., Partner at William Blair & Co., President and Chief Executive Officer of LaSalle National Bank and Trustee of Southern Pacific Railroad. Mr. Livingston is also a director of EVEREN Capital Corporation and Peoples Energy Corporation.

     ROLAND H. MEYER, JR. served as President and Chief Operating Officer of American National Can Company from 1989, and Chief Operating Officer from 1988, until his retirement in 1992. Mr. Meyer joined American National Can Company in 1972 and from that time held various management positions in the Metal Container Division including Manager -- Manufacturing, Vice President -- Operations, and Vice Chairman -- Operations. Mr. Meyer is also a director of Uniroyal Technology Corporation and Vice Chairman of First Commercial Bank of Tampa.

     JAMES J. O'CONNOR is the retired Chairman and Chief Executive Officer of Commonwealth Edison Company and Unicom Corporation, a holding company, where he served from June 1994 until March 1998, and of Edison Company, an electric utility, where he served from 1980 to March 1998. He is also a Director of Corning Incorporated, EVEREN Capital Corporation, Scotsman Industries Inc., Smurfit-Stone Container Corporation, Tribune Company and UAL Corporation.

     ALAIN PASQUIER has held various senior corporate management positions within Pechiney's finance department since 1993. He currently serves as Senior Vice President -- Corporate Finance of Pechiney, a position he has held since 1997. He is also a director of Impress Metal Packaging Holdings B.V. and Paribas Capital Markets Ltd.

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


     JEAN-DOMINIQUE SENARD has been Senior Executive Vice President and Chief Financial Officer, and a member of the Executive Committee of Pechiney since October 1996. Prior to joining Pechiney, Mr. Senard was employed by the French company Saint-Gobain from January 1987 through October 1996, where he was Group Treasurer from January 1987 through January 1989, Director of Treasury and Financing from January 1989 through September 1995, and Financial Director of Saint-Gobain's General Delegation for Germany and Central Europe and a member of the Management Committee of Vegla GmbH from October 1995 through October 1996. He commenced his career at Total where he served as financial controller and later financial risk manager within the treasury group.


     JAMES R. THOMPSON was Governor of Illinois during the period 1977 through 1991. Since January 1991, Mr. Thompson has been a partner in, and Chairman of the Executive Committee of, Winston & Strawn, a Chicago, Illinois law firm, and since January 1993, he has been Chairman of the firm. Mr. Thompson is also a director of FMC Corporation, Prime Retail, Inc., Hollinger International, Inc., Jefferson Smurfit Group, Metzler Group, Prime Group Realty Trust and Union Pacific Resources. He also serves as a Public Governor of the Chicago Board of Trade and is the Chairman of the Public Review Board of the Hotel and Restaurant Employees International Union. He is Chairman of the Board of Trustees of the Illinois Mathematics and Science Academy Foundation, and serves as a trustee of the Chicago Historical Society, Lyric Opera of Chicago, Museum of Contemporary Art, the Art Institute of Chicago and the Economic Club of Chicago.

     JACK H. TURNER served as President of American National Can Company and Chief Operating Officer from 1992 until his retirement in 1995. From September 1989 through June 1992, he was Executive Vice President and Chief Operating Officer of the beverage worldwide business. Mr. Turner joined American National Can Company in February 1969 and has held numerous financial and operations positions.

EXECUTIVE OFFICERS

     In addition to Mr. Rodier and Mr. Lapekas, who are also Directors, the following persons are executive officers of ANC. The executive officers were appointed on April 14, 1999 and will hold office until the first annual meeting of our stockholders following the offering.


     CURTIS J. CLAWSON is Executive Vice President and President -- Beverage Cans Americas. He joined American National Can Company in June 1998 as Senior Vice President -- Beverage Cans Americas. From March 1995 through January 1998, he was an employee of Allied Signal, Incorporated, following which he took a career break from January to June 1998. From March 1995 through March 1997, his position was President Filters and Spark Plugs, and from April 1997 through January 1998, his position was President Laminates. Prior to his employment with Allied Signal, he was an employee of Arvin Industries, Incorporated. He held the position of General Manager from January 1994 through February 1995. While at Arvin he also served in the positions of Vice President Sales during 1993 and Sales Manager/Plant Manager during 1992.


     MICHAEL D. HERDMAN is Executive Vice President and President -- Beverage Cans Europe and Asia. Since 1991, Mr. Herdman has held the position of Senior Vice President -- Beverage Cans Europe. In January 1997, he also assumed responsibility for the beverage can business in Asia. Since joining American National Can Company in 1972, Mr. Herdman's prior positions have included Managing Director of Nacanco Ltd, Vice President of Business Development, Vice President and General Manager -- Plastics, Managing Director -- Iberica, and other sales and manufacturing management positions.

     ALAN H. SCHUMACHER is Executive Vice President and Chief Financial Officer. He has held this position in American National Can Company since July 1997. From January 1988 through June 1997, he held the positions of Vice President, Controller and Chief Accounting Officer. Positions held at American National Can Company prior to 1988 include Assistant Corporate Controller, and Manager Corporate Accounting. Prior to joining American National Can Company, Mr. Schumacher was employed in the audit function of Price Waterhouse and Company.

     DENNIS R. BANKOWSKI is Executive Vice President -- Administration and Chief Human Resources Officer. He joined American National Can Company in 1991 as Senior Vice President -- Human Resources.

In January 1997, he was named Senior Vice President -- Corporate Services. Before joining American National Can Company, Mr. Bankowski was employed by BP America, a subsidiary of British Petroleum, from 1981 through 1990 where he served in the positions of Director of Compensation, Director of Organizational Development and Vice President of Human Resources.

BOARD OF DIRECTORS, DIRECTORS' COMPENSATION AND COMMITTEES OF THE BOARD

     The company's board of directors consists of 13 members. Directors are elected to serve until the expiration date of their terms as determined by their respective classes, and until their successors are elected and qualified. Officers of the company are elected or appointed by, and serve at the discretion of, the board of directors.

     As of the date of this offering, the board of directors is divided into three staggered classes. The initial board will consist of the following:

     - four Class I directors: Madame Bories and Messrs. Meyer, Pasquier and Turner

     - four Class II directors: Messrs. Considine, Kennedy, Livingston and
       Senard

     - five Class III directors: Messrs. Gidwitz, Lapekas, O'Connor, Rodier and Thompson.

     At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2000, 2001 and 2002, respectively.

     Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the company do not receive compensation other than reimbursement for out-of-pocket expenses incurred by them in connection with their travel to and attendance at meetings of the board of directors or its committees.

     In addition to the reimbursement of expenses, directors of our company who are not officers or employees receive an annual cash retainer of $25,000 and an annual grant of non-transferable stock with a fair market value of $15,000. These shares cannot be sold or transferred until retirement from the board of directors. The non-employee directors will also receive an annual stock option grant with a Black-Scholes value equal to $30,000. The options will be granted at the fair market value, will become exercisable immediately, and will have a ten-year term. In addition, non-employee directors who chair any committee of the board will receive a fee of $3,000 per year for each committee they chair. Directors can elect to defer the receipt of their annual cash retainers and chairman fees until retirement from the board of directors. Until distribution of the deferred amounts following retirement, the deferred amounts will earn interest based on mutual funds selected by the director from a company listing of mutual funds approved for the deferral plan. The company provides each non-employee director with $250,000 of accidental death and dismemberment insurance coverage on a 24-hour basis for any period a non-employee director is travelling on company business.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established an audit committee, a compensation committee and an executive committee. The functions of each of these committees are described below.

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

     The audit committee is responsible for reviewing the propriety and accuracy of our consolidated financial statements. The audit committee is also responsible for:

     - reviewing the internal accounting controls and annual consolidated financial statements

     - reviewing the scope of the independent certified public accountants' audit, their report and their recommendations

     - considering the possible effect on the independence of the accountants in approving non-audit services requested of them

     - recommending the action to be taken with respect to the appointment of the independent certified public accountants.

     James J. O'Connor is chairman of the audit committee, and the other members are Homer J. Livingston, Jr. and Jean-Dominique Senard.

     The compensation committee is responsible for:

     - approving the compensation of all elected officers

     - reviewing, advising and making recommendations with respect to elected officer compensation plans, their benefits and standards and taking all related actions that are not reserved for the board

     - administering our annual incentive plan and the other salary, compensation or benefit plans that it is designated to administer.

     George D. Kennedy is chairman of the compensation committee. The other members are Frank W. Considine, Ronald J. Gidwitz and Jean-Pierre Rodier.

     During intervals between meetings of the board, the executive committee has and exercises all the powers and authority of the board in the management of our business and affairs, except as specifically limited in our by-laws. Frank W. Considine is chairman of the executive committee. The other members are Edward
A. Lapekas and Jean-Pierre Rodier.

EXECUTIVE COMPENSATION

     The following table shows information concerning the compensation paid for services rendered in all capacities to American National Can Company and its subsidiaries for the fiscal year ended December 31, 1998, for the individual serving as Chief Executive Officer and the other four most highly compensated executive officers, based on their employment by American National Can Company or an affiliate of American National Can Company at December 31, 1998. The compensation described in this table was paid by American National Can Company, or an affiliate of American National Can Company.

     The positions reflected in the table are the positions to be held by the named executive officers with the company following the offering and were not the positions held by the named executive officers during 1998, the period covered by the table. Compensation reflected in the table for 1998 was paid by American National Can Company to the named executive officers in the following capacities:

     - Mr. Lapekas, Senior Executive Vice President and Chief Operating Officer -- Beverage Cans Worldwide

     - Mr. Herdman, Senior Vice President -- Beverage Cans Europe and Asia

     - Mr. Schumacher, Senior Vice President and Chief Financial Officer

     - Mr. Bankowski, Senior Vice President -- Corporate Services.


     Mr. Curtis J. Clawson, who is not listed here, joined American National Can Company in June 1998. The pro-rata salary paid to Mr. Clawson for his seven months of employment in 1998 was $175,000. A bonus of $158,500 was paid reflecting 1998 financial and individual performance. If Mr. Clawson had been employed for the full fiscal year, his level of compensation would qualify him as a named executive officer.

     References to stock options relate to awards of Pechiney Options under the Pechiney Stock Option Plan. This plan grants options to purchase Pechiney stock on the Paris stock exchange. References to stock appreciation rights or SARs relate to awards of Pechiney Stock Appreciation Rights under the American National Can Company Long-Term Incentive Plan. SARs reflect the appreciation of Pechiney American Depositary Shares as traded on the New York Stock Exchange. The American Depositary Shares trade at a ratio of 2:1 to the Pechiney French shares.


                                                                        SUMMARY COMPENSATION TABLE
                                             ---------------------------------------------------------------------------------
                                                     ANNUAL COMPENSATION               1998 LONG-TERM COMPENSATION PAYOUTS
                                             -----------------------------------   -------------------------------------------
                                                                                                   LONG-TERM
                                                                    OTHER ANNUAL      STOCK        INCENTIVE
NAME AND                                      SALARY      BONUS     COMPENSATION   OPTIONS/SARS   PLAN PAYOUTS     ALL OTHER
PRINCIPAL POSITION                              ($)        ($)          ($)           (#)(1)          ($)         COMPENSATION
------------------                           ---------   --------   ------------   ------------   ------------    ------------
Jean-Pierre Rodier.........................  $208,156    $111,729     $      0       0/0            $      0       $        0
Chairman and Chief Executive Officer
Edward A. Lapekas..........................  $420,000    $472,226     $      0       0/109,000      $      0       $19,361.53(2)
President and Chief Operating Officer
Michael D. Herdman.........................  $262,000    $222,307     $251,745(3)    0/ 58,000      $      0       $ 9,077.53(2)
Executive Vice President and President --
Beverage Cans Europe and Asia
Alan H. Schumacher.........................  $231,000    $186,971     $      0       0/ 58,000      $      0       $ 9,706.57(2)
Executive Vice President and
Chief Financial Officer
Dennis R. Bankowski........................  $310,000    $227,385     $      0       0/ 58,000      $      0       $10,414.57(2)
Executive Vice President -- Administration
and Chief Human Resources Officer


------------------


(1) All these stock appreciation rights will be converted to the Company's restricted stock at the date of the offering. The method used to convert the stock appreciation rights is described in the section entitled "Stock Compensation Conversion Plan" below.



(2) The amounts shown include $8,075.53 contributed to each of the named executive officers under the American National Can Company Capital Accumulation Plan for Salaried Employees. Also included are the following amounts representing imputed income from a company-sponsored group life insurance plan: Mr. Lapekas $11,286.00, Mr. Herdman $1,002.00, Mr. Schumacher $1,631.04, and Mr. Bankowski $2,339.04.



(3) Amounts represent allowances paid to, and expenses paid on behalf of, Mr. Herdman in connection with his foreign assignment, including $116,880 that Mr. Herdman received as a cost of living and housing allowance and $63,243 that American National Can Company paid on behalf of Mr. Herdman to cover his foreign income tax expenses.



     Effective on the date of this offering, the annual salaries of Messrs. Rodier, Lapekas, Herdman, Schumacher and Bankowski will be $216,000, $650,000, $311,000, $300,000 and $322,000, respectively.


GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS

     The table below shows information concerning grants of stock appreciation rights made to the named executive officers during the fiscal year ended December 31, 1998. They received no stock options in our company in 1998.

         PECHINEY STOCK APPRECIATION RIGHTS GRANTED IN LAST FISCAL YEAR


                                                            INDIVIDUAL GRANTS
                                 -----------------------------------------------------------------------
                                  NUMBER OF                                                                POTENTIAL REALIZABLE
                                  SECURITIES      % OF TOTAL                                                 VALUE AT ASSUMED
                                  UNDERLYING         SARS                                                         ANNUAL
                                     SARS         GRANTED TO     EXERCISE OR                               RATES OF STOCK PRICE
                                   GRANTED       EMPLOYEES IN    BASE PRICE    MARKET PRICE   EXPIRATION     APPRECIATION FOR
NAME                                (#)(1)      FISCAL YEAR(2)    ($/SHARE)      AT GRANT        DATE         SAR TERM ($)(3)
----                             ------------   --------------   -----------   ------------   ----------   ---------------------
                                                                                                              5%          10%
Jean-Pierre Rodier.............           0             0              --             --             --          --          --
Edward A. Lapekas..............     109,000          12.8          $16.16         $16.16       11/25/02    $379,601    $817,484
Michael D. Herdman.............      58,000           6.8          $16.16         $16.16       11/25/02    $201,990    $434,992
Alan H. Schumacher.............      58,000           6.8          $16.16         $16.16       11/25/02    $201,990    $434,992
Dennis R. Bankowski............      58,000           6.8          $16.16         $16.16       11/25/02    $201,990    $434,992


------------------

(1) All SARs granted to the named executive officers in 1998 were granted on November 25, 1998 and become exercisable over two years.

(2) 850,000 SARs were granted to American National Can Company employees in
    1998.

(3) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of Pechiney capital stock. If Pechiney's capital stock does not increase in value, then the SAR grants described in this table will be valueless.

     As set forth in the Stock Compensation Conversion Plan, any Pechiney Option granted since June 26, 1996, or SAR granted since September 16, 1997, and held by an employee of our company at the time of the offering, will be converted into restricted shares of the company. The terms, vesting schedules, and method of conversion are described in the section entitled "Stock Compensation Conversion Plan" below.

1999 EXTRAORDINARY SAR GRANT

     On February 10, 1999 a grant of SARs was approved for selected executives of American National Can Company. The grant, which was not made under the annual long-term incentive plan, was named the Extraordinary Grant.

     This grant was intended to increase the competitiveness of the long-term incentive plan and was recommended after a review by an independent consulting firm of the nature and competitiveness of long-term incentives in the United States. American National Can Company recognized that the long-term incentive targets for its executives had been set conservatively in recent years, while competitive U.S. long-term incentive targets had increased rapidly during that same time period. It also recognized that the opportunity for share price appreciation with respect to SARs previously granted was limited since the SARs granted under its plans had a term of three to four years. This term is shorter than traditional stock options, which often have ten-year terms.

     The Extraordinary Grant allowed executives to exchange some or all of their outstanding SARs from the June 26, 1996 grant for Extraordinary SARs with a new vesting and exercise schedule, a new grant price and a new four-year term.

     As a result of this program, 118,700 of the 164,800 outstanding 1996 SARs held by our executives have been exchanged. Some executives who have outstanding 1996 SARs were not selected to participate in the Extraordinary Grant. These executives can retain their 1996 SARs and may exercise them until they expire on June 26, 1999.

     The Extraordinary SARs outstanding on the date of the offering will be converted to restricted shares in the Company in accordance with the Stock Compensation Conversion Plan described below.

STOCK COMPENSATION CONVERSION PLAN

     Prior to the offering, our executives participated annually in a long-term incentive plan. The plan granted them either options to purchase Pechiney capital stock traded on the Paris stock exchange or SARs which provided them with the opportunity to receive cash awards equal to the appreciation in Pechiney American Depositary Shares traded on the New York Stock Exchange, or both. At the time of the offering, we will convert the outstanding Pechiney options granted since June 26, 1996 and the outstanding SARs granted since September 16, 1997 to restricted shares in our company.

     Additional outstanding SARs granted as part of the long-term incentive plan on June 26, 1996 that were not exchanged in connection with the Extraordinary Grant will not be converted under the Stock Compensation Conversion Plan and, if unexercised, will expire on June 26, 1999.


     The options and SARs were valued when originally granted using the Black-Scholes methodology, a calculation that computes the present value of stock options and SARs. Each executive with outstanding options or SARs will receive a grant of restricted shares with an approximate value equal to the Black-Scholes value of their outstanding options and SARs.


     The vesting and exercise schedules of the restricted shares will approximate those of the original grants.

     Following the grant of restricted shares in our company, it is expected that all Pechiney stock options granted since June 26, 1996 and all SARs granted since September 16, 1997 to our employees will be canceled.

     Non-employee directors who served on the board of directors for our prior company earned a retirement benefit as part of their compensation. For those same directors now serving on our company's board, the present value of their accrued retirement benefit will be converted to non-transferable shares of our company stock at the time of the offering.

OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning option and SAR exercises with respect to Pechiney capital stock by the named executive officers during the fiscal year ended December 31, 1998.


                                AGGREGATED PECHINEY OPTION         NUMBER OF SECURITIES
                                 STOCK APPRECIATION RIGHT         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              EXERCISES IN LAST FISCAL YEAR             OPTION/SARS            IN-THE-MONEY OPTION/SARS
                             --------------------------------       AT FISCAL YEAR END            AT FISCAL YEAR-END
                             SHARES ACQUIRED                    ---------------------------   ---------------------------
NAME                         ON EXERCISE (#)   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ---------------   --------------   -----------   -------------   -----------   -------------
Jean-Pierre Rodier(1)......           0             FF 0/            0/0             0/0         FF 0/            FF 0/
                                                       $0                                           $0               $0
Edward A. Lapekas..........           0             FF 0/             0/          8,500/         FF 0/            FF 0/
                                                       $0         49,250         133,250            $0               $0
Michael D. Herdman.........           0             FF 0/             0/          7,500/         FF 0/            FF 0/
                                                       $0         12,450          66,250            $0               $0
Alan H. Schumacher.........           0             FF 0/             0/          4,000/         FF 0/            FF 0/
                                                       $0         13,900          68,500            $0               $0
Dennis R. Bankowski........           0             FF 0/             0/          5,000/         FF 0/            FF 0/
                                                       $0         31,050          71,050            $0               $0


------------------

(1) Mr. Rodier has not been awarded any stock options or stock appreciation rights in respect of services performed as an executive officer of ANC.

     If the offering is completed all of these options and SARs will be canceled and the holders will be granted restricted shares of the Company in accordance with the provisions of the Stock Compensation Conversion Plan described above.

     The closing price of Pechiney capital stock on December 30, 1998, its last trading day prior to Pechiney's fiscal year end, was FF 182.50 per share on the Paris stock exchange. The closing price of American Depositary Shares on December 31, 1998, their last trading day prior to Pechiney's fiscal year end, was $16.125 per American Depositary Share on the New York Stock Exchange.

RETIREMENT BENEFITS


     Many of our salaried employees have been participants in the tax-qualified American National Can Company Pension Plan for Salaried Employees. In addition, those salaried employees whose benefits under this plan would be limited by Sections 401(a)(17) or 415 of the Internal Revenue Code, or who had deferred compensation that was not taken into account under the plan, participate in a non-qualified, unfunded supplemental pension plan. Benefits under the supplemental plan are paid out of our general funds.



     We intend to maintain both the tax-qualified plan and the non-qualified supplemental plan following completion of the offering.

     When an executive retires at the normal retirement age of 65, the approximate annual retirement benefits payable under our plans for the following earnings classifications and years of service are set forth in the table below. The benefits reflect a reduction to recognize, in part, the cost of Social Security benefits related to service for the company. The plans also provide for the payment of benefits to an employee's surviving spouse.



                                         YEARS OF SERVICE
                    ----------------------------------------------------------
REMUNERATION        10 YEARS        20 YEARS        30 YEARS         40 YEARS
------------        --------        --------        --------        ----------
 $  250,000         $ 35,029        $ 70,057        $107,495        $  138,745
    500,000           72,529         145,057         219,995           282,495
    750,000          110,029         220,057         332,495           426,245
  1,000,000          147,529         295,057         444,995           569,995
  1,250,000          185,029         370,057         557,495           713,745
  1,500,000          222,529         445,057         669,995           857,495
  1,750,000          260,029         520,057         782,495         1,001,245
  2,000,000          297,529         595,057         894,995         1,144,995



     Covered earnings for retirement benefit purposes include salary and annual bonus. The calculation of retirement benefits under the pension plans generally is based upon average covered earnings for the highest five consecutive years of service. The years of credited service as of January 1, 1999 for the named executive officers are as follows: 2 years for Mr. Lapekas, 26 years for Mr. Herdman, 21 years for Mr. Schumacher and 8 years for Mr. Bankowski. By contractual agreement, Mr. Rodier does not participate in our pension plans.


NEW STOCK-BASED AND INCENTIVE PLANS OF ANC

THE LONG-TERM INCENTIVE PLAN

     Generally. Our long-term incentive plan has been approved by the board of directors. The plan provides for the grant of various types of long-term incentive awards to key employees. These awards may include non-qualified options to purchase shares of our common stock, performance units, incentive stock options, stock appreciation rights, restricted stock grants and cash awards. The term of the plan is five years. The plan will also be submitted to our stockholders for approval at the annual meeting of stockholders in 2000. This stockholder approval is required for purposes of Section 162(m) of the Internal Revenue Code in order to ensure favorable tax treatment of amounts paid under the plan after the first regularly scheduled meeting of stockholders that occurs more than 12 months after the date of the offering. The plan is designed to align the interests of executives with those of the stockholders through the use of stock-based compensation. The plan presents executives and key employees a significant long-term interest in our company's success and is designed to assist in the retention of these key employees.

     Administration. The plan vests broad powers in the compensation committee of the board of directors to administer and interpret the plan. The committee's powers include authority to select persons to be granted awards, to determine terms and conditions of awards, including the type, size and term of awards, to determine the time when awards will be granted and any conditions for receiving awards, to establish objectives and conditions for earning awards, and to determine whether these conditions have been met. The committee also has authority to determine whether payment of an award will be made at the end of an award period, or at the time of exercise, or deferred, and to determine whether payment of an award should be reduced or eliminated. The plan grants powers to the compensation committee to amend and terminate the plan.

     In order to meet the requirements of Section 162(m) of the Internal Revenue Code and the rules under Section 16 of the Securities Exchange Act of 1934, all grants under the plan will be made by a grant committee consisting of those members of the compensation committee who are both "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code and its regulations and "non employee directors" as defined for purposes of Section 16 of the Securities Exchange Act.

     Participation. The persons to whom grants are made under the plan will be selected from time to time by the grant committee, based on recommendations by the President and Chief Executive Officer, from among corporate officers and other key employees of our company and its subsidiaries and affiliates. The grant committee may also grant awards to employees of a joint venture or other business in which we have a substantial investment, and may make awards to non-executive employees who are in a position to contribute to the Company's success.

     Shares Subject to the Long-Term Incentive Plan. The plan authorizes the issuance or transfer of an aggregate of 7 million shares of our common stock, provided that the total number of shares as to which grants may be made under the plan in any one fiscal year beginning in the year following the date of this offering may not exceed 2.0% of the total outstanding and treasury shares of the company.

STOCK OPTION GRANTS AS OF THE OFFERING

     As of the offering, the compensation committee of the board of directors has approved and will make the following stock option grants to the named executive officers. This initial grant will replace future stock option grants scheduled to be made under the long-term incentive plan in fiscal years 1999, 2000 and 2001.


                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------
                             NUMBER OF                                                   POTENTIAL REALIZABLE VALUE AT
                             SECURITIES     % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                             UNDERLYING      OPTIONS         EXERCISE                    STOCK PRICE APPRECIATION FOR
                              OPTIONS       GRANTED TO       OR BASE                              OPTION TERM
                              GRANTED      EMPLOYEES IN       PRICE        EXPIRATION    -----------------------------
NAME                           (#)(1)      FISCAL YEAR     ($/SHARE)(2)     DATE(1)         5%(3)           10%(3)
----                         ----------    ------------    ------------    ----------    ------------    -------------
Jean-Pierre Rodier.........         0             0%          $22.50           (1)        $        0      $         0
Edward A. Lapekas..........   564,000          13.4%          $22.50           (1)        $7,980,673      $20,224,592
Michael D. Herdman.........   153,000           3.6%          $22.50           (1)        $2,164,970      $ 5,486,458
Alan H. Schumacher.........   153,000           3.6%          $22.50           (1)        $2,164,970      $ 5,486,458
Dennis R. Bankowski........   153,000           3.6%          $22.50           (1)        $2,164,970      $ 5,486,458


------------------

(1) These options will be granted as of the date the offering is completed and consist of non-qualified stock options. These options will become exercisable over a five-year period at a rate of 20% per year. All of these options expire ten years after the offering date.


(2) Based on an assumed public offering price of $22.50 per share, the midpoint of the range shown on the cover page of this prospectus.


(3) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our common stock. If our common stock does not increase in value, then the option grants described in the table will be valueless.

ANC INCENTIVE COMPENSATION PLAN

     Generally. The compensation committee intends to approve a new annual incentive plan scheduled to be implemented in January 2000. The annual incentive plan will also be submitted to the stockholders for approval at the annual meeting of stockholders in 2000. This stockholder approval is necessary for purposes of Section 162(m) of the Internal Revenue Code in order to ensure favorable tax treatment of amounts paid under the annual incentive plan after the first regularly scheduled meeting of stockholders that occurs more than 12 months after the date of this offering. The purposes of the annual incentive plan are to provide a reward and an incentive to employees in managerial, staff or technical capacities who have contributed in the then-current fiscal year and, in the future, are likely to contribute to the success of our company. It also serves to enhance our company's ability to attract and retain outstanding employees to serve in such capacities.

     The annual incentive plan rewards for performance against demanding individual objectives and specific value management measures. These include total shareholder return, total business return and cash flow return on investment. Total shareholder return, equal to capital gains plus dividend yield, will be measured relative to the Standard & Poor's 500 and/or a peer group to determine that value has been created at a sufficient rate by our management. Total business return measures the internal contributions of our business units to actual total shareholder return and reflects the change in estimated market value for each business unit. Cash flow return on investment is a measure of cash profitability for our business units. Used by fund managers to evaluate companies, cash flow return on investment measures the cash produced each year relative to the cash that has been invested in the business.

     The awards paid under our annual incentive plan will exceed competitive levels when performance in these areas exceeds the targets. When performance does not reach the expected levels, the awards paid to participants will range from below competitive levels to zero.

     Until January 2000, we will continue to utilize the annual incentive plan of the prior company which measures the achievement of return on capital employed and demanding individual objectives in the determination of awards for participants.

     Administration. The annual incentive plan vests broad powers in the compensation committee to administer and interpret the annual incentive plan. The compensation committee's powers include authority to select the persons to be granted awards, to determine the time when awards will be granted, and to determine and certify whether objectives and conditions for earning awards have been met. The compensation committee also has authority to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated. The annual incentive plan grants broad powers to the compensation committee to amend and terminate the annual incentive plan.

     In order to meet the requirements of Section 162(m) of the Internal Revenue Code and the rules under Section 16 of the Securities Exchange Act, all grants under the annual incentive plan will be made by a grant committee consisting of those members of the compensation committee who are both "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code and its regulations and "non employee directors" as defined for purposes of Section 16 of the Securities Exchange Act.

     Eligibility. Any person in the salaried employ of the company during some part of the fiscal year for which awards are made may be selected for an award by the compensation committee. Unless also an employee of the company, no member of the board of directors will be eligible to participate in the annual incentive plan.

OTHER STOCK OWNERSHIP PROGRAMS

     Ownership Guidelines Following the Offering. In order to align closely the financial interests of our company's key executives with those of our stockholders, the compensation committee has approved the following minimum ownership guidelines requiring ownership of shares of our common stock with a market value equal to the multiple of base salary indicated:

                                                                MULTIPLE OF BASE SALARY
                                                                -----------------------
President and Chief Executive Officer.......................               3
Subsidiary Presidents, Executive Vice Presidents and Senior
  Vice Presidents...........................................               2
Vice Presidents.............................................               1

     Only shares owned directly, including restricted shares, or through our savings plan, but not shares subject to unexercised stock options, will be considered for determining whether an executive meets the ownership guidelines. The approximately 45 executives who will be subject to the guidelines immediately following the offering will have a transition period of 5 years beginning on the offering date within which to meet the guidelines. Other executives who become subject to the guidelines after the offering date will also have a transition period of 5 years within which to meet the guidelines. Executives who fail to meet the minimum ownership requirements will be ineligible to participate in future long-term incentive stock option or restricted share grants.

     Founders Grant. The board of directors has approved and we will make a one-time grant to every full-time employee of options to purchase 100 shares of our common stock. These options will have an exercise price equal to the offering price, and will vest 30 percent two years following the grant date, 30 percent three years following the grant date, and 40 percent four years following the grant date. The options will be exercisable ten years after the date of the grant.


     Employee Stock Purchase Plan. The compensation committee has approved the implementation of an employee stock purchase plan, which will give all qualified full and part-time employees worldwide the opportunity to purchase shares of stock in the company at a discount from the fair market price. The employee stock purchase plan will be presented for stockholder approval at the first regularly scheduled meeting of our stockholders following the offering. Shareholder approval is necessary for employees to receive preferential tax treatment for awards made under this plan.


EMPLOYMENT CONTRACTS, TERMINATION AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS


     The company entered into individual agreements with Edward Lapekas, Curtis Clawson, Michael Herdman, Alan Schumacher and Dennis Bankowski. Each agreement is effective for an indefinite term. If the company terminates an executive for any reason other than for cause, defined as serious misconduct, gross negligence, willful disobedience or commission of a crime involving fraud or moral turpitude, or if the executive voluntarily resigns for any of the reasons indicated below, the agreements provide for continuation of compensation (including incentive compensation), vesting of awards made under any company equity compensation and specific health and welfare benefits for a period of time following termination, enhanced pension benefits and, in the case of termination following a change of control, the payment of an amount equal to the excise tax which may be allocable to any payment or benefit paid as a result of
Section 4999 of the Internal Revenue Code or any similar tax that may be imposed.


     Each executive may voluntarily resign for the following reasons and receive the pay and benefits provided for in their agreement: material reduction in status, duties or responsibilities; reduction in the executive's annual targeted compensation opportunity, defined as the sum of base salary, targeted annual incentive award and targeted long-term incentive award; relocation to a location more than 50 miles from their current offices without their prior consent following a change of control; the failure of the company to pay any amount due under the agreement; the failure of the company to obtain an agreement from any successor company to expressly assume the executive agreement; or material breach of the agreement by the company.

     The length of the period during which the executives will continue to receive their salary, targeted bonuses and accrue pension benefits is equal to 24 months or, in the case of Edward Lapekas following a change of control, 36 months. The length of the continuation period for an executive's inclusion in medical, dental and life insurance benefit programs is until age 55, at which time they would become eligible for similar programs under the retiree plans of the company.

     The enhanced pension benefit is calculated as if the executive had reached the greater of his actual age or age 60, while still employed by the company, and as if he had service of 30 years or his actual service including the 24- or 36-month period of continuation, whichever is greater.


     The agreements also provide that if the executive resigns or retires from our company for any reason after reaching age 60, for which he does not qualify to receive pay and benefits during a continuation period, he will be entitled to an enhanced pension benefit equal to his actual service or 30 years, whichever is greater, and he and his family will be entitled to be eligible for retiree medical and life insurance benefits under the applicable plan, on the same terms and conditions that generally apply to our retirees.


     Our prior company has also entered into an individual agreement with Jean-Pierre Rodier. The agreement provides that the prior company will pay an annual base salary and bonus to Mr. Rodier in respect of services performed for the prior company. If Mr. Rodier's employment is terminated by the prior company for reasons other than cause, he is entitled to payment of any unpaid annual salary earned or accrued but not paid through the termination date, and any unpaid incentive award for the year prior to termination. He is entitled to a severance payment if he is terminated from all members of the Pechiney Group companies and provided that the Pechiney board of directors authorizes the severance payment. The amount of the severance payment shall be determined by the board of directors at the time of termination, but can not exceed two times his rate of annual base salary in effect at the time of termination. Cause is defined as his commission of any act or omission that would constitute gross misconduct under the labor laws of France with respect to his employment with the company or any other Pechiney Group company or his conviction of, guilty plea or indictment for, a felony or a fraud against the company or any other Pechiney Group company.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth the number of shares of our common stock which we expect the following to own, directly or indirectly, following the offering, assuming that the underwriters do not exercise their overallotment option:


     - Pechiney

     - each director

     - each named executive officer

     - all of the above, as a group.


     This information reflects all of the shares they beneficially own, including shares which they have the right to acquire within 60 days of this offering, for example through the exercise of stock options, conversions of securities or trust arrangements, within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act.



                                                                         COMMON STOCK
                                                              -----------------------------------
NAME                                                            SHARES       PERCENT OF CLASS(1)
----                                                          -----------    --------------------
Pechiney
  7, Place du Chancelier Adenauer
  75218 Paris Cedex 16, France..............................   25,000,000           45.455%
Jean-Pierre Rodier..........................................           --                --
Christel Bories.............................................           --                --
Frank W. Considine..........................................           --                --
Ronald J. Gidwitz...........................................        7,559(2)         0.014%
George D. Kennedy...........................................        7,559(2)         0.014%
Homer J. Livingston, Jr.....................................        4,535(2)         0.008%
Roland H. Meyer, Jr.........................................           --                --
James J. O'Connor...........................................        7,559(2)         0.014%
Alain Pasquier..............................................           --                --
Jean-Dominique Senard.......................................           --                --
James R. Thompson...........................................        4,535(2)         0.008%
Jack H. Turner..............................................           --                --
Edward A. Lapekas...........................................       45,381(3)         0.083%
Michael D. Herdman..........................................       20,982(3)         0.038%
Alan H. Schumacher..........................................       18,994(3)         0.035%
Dennis R. Bankowski.........................................       24,958(3)         0.045%
All of the above and other executive officers as a group (7
  persons)..................................................   25,198,932           45.816%


---------------

(1) The shares owned and the shares included in the number of shares outstanding have been adjusted in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act. The percentage of shares owned, where it exceeds 0.1%, has also been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.


(2) Shares will be granted on the date of the offering in exchange for the cancellation of accrued pension benefits under the American National Can Company Non-Employee Directors Pay Plan. The number of shares is determined by dividing the present value of accrued pension benefits by an assumed offering price of $22.50 per share, the midpoint of the range shown on the cover page of this prospectus.



(3) Shares received from the conversion of outstanding SARs and stock options under the Stock Compensation Conversion Plan.

                          DESCRIPTION OF CAPITAL STOCK


     As of the date of this offering, the authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this offering, there were 55,000,000 shares of common stock outstanding. Following this offering, we intend to grant options to purchase approximately 4,700,000 shares of common stock


     In this section, we summarize the material provisions of our certificate of incorporation and by-laws, included as exhibits to the registration statement which contains this prospectus. Please refer to these exhibits for additional details.


COMMON STOCK


     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock, if any. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock, if any. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


PREFERRED STOCK


     Under the terms of the certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the number of shares, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of shares of preferred stock.

     The purpose of authorizing the board of directors to issue stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We do not presently have plans to issue any shares of preferred stock.


DELAWARE LAW AND PROVISIONS OF OUR CHARTER AND BY-LAWS


     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The by-laws divide the board of directors into three classes with staggered three-year terms. See "Management and Certain Security Holders." The directors are removable only for cause upon the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares then entitled to vote at an election of directors. Under the by-laws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office.

     Section 203 of the Delaware General Corporation Law and our staggered board provisions could make it more difficult for a third party to acquire, or discourage a third party from making a tender offer for our common stock or otherwise seeking to acquire, control of our company.

     The certificate of incorporation and by-laws also provide that stockholders may take action only at an annual meeting or special meeting, and not by written action in lieu of a meeting. The by-laws further provide that only the Chairman of the Board, the President or the board of directors may call a special meeting of the stockholders.

     A stockholder must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. The stockholder must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, the stockholder must deliver written notice to us within 10 days following the date on which the notice of the meeting was mailed or the public disclosure was made, whichever occurs first. If the matter relates to the election of our directors, the notice must set forth specific information regarding each nominee and the nominating shareholder. For any other matter, the notice must set forth a brief description of the proposed stockholder and specified information regarding the proponent stockholder. These provisions could delay until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting and not by written consent.

     The certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions permit us to limit or eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation and the by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.


TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the common stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Before this offering, there has been no public market for our shares. After completion of this offering we will have 55,000,000 shares of our common stock outstanding. Of these shares, the 30,000,000 shares sold in this offering, assuming the underwriters do not exercise their over-allotment option, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended. However, any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144, unless those shares have been registered for sale under the Securities Act.


SALES OF SHARES


     All of our shares offered by this prospectus will be freely tradable in the open market. The remaining shares of common stock owned by Pechiney that will be outstanding after this offering will be subject to the resale limitations of Rule 144 under the Securities Act, since Pechiney is an affiliate. Rule 144 defines an affiliate as a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the issuer. As such, Pechiney's ability to sell its shares is limited unless we register them for sale under the Securities Act. Under the registration rights agreement with Pechiney, we have agreed to register Pechiney's remaining shares for sale under the Securities Act if Pechiney wishes to sell its shares in the future. See "Relationship with Pechiney -- Agreements with Pechiney." Pechiney is not under any contractual obligation to retain our common stock, except during the 180-day "lock-up" period described in the section entitled "Underwriting" of this prospectus.


     If Pechiney does not request us to register shares held by it, as an affiliate it may only sell shares pursuant to Rule 144, subject to the limitations described below or pursuant to another exemption from registration.

     In general, a stockholder subject to Rule 144 who has owned common stock of an issuer for at least one year may, within any three-month period, and subject to requirements regarding the manner of sale and notice, sell up to the greater of:

     -  1% of the total number of shares of common stock then outstanding; and

     - the average weekly trading volume of the common stock during the four weeks preceding the stockholder's required notice of sale.

     Rule 144 requires stockholders to aggregate their sales with other affiliated stockholders for purposes of complying with this volume limitation. A stockholder who has owned common stock for at least two years, and who has not been an affiliate of the issuer for at least three months, may sell common stock free from the volume limitation, manner of sale and notice requirements of Rule 144.

     We cannot estimate the number of shares of our common stock that Pechiney or other third parties may sell in the future because any sales will depend on market prices, the circumstances of sellers and other factors.

OPTIONS


     After this offering, an aggregate of 4,400,000 shares of our common stock may be issued under our Long-Term Incentive Plan, the Founder's Grant and our Directors Stock Option Plan. We may choose to file Form S-8 registration statements, under which the shares issued upon the exercise of stock options or under the plan will be eligible for resale in the public market without restriction, subject to Rule 144 limitations for affiliates if applicable.


EFFECT OF SALES OF SHARES

     Before this offering, there was no public market for our shares. We cannot predict the effect, if any, that future sales of our shares or the availability of our shares for sale would have on the prevailing market price of our shares. Nevertheless, if we or Pechiney sell substantial amounts of our common stock, the trading price of our shares may fall. The possibility that we or Pechiney may sell substantial amounts of shares may also cause the trading price of our share to fall.

                       UNITED STATES TAX CONSEQUENCES TO
                        NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

     The following is a general discussion of the principal U.S. Federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. Holder. For purposes of this discussion, a non-U.S. holder is a beneficial owner of common stock that is any of the following for U.S. Federal income tax purposes:

     - a nonresident alien individual

     - a foreign corporation

     - a nonresident alien fiduciary of a foreign estate or trust

     - a foreign partnership one or more of the members of which is, for U.S. Federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any foreign, state or local tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations. If you are considering buying common stock you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of common stock in your particular situation.

DISTRIBUTIONS

     If distributions are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against your basis in the common stock to the extent these distributions exceed those earnings and profits. Dividends paid to a non-U.S. holder that are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to United States withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a duly completed Form 1001 or Form W-8BEN or substitute form certifying to its qualification for the reduced rate.

     Currently, withholding is generally imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, withholding on distributions made after December 31, 2000 may be on a less than the gross amount of the distribution if the distribution exceeds a reasonable estimate made by us of our accumulated and current earnings and profits.

     Dividends that are effectively connected with the conduct of a trade or business within the U.S. and, if a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are exempt from U.S. federal withholding tax, provided that the non-U.S. holder furnishes to us or our paying agent a duly completed Form 4224 or Form W-8ECI or substitute form certifying the exemption. However, dividends exempt from U.S. withholding because they are effectively connected or they are attributable to a U.S. permanent establishment are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate specified by an applicable income tax treaty.

     Under current U.S. Treasury regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address for purposes of the withholding discussed above and for purposes of determining and applicability of a tax treaty rate. However, U.S. Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to transition rules and a non-U.S. holder who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding, as discussed below, would be required to satisfy applicable certification and other requirements.


     For dividends paid after December 31, 2000, a non-U.S. holder generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, as described above, unless the non-U.S. holder complies with Internal Revenue Service certification procedures or, in the case of payments made outside the U.S. with respect to an offshore account, documentary evidence procedures. Further, to claim the benefit of a reduced rate of withholding under a tax treaty for dividends paid after December 31, 2000, a non-U.S. holder must comply with modified IRS certification requirements. Special rules also apply to dividend payments made after December 31, 2000 to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the U.S., the applicable income tax treaty jurisdiction, or both. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in common stock.

     A non-U.S. holder eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

     - If the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale under regular graduated U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty and duly demonstrates that it qualifies.

     - If a non-U.S. holder who is an individual and holds our common stock as a capital asset is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and specified other conditions are met, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses, despite the fact that the individual is not considered a resident of the United States.

     - If we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-U.S. holder held the common stock. We believe that we never have been and are not currently a U.S. real property holding corporation for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a U.S. real property holding corporation in the future. Even if we were to become a U.S. real property holding corporation, any gain recognized by a non-U.S. holder still would not be subject to U.S. tax if the shares were considered to be "regularly traded on an established securities market" and the non-U.S. holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of our common stock.

FEDERAL ESTATE TAX

     Common stock owned by an individual who is not a citizen or resident, as defined for U.S. estate tax purposes, of the United States at the time of death will be included in that individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.


     United States federal backup withholding generally is a withholding tax imposed at the rate of 31% on specified payments to persons that fail to furnish required information under the U.S. information reporting requirements. See the discussion under "Distributions" above for rules regarding backup withholding on dividends paid to non-U.S. holders, after December 31, 2000.


     As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the U.S. However, information reporting requirements, but not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the U.S. if that broker:

     -  is a U.S. person

     - is a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S.

     - is a "controlled foreign corporation" as defined in the Internal Revenue Code; or

     - is a foreign partnership with specified U.S. connections, for payments made after December 31, 2000.

     Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or the beneficial owner otherwise establishes an exemption.

     Payment by or through a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS FOR U.S. FEDERAL INCOME AND ESTATE TAX PURPOSES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 1999, the selling stockholder has agreed to sell to
the underwriters named below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of ANC's shares:



                                                                 NUMBER
UNDERWRITERS                                                   OF SHARES
------------                                                   ----------
Credit Suisse First Boston Corporation.....................
Deutsche Bank Securities Inc...............................
Goldman, Sachs & Co. ......................................
Lehman Brothers Inc. ......................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...................................
Salomon Smith Barney Inc...................................

                                                               ----------
  Total....................................................    30,000,000
                                                               ==========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     The selling stockholder has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4,500,000 additional outstanding shares from the selling stockholder at the initial public offering price, less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


     The underwriters propose to offer our shares initially at the public offering price on the cover page of this prospectus and to selling group members
at that price less a concession of $   per share. The underwriters and selling
group members may allow a discount of $   per share on sales to other broker/
dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and the selling stockholder will pay.

                                                                   WITHOUT             WITH
                                                                OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                --------------    --------------
Expenses payable by us......................................       $                 $
Underwriting discounts and commissions paid by selling
  stockholder...............................................       $                 $
Expenses payable by the selling stockholder.................       $                 $

     Each of the underwriters severally represents and agrees that:

     - it has not offered or sold and prior to the date six months after the date of issue of the common stock will not offer or sell any common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.


     We and Pechiney have agreed, subject to specified exceptions, that we and it will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Pechiney has not indicated any intention to seek written consent for any of these items during the lock-up period.


     We and Pechiney have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have made an application to list our shares of common stock on the New York Stock Exchange under the symbol "CAN."

     In connection with the listing of the common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

     A number of the U.S. and international underwriters have from time to time performed, and continue to perform, financial advisory, investment banking and commercial banking services for us, Pechiney and our respective subsidiaries, for which customary compensation has been received. A member of the Board of Directors of Credit Suisse, an affiliate of Credit Suisse First Boston Corporation, is also a member of the Board of Directors of Pechiney.


     The price to the public will be determined by Pechiney and ANC in consultation with the representatives. The principal factors expected to be considered in determining the price to the public are:


     - prevailing market conditions, particularly market conditions for initial public offerings and for securities of companies in the metal packaging industry

     - the history of and prospects for ANC's business and for the metal packaging industry in general

     - the past and present operations of ANC

     - the past and present earnings and current financial position of ANC


     - an assessment of ANC's management.


     Credit Suisse First Boston Corporation, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that ANC and Pechiney prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are effected. Accordingly, any resale of the shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of shares.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of shares in Canada who receives a purchase confirmation will be deemed to represent to ANC and Pechiney and the dealer from whom such purchase confirmation is received that (a) such purchaser is entitled under applicable provincial securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, (b) where required by law, such purchaser is purchasing as principal and not as an agent, and (c) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by the Ontario Securities Laws. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of ANC's directors and officers as well as the experts named herein and Pechiney may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of ANC, Pechiney and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against ANC, Pechiney or such persons in Canada or to enforce a judgment obtained in Canadian courts against ANC, Pechiney or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from ANC. Only one such report must be filed in respect of shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. For all of the information, you should refer to the registration statement and its exhibits. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     As a result of the offering of shares in the United States, we will become subject to the reporting requirement of the Securities Exchange Act, and therefore, we will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http:/www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Our shares will be traded on the New York Stock Exchange and reports and other information concerning our company will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 LEGAL MATTERS

     The validity of our shares offered hereby will be passed upon for us and the selling stockholder by Shearman & Sterling, Paris, France and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The Combined Financial Statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     INDEX TO COMBINED FINANCIAL STATEMENTS


                                                              PAGE
                                                             -------
Report of Independent Accountants...........................     F-2
Combined Statements of Income for the years ended December
  31, 1998, 1997 and 1996 and the three-month periods ended
  March 31, 1999 and 1998...................................     F-3
Combined Balance Sheets at December 31, 1998 and 1997 and
  March 31, 1999; Pro Forma Balance Sheet at March 31,
  1999......................................................     F-4
Combined Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996 and the three-month
  periods ended March 31, 1999 and 1998.....................     F-5
Combined Statements of Changes in Owner's Equity for the
  years ended December 31, 1998, 1997 and 1996 and the
  three-month period ended March 31, 1999...................     F-7
Notes to the Combined Financial Statements..................     F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 of American National Can Group, Inc.

     In our opinion, the combined financial statements listed in the Index to Combined Financial Statements appearing on Page F-1 of this prospectus present fairly, in all material respects, the financial position of American National Can Group, Inc. and combined companies ("ANC") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of ANC's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1, effective January 1, 1998, ANC adopted AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."

PricewaterhouseCoopers LLP
Chicago, Illinois
April 19, 1999

                       AMERICAN NATIONAL CAN GROUP, INC.

                          COMBINED STATEMENT OF INCOME


                                                                          YEAR ENDED                THREE MONTHS ENDED
                                                                         DECEMBER 31,                    MARCH 31,
                                                             ------------------------------------   -------------------
                                                    NOTES       1996         1997         1998        1998       1999
                                                    ------   ----------   ----------   ----------   --------   --------
                                                                                                            (UNAUDITED)
                                                         (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
Net sales........................................            $2,520,290   $2,465,018   $2,458,849   $542,558   $530,642
Cost of goods sold (excluding depreciation)......             2,189,605    2,069,206    1,984,369    447,459    432,268
Selling, general and administrative expense......               136,427      134,221      138,257     31,580     31,207
Research and development expense.................                21,652       19,514       15,224      3,652      3,563
Depreciation and amortization....................                73,958       77,656       82,057     20,327     20,986
Goodwill amortization............................                41,033       41,035       40,474     10,258     10,201
Restructuring charge (credit) and writedown of
  property and equipment.........................     5,15      158,706       10,924       (2,437)       154         --
                                                             ----------   ----------   ----------   --------   --------
OPERATING INCOME (LOSS) FROM CONTINUING
  OPERATIONS.....................................              (101,091)     112,462      200,905     29,128     32,417
Interest expense.................................       10       95,324       90,433       68,773     19,326     15,318
Interest income and other financial income
  (expense), net.................................       11        4,321       26,880       10,634      1,770      8,156
                                                             ----------   ----------   ----------   --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES, EQUITY EARNINGS, MINORITY
  INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE.........................................              (192,094)      48,909      142,766     11,572     25,255
Income tax expense (benefit).....................        9      (35,191)      30,027       26,546      4,762     10,774
                                                             ----------   ----------   ----------   --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EQUITY EARNINGS, MINORITY INTEREST AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE.........              (156,903)      18,882      116,220      6,810     14,481
Equity in net earnings (loss) of affiliates......        6          993       (3,475)       4,465     (1,265)     1,976
Minority interest................................                (7,209)      (5,352)      (4,997)      (580)      (470)
                                                             ----------   ----------   ----------   --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE.........              (163,119)      10,055      115,688      4,965     15,987
Income (loss) from discontinued operations, net
  of tax expense (benefit) of ($32,454), $8,715,
  $13,599, $3,232 and $1,309.....................        2      (60,803)       2,392          527       (901)     1,098
Cumulative effect of accounting change, net of
  tax of $1,381..................................        1                                 (2,566)    (2,566)        --
                                                             ----------   ----------   ----------   --------   --------
NET INCOME (LOSS)................................            $ (223,922)  $   12,447   $  113,649   $  1,498   $ 17,085
                                                             ==========   ==========   ==========   ========   ========
EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations before
  cumulative effect of accounting change.........            $    (2.97)  $     0.18   $     2.10   $   0.09   $   0.29
Income (loss) from discontinued operations.......                 (1.10)        0.05         0.01      (0.02)      0.02
Cumulative effect of accounting change...........                    --           --        (0.04)     (0.04)        --
                                                             ----------   ----------   ----------   --------   --------
NET INCOME (LOSS)................................            $    (4.07)  $     0.23   $     2.07   $   0.03   $   0.31
                                                             ==========   ==========   ==========   ========   ========


                See notes to the Combined Financial Statements.

                       AMERICAN NATIONAL CAN GROUP, INC.
                             COMBINED BALANCE SHEET


                                                         DECEMBER 31,                      MARCH 31,
                                                    -----------------------   MARCH 31,       1999
                                            NOTES      1997         1998         1999      PRO FORMA
                                            -----   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
                                                         (IN THOUSANDS OF U.S. DOLLARS)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents.................          $  105,835   $  170,549   $  156,912   $  107,542
Accounts receivable.......................     3       135,549      138,312      173,585      173,585
Other receivables and prepaid expenses....              36,537       42,232       55,795       55,795
Inventories...............................     4       256,354      236,340      249,281      249,281
Net current assets of discontinued
  operations..............................     2        13,670       46,454       72,685           --
Deferred income taxes.....................     9       119,116      109,713      102,073      102,073
                                                    ----------   ----------   ----------   ----------
TOTAL CURRENT ASSETS......................             667,061      743,600      810,331      688,276
Property, plant and equipment, net........  5,15       845,849      836,064      806,926      806,926
Goodwill, net.............................     1     1,300,471    1,224,348    1,214,041    1,214,041
Investments in equity affiliates..........     6        98,153      112,541      109,372      109,372
Pension asset.............................    12       194,356      212,531      214,343      214,343
Net noncurrent assets of discontinued
  operations..............................     2       511,787      536,397      524,236           --
Deferred income taxes.....................     9       202,057      193,168      208,577      182,984
Other long-term assets....................              71,685       68,568       77,539       86,539
                                                    ----------   ----------   ----------   ----------
TOTAL ASSETS..............................          $3,891,419   $3,927,217   $3,965,365   $3,302,481
                                                    ==========   ==========   ==========   ==========
LIABILITIES AND OWNER'S EQUITY:
CURRENT LIABILITIES
Accounts payable -- trade.................          $  250,733   $  241,215   $  235,332   $  235,332
Other payables and accrued liabilities....    13       416,830      342,509      340,963      340,963
Current portion of long-term debt.........   7,8         7,403        6,704        6,200        1,616
Short-term financing:.....................     7
  External................................              24,435       20,258       54,657      454,657
  Related party...........................             738,563      659,783      719,816           --
                                                    ----------   ----------   ----------   ----------
TOTAL CURRENT LIABILITIES.................           1,437,964    1,270,469    1,356,968    1,032,568
Deferred income taxes.....................     9        53,089       59,900       55,959       55,959
Postretirement benefit obligations........    12       308,847      309,004      307,646      307,646
Other long-term liabilities...............    14       225,020      169,828      173,505      173,505
Long-term debt:...........................   7,8
  External................................             318,198      259,921      239,856      662,591
  Related party...........................             571,591      291,277      287,204           --
                                                    ----------   ----------   ----------   ----------
TOTAL LIABILITIES.........................           2,914,709    2,360,399    2,421,138    2,232,269
                                                    ----------   ----------   ----------   ----------
Minority interests........................              29,042       28,530       24,221       24,221
Commitments and contingencies.............    18
Owner's equity............................           1,031,646    1,603,367    1,610,260    1,129,640
Accumulated other comprehensive loss......             (83,978)     (65,079)     (90,254)     (83,649)
                                                    ----------   ----------   ----------   ----------
Total equity..............................             947,668    1,538,288    1,520,006    1,045,991
                                                    ----------   ----------   ----------   ----------
Total liabilities and equity..............          $3,891,419   $3,927,217   $3,965,365   $3,302,481
                                                    ==========   ==========   ==========   ==========


                See notes to the Combined Financial Statements.

                       AMERICAN NATIONAL CAN GROUP, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                             THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,            MARCH 31,
                                          --------------------------------   -------------------
                                            1996        1997        1998       1998       1999
                                          ---------   ---------   --------   --------   --------
                                                                                 (UNAUDITED)
                                                      (IN THOUSANDS OF U.S. DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss) from continuing
     operations before cumulative
     effect of accounting change.......   $(163,119)  $  10,055   $115,688   $  4,965   $ 15,987
  Minority interests...................       7,209       5,352      4,997        580        470
  Equity in net (earnings) loss of
     affiliates........................        (993)      3,475     (4,465)     1,265     (1,976)
  Depreciation and amortization........     114,991     118,691    122,531     30,585     31,187
  Restructuring charge (credit) and
     write down of property, plant and
     equipment.........................     158,706      10,924     (2,437)       154         --
  Pension expense (income).............      (3,234)    (21,768)   (40,847)    (7,022)    (4,131)
  Provision (benefit) for deferred
     income taxes......................     (38,076)     (7,310)    30,691      2,664      1,492
  Reduction in income tax reserve......          --          --    (32,206)        --         --
  Other non-cash (income) expense,
     net...............................      17,063      13,060     17,824     (2,125)    (1,901)
  Changes in assets and liabilities
     exclusive of effects from
     acquisitions, divestitures and
     translation adjustments:
  Decrease (increase) in inventories...      81,443       6,434     23,243    (32,539)   (21,023)
  Decrease (increase) in accounts
     receivable........................      52,756     (45,696)    (3,140)   (43,223)   (42,585)
  (Decrease) increase in accounts
     payable...........................     (95,104)     39,386    (10,958)    15,923      1,775
  Other changes in assets and
     liabilities.......................       8,767      (3,446)   (41,741)   (36,424)    (3,766)
  Restructuring expenditures...........     (23,303)    (22,553)   (12,059)    (4,862)    (5,149)
  Pension funding......................    (119,408)    (54,865)   (14,610)    (3,586)    (3,968)
  Dividends received from
     unconsolidated affiliates.........       6,203      13,493      8,243         --         --
                                          ---------   ---------   --------   --------   --------
Net cash provided by (used in)
  operating activities of continuing
  operations...........................       3,901      65,232    160,754    (73,645)   (33,588)
Net cash provided by (used in)
  operating activities of discontinued
  operations...........................       8,451      96,704     24,725      9,486     (1,635)
                                          ---------   ---------   --------   --------   --------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES.................      12,352     161,936    185,479    (64,159)   (35,223)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment.........................    (142,387)    (71,861)   (65,196)   (14,331)   (14,540)
  Proceeds from sales of property,
     plant and equipment...............      27,842       8,538      6,998      3,398         --
  Acquisition of businesses............     (12,012)         --         --         --         --
  Other................................       7,218       6,320         --         --         29
                                          ---------   ---------   --------   --------   --------
Net cash used in investing activities
  of continuing operations.............    (119,339)    (57,003)   (58,198)   (10,933)   (14,511)
Net cash provided by (used in)
  investing activities of discontinued
  operations...........................      40,812     (55,062)   (84,758)   (25,717)   (10,878)
                                          ---------   ---------   --------   --------   --------
NET CASH USED IN INVESTING
  ACTIVITIES...........................     (78,527)   (112,065)  (142,956)   (36,650)   (25,389)

                See notes to the Combined Financial Statements.

                       AMERICAN NATIONAL CAN GROUP, INC.

                        COMBINED STATEMENT OF CASH FLOWS


                                                                            THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,              MARCH 31,
                                       ---------------------------------   ---------------------
                                         1996        1997        1998        1998        1999
                                       ---------   ---------   ---------   ---------   ---------
                                                                                (UNAUDITED)
                                                    (IN THOUSANDS OF U.S. DOLLARS)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Additions to long-term debt.......     120,000       1,037     265,295      31,442          --
  Payments on long-term debt........     (32,052)    (27,732)   (595,951)   (585,599)    (25,115)
  Net increase (decrease) in
     short-term financing...........     (36,941)     34,284     (95,644)    161,132      87,589
  Proceeds from issuance of common
     and preferred stock by
     subsidiary companies to
     Pechiney.......................          --          --     883,100     883,100          --
  Capital contributions from
     Pechiney.......................      66,000         602                      --          --
  Dividends paid:
     To parent company..............     (12,442)     (7,658)   (425,028)   (417,637)    (10,192)
     To minority interests in
       subsidiaries.................      (5,680)     (4,016)     (5,503)     (3,513)     (4,776)
                                       ---------   ---------   ---------   ---------   ---------
Net cash provided by (used in)
  financing activities of continuing
  operations........................      98,885      (3,483)     26,269      68,925      47,506
Net cash provided by (used in)
  financing activities of
  discontinued operations...........     (15,172)     (3,282)     (5,079)     (2,002)     (2,061)
                                       ---------   ---------   ---------   ---------   ---------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES..............      83,713      (6,765)     21,190      66,923      45,445
Net effect of foreign currency
  translation on cash...............         (63)     (4,133)      1,161           9       1,495
                                       ---------   ---------   ---------   ---------   ---------
Net increase in cash and cash
  equivalents.......................      17,475      38,973      64,874     (33,877)    (13,672)
Change in cash and cash equivalents
  of discontinued operations........         (88)        454        (160)     (2,344)       (896)
                                       ---------   ---------   ---------   ---------   ---------
Net increase in cash and cash
  equivalents of continuing
  operations........................      17,387      39,427      64,714     (36,221)    (14,568)
Cash and cash equivalents at
  beginning of year.................      49,021      66,408     105,835     105,835     170,549
                                       ---------   ---------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..............................   $  66,408   $ 105,835   $ 170,549   $  69,614   $ 155,981
                                       =========   =========   =========   =========   =========
SUPPLEMENTAL DISCLOSURES
Cash payments during the year for:
  Interest..........................   $  95,380   $  89,646   $  67,545
  Income taxes......................      31,883      22,502      41,141
Non-cash transactions:
  Forgiveness of debt by Pechiney...                 152,000
  Contribution by Pechiney of its
     minority interest in European
     subsidiaries...................                             883,100


                See notes to the Combined Financial Statements.

                       AMERICAN NATIONAL CAN GROUP, INC.
                COMBINED STATEMENT OF CHANGES IN OWNER'S EQUITY


                                                                           ACCUMULATED
                                                                              OTHER
                                                              OWNER'S     COMPREHENSIVE   COMPREHENSIVE
                                                               EQUITY        INCOME          INCOME         TOTAL
                                                             ----------   -------------   -------------   ----------
                                                                         (IN THOUSANDS OF U.S. DOLLARS)
Balance at January 1, 1996................................   $1,044,619     $(112,247)                    $  932,372
Net loss..................................................     (223,922)                    $(223,922)      (223,922)
Changes in accumulated other comprehensive income:
  Foreign currency translation adjustment, net of tax of
    $1,686................................................                     (4,006)         (4,006)        (4,006)
  Minimum pension liability adjustments, net of tax of
    $36,706...............................................                     57,655          57,655         57,655
                                                                                            ---------
Comprehensive income (loss)...............................                                  $(170,273)
                                                                                            =========
Capital contribution from Pechiney relating to Brazilian
  subsidiary..............................................       66,000                                       66,000
Dividends paid to Pechiney................................      (12,442)                                     (12,442)
                                                             ----------     ---------                     ----------
Balance at December 31, 1996..............................      874,255       (58,598)                       815,657
Net income................................................       12,447                        12,447         12,447
Changes in accumulated other comprehensive income:
  Foreign currency translation adjustment, net of tax of
    ($7,496)..............................................                    (56,353)        (56,353)       (56,353)
  Minimum pension liability adjustment, net of tax of
    $18,690...............................................                     29,552          29,552         29,552
                                                                                            ---------
Comprehensive income (loss)...............................                                  $ (14,354)
                                                                                            =========
Capital contribution from Pechiney relating to forgiveness
  of debt ($152,000) and Brazilian subsidiary ($602)......      152,602                                      152,602
Dividends paid to Pechiney................................       (7,658)                                      (7,658)
Impact of divestiture.....................................                      1,421                          1,421
                                                             ----------     ---------                     ----------
Balance at December 31, 1997..............................    1,031,646       (83,978)                       947,668
Net income................................................      113,649                     $ 113,649        113,649
Changes in accumulated other comprehensive income:
  Foreign currency translation adjustment, net of tax of
    $4,263................................................                     29,892          29,892         29,892
  Minimum pension liability adjustment, net of tax of
    ($7,207)..............................................                    (10,993)        (10,993)       (10,993)
                                                                                            ---------
Comprehensive income......................................                                  $ 132,548
                                                                                            =========
Contribution by Pechiney of minority interest in European
  subsidiaries............................................      883,100                                      883,100
Dividends paid to Pechiney................................     (425,028)                                    (425,028)
                                                             ----------     ---------                     ----------
Balance at December 31, 1998..............................    1,603,367       (65,079)                     1,538,288
Net income................................................       17,085                     $  17,085         17,085
Changes in accumulated other comprehensive income:
  Foreign currency translation adjustment, net of tax of
    $(8,743)..............................................                    (25,175)        (25,175)       (25,175)
  Minimum pension liability adjustment....................                         --              --             --
                                                                                            ---------
Comprehensive income......................................                                  $  (8,090)
                                                                                            =========
Dividends paid to Pechiney................................      (10,192)                                     (10,192)
                                                             ----------     ---------                     ----------
Balance at March 31, 1999 (unaudited).....................   $1,610,260     $ (90,254)                    $1,520,006
                                                             ==========     =========                     ==========



     Accumulated other comprehensive income items comprise cumulative translation adjustments of $18,409, $22,415, $77,347, $47,455 and $72,630 and
minimum pension liability adjustments of $93,838, $36,183, $6,631, $17,624 and $17,624 at January 1, 1996 and December 31, 1996, 1997, and 1998, and March 31,
1999, respectively. Such amounts are net of tax aggregating $71,029, $32,637, $21,443, $24,387 and $33,130 at those dates, respectively. The net amounts for minimum pension liability adjustments referred to above include $2,935, $2,673, $3,469, $4,265 and $4,265 applicable to the discontinued Plastics business.


                See notes to the Combined Financial Statements.

                       AMERICAN NATIONAL CAN GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 1 -- BASIS OF PRESENTATION

REPORTING STRUCTURE AND NATURE OF BUSINESS

     American National Can Group, Inc. (the "Company"), a newly formed Delaware company, will become the holding company for the worldwide beverage can business of Pechiney, a French company, through a series of transactions in a number of countries (the "Reorganization") to be completed immediately prior to the initial public offering (the "Offering") by Pechiney of a majority ownership in the Company. The beverage can business consists of the manufacture and sale of aluminum and steel beverage cans for the soft drink, beer, fruit drink and tea markets. Operations of this business have been conducted by (a) Pechiney North America, Inc. ("PNA") (a wholly owned subsidiary of Pechiney) through its 90% owned subsidiary (Pechiney owns directly the remaining 10%), American National Can Company ("ANCC") and ANCC's various European (in which Pechiney has a minority interest) and Asian subsidiaries and (b) Pechiney through its subsidiaries in Turkey (65% owned), France (100% owned) and Brazil (100% owned) and its joint ventures in Mexico (50% interest) and Korea (40% interest).

     ANCC also operates a plastics packaging business which consists of the manufacture and sale of flexible plastics (flexible packaging for the food, meat, dairy and healthcare markets), plastic bottles (plastic barrier bottles for food companies) and tubes (plastic and laminated tubes for the pharmaceutical, cosmetics and toiletries markets).

     The Reorganization consists of:

     -- The payment of dividends aggregating $111,000 to Pechiney by certain of Pechiney's European beverage can subsidiaries prior to completion of the Offering, which will result in a reduction of owner's equity of $111,000. This is in addition to $10,192 that was paid during the first quarter of 1999.

     -- Transfer by Pechiney of (a) PNA, (b) its minority interests in the ANCC
        European subsidiaries and (c) its aforementioned subsidiaries and investments in joint ventures to ANC, Inc.

     -- Transfer by ANCC of the Plastics business along with approximately
        $260,000 of related party debt to a newly created wholly owned subsidiary of ANCC (Pechiney Plastic Packaging, Inc.) and transfer of the stock in the newly created subsidiary to Pechiney in exchange for Pechiney's 10% ownership interest in ANCC. No gain/loss related to the transfer of the Plastics operations will be recognized for financial reporting purposes. The transfer of the Plastics operations would result in a reduction of owner's equity of approximately $322,000 as at December 31, 1998. No gain for income tax purposes is expected to result from the transfer. However, in conjunction with the Reorganization, Pechiney Plastic Packaging, Inc. intends to sell technology to another subsidiary of Pechiney, resulting in a taxable gain currently estimated to be $65,000. Such gain would result in no cash outlay, but would reduce the deferred tax asset for net operating loss carryforwards by $26,000.

     Accordingly, the accompanying combined financial statements include the accounts of PNA, ANCC and the entities to be transferred by Pechiney for the periods presented. The combined entity is referred to hereinafter as "ANC." The Plastics operations have been presented as discontinued operations in the accompanying combined financial statements as they represent a separate segment. As a consequence, in the combined balance sheets at December 31, 1997 and 1998, the amounts of the net current and net non-current assets and liabilities of the Plastics operations have been aggregated and presented as single-line items. In the combined statement of income for all periods presented, the operating results of the Plastics business have been presented separately as single-line items. The combined statement of cash flows sets forth separately the cash flows of the continuing and discontinued operations for all periods presented.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     In February 1998, Pechiney reorganized the ownership of its beverage can European subsidiaries. As a result of that reorganization, newly created foreign subsidiaries of ANC, which own all the stock of the European subsidiaries, issued common and preferred stock to Pechiney for $883,100, representing a 44% ownership interest in the subsidiaries. The proceeds were lent by ANC to PNA. PNA utilized the proceeds to repay debt owing to Pechiney ($473,100) and for payment of a dividend to Pechiney ($410,000). As referred to above, Pechiney will transfer its minority interest in the European subsidiaries to the Company and, accordingly, $883,100 was recorded in the combined financial statements as a contribution to capital. The combined financial statements reflect ANC's 100% ownership of the European subsidiaries after considering the contribution to capital.

     In February 1996, an Italian subsidiary of ANC acquired the capital stock of SITAC, an Italian company engaged in the manufacture of beverage can ends. The purchase price, exclusive of cash acquired, was $12,012. Goodwill of $1,600 was recorded in connection with the transaction.

ACCOUNTING PRINCIPLES

     The combined financial statements of ANC are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

NEWLY ISSUED ACCOUNTING PRINCIPLES

- In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued its Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The statement requires capitalization of external direct costs of materials and services consumed in the development or obtainment of internal use computer software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project and interest costs incurred during the development of the computer software for internal use. Adoption of this statement will be required in ANC's financial statements for the year ending December 31, 1999 and is not expected to have a significant effect.


- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires that all derivatives be recognized as assets and liabilities and measured at fair value. Changes in the fair value of derivatives not qualifying as hedges are required to be reported in earnings. Adoption of the standard will be required in ANC's financial statements for the year ending December 31, 2001. Management is in the process of evaluating this standard and has not yet determined the future impact on ANC's combined financial statements.



- In April 1998, the AICPA issued its Statement of Position 98-5, "Reporting on the Costs of Start-up Activities". This statement requires the cost of start-up activities and organization costs to be expensed as incurred. ANC adopted this statement effective January 1, 1998 and unamortized costs that were previously capitalized through that date were written off as a cumulative effect of an accounting change. This resulted in a charge of $2,566 (net of taxes of $1,381) to continuing operations and $1,481 (net of taxes of $971) to discontinued operations.


SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the entities referred to above under Reporting Structure and Nature of Business. The equity method of accounting is used for unconsolidated companies in which ANC exercises significant influence. All significant intercompany transactions and profits have been eliminated.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

  REVENUE RECOGNITION

     Revenues are recognized when goods are shipped.

  TRANSLATION

     Asset and liability accounts denominated in non-U.S. currencies are translated into U.S. dollars at year-end exchange rates, while revenues and costs are translated at average rates of exchange in effect during the period. The net effect of translating non-U.S. currencies is recorded as a cumulative adjustment within accumulated other comprehensive income, net of applicable income taxes.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost including interest incurred on funds borrowed during the period that major items are constructed for their intended use. No interest costs were capitalized during 1996, 1997 and 1998. Capitalized leases are stated at the present value of future minimum lease payments. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (buildings -- 40 years and machinery and equipment -- 4 to 25 years).

     Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, this carrying amount is compared with management's best estimates of the future cash flows (undiscounted and without interest charges) expected to result from the use of the assets and their eventual disposition. If the sum of expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized based on the fair value of the assets; when a market value is not available, the fair value is generally estimated as the present value of expected future cash flows.

  INVENTORIES

     Inventories are stated at the lower of cost or market. The cost of substantially all U.S. inventories, other than spare parts, is determined by the last-in, first-out (LIFO) method. The cost of substantially all other inventories is determined by the first-in, first-out (FIFO) method. At December 31, 1997 and 1998, inventories stated at LIFO comprised approximately 30% and 36%, respectively, of combined inventories.

  GOODWILL

     The difference between the purchase price and the book value of net assets acquired is allocated to tangible and intangible assets and to assumed liabilities for which a fair value can be specifically determined. The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years.


     Substantially all of the goodwill reflected on the combined balance sheet arose from the revaluation of the tangible assets and assumed liabilities of ANC as of the date of its acquisition by Pechiney in 1988. Goodwill related to the acquisition by Pechiney was allocated to the beverage can business and the Plastics business based on their estimated fair market values. At December 31, 1997 and 1998, accumulated amortization of goodwill aggregated $430,290 and $470,764, respectively.


     The carrying value of goodwill is reviewed regularly to reflect changes which may have permanently impaired the profitability and the value of the related assets:

     -- the carrying value of goodwill is compared with the fair value of the corresponding entities, estimated on the basis of management's best estimates of the market value of these entities or comparable entities, when available, or using other techniques such as the discounted cash flow method which is based on management's best estimates of future cash flows;

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     -- in addition, goodwill associated with property, plant and equipment is reviewed for impairment jointly with the property, plant and equipment with which it is associated.

     No writedowns were required in the periods presented as a result of the evaluations performed under these two methodologies.

     During 1998, certain income tax uncertainties related to the 1988 acquisition of ANC by Pechiney were resolved and the related liabilities established at the acquisition date were reversed resulting in a net $46,122 reduction in goodwill, of which $35,649 was allocated to continuing operations based on the relationship of goodwill for continuing operations to total goodwill for continuing and discontinued operations (Note 9).

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

  DEFERRED INCOME TAXES

     Deferred income taxes are accounted for using the liability method on temporary differences between the financial statement and tax bases. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are established on deferred tax assets when management estimates that it is more likely than not that the related benefit will not be realized.

  FINANCIAL INSTRUMENTS

     ANC's financial instruments include cash, current accounts and notes receivable, noncurrent receivables, accounts payable, short-term and long-term debt, and foreign currency exchange contracts. The market value of cash and current receivables and payables are considered to be identical to the book value due to the short-term nature of those instruments. The market value for noncurrent receivables and short-term and long-term debt, based on current interest rates available to ANC for similar instruments, approximated their carrying value at December 31, 1998.

     ANC enters into foreign currency exchange contracts, primarily with Pechiney, as a hedge against firm currency commitments which are primarily for the purchase of raw materials and the sale of finished goods. ANC's foreign currency exchange contracts do not subject ANC to significant risk due to exchange rate movements because gains and losses on these contracts are deferred and offset against gains and losses on the transactions being hedged. At December 31, 1997, ANC had forward exchange contracts with maturity dates through March 1999 to purchase $233,000 and to sell $152,000 of various foreign currencies. At December 31, 1998, ANC had forward exchange contracts, with maturity dates through July 2003, to purchase $321,000 and to sell $90,000 of various foreign currencies. The carrying value of ANC foreign currency exchange contracts approximate their fair value at December 31, 1997 and 1998.

  PREPAID CUSTOMER INCENTIVES

     Included in prepaid expenses and other long-term assets are prepaid customer incentives, representing payments to certain customers in exchange for entering into long-term sales contracts requiring purchases of guaranteed minimum quantities. These incentive payments are capitalized upon payment and amortized over the length of the underlying contract on a straight-line basis.

  UNCERTAINTIES RESULTING FROM THE USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

     Estimates and assumptions are particularly significant with respect to estimating liabilities such as provisions and accruals for litigation or environmental reserves. They are also significant with respect to assessing the recoverability of the carrying value of property, plant and equipment, intangible assets and deferred tax assets, which, to a large extent, is based on estimates of expected future net income or cash flows. Actual future net income and cash flows could vary significantly from the estimates.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, cash and cash equivalents include all financial instruments with an initial maturity of 90 days or less.

  EARNINGS PER SHARE


     Earnings per share have been calculated by dividing net income (loss) by average shares outstanding after the Offering of 55,000,000. Diluted earnings per share have not been presented in the combined financial statements as ANC does not have dilutive potential common shares outstanding.


  INTERIM FINANCIAL DATA (UNAUDITED)

     The interim financial data as of March 31, 1999 and for each of the three months ended March 31, 1999 and 1998 is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of results of the interim periods have been made and such adjustments were of a normal and recurring nature. The results of operations and cash flows for the three months ended March 31, 1999 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1999.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 2 -- DISCONTINUED OPERATIONS

     The Plastics business of ANC will be transferred to Pechiney (Note 1). These operations have been reflected as discontinued operations for all periods presented in the combined financial statements. The net assets of the discontinued business at December 31, 1997 and 1998 comprise:

                                                                  1997        1998
                                                                --------    --------
Net current assets
Cash........................................................    $  1,349    $  1,509
Accounts receivable, net....................................      14,273      12,623
Inventories:
  Raw materials.............................................      26,203      38,054
  Spare parts...............................................       6,410       7,326
  Work-in-process...........................................      27,612      25,950
  Finished goods............................................      65,132      64,801
                                                                --------    --------
Total inventories...........................................     125,357     136,131
Other receivables and prepaid expenses......................      12,383      20,261
Deferred income taxes.......................................      10,005       7,682
Accounts payable-trade......................................     (60,651)    (48,692)
Postretirement benefit obligations..........................     (29,000)    (29,000)
Other payables and accrued liabilities......................     (51,614)    (46,320)
Current portion of long-term debt...........................      (4,096)     (4,388)
Short-term financing -- External............................      (4,336)     (3,352)
                                                                --------    --------
Net current assets..........................................    $ 13,670    $ 46,454
                                                                ========    ========
Net noncurrent assets
Property, plant and equipment...............................    $408,481    $449,264
Goodwill....................................................     349,542     327,060
Deferred income taxes.......................................     114,028     118,952
Pension asset...............................................         631         177
Other long-term assets......................................      55,180      43,781
Post retirement benefit obligations.........................    (335,031)   (331,797)
Other long-term liabilities.................................     (13,182)     (7,565)
Long-term debt -- Related party.............................     (67,862)    (63,475)
                                                                --------    --------
Net noncurrent assets.......................................    $511,787    $536,397
                                                                ========    ========

     In December 1995, ANC entered into an agreement with PMC Lease Co., a related party, for the sale and leaseback of certain Plastics business machinery and equipment. Based on an independent valuation, the final selling price of these assets was $79,260, which approximated their book value. PMC Lease Co. paid ANC $14,631 in 1995 and issued a note receivable for the balance. The note is repayable in annual installments over 10 years, with the final installment due in December 2005, and bears interest at 6.1%. The lease has been recorded as a capital lease. The recorded assets and liabilities related to this agreement have been included in the net assets of discontinued operations in the combined balance sheet at December 31, 1997 and 1998.

     In December 1996, PNA sold the capital stock of Intsel Southwest, a 100% owned subsidiary engaged in the metal distributions business, for $61,396 of cash. The gain on sale of this business, together with its net income from 1996 operations, has been presented as a discontinued operation in the combined statement of income for 1996. Net sales of Intsel Southwest for 1996 were $99,015.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     Cash flows from investing activities of discontinued operations for 1996 include proceeds from sales of businesses of $97,462, comprising $61,396 pertaining to the sale of Intsel Southwest by PNA and $35,526 in final settlement of ANC's selling price of its Food Metal & Specialty business unit and its Glass business unit. These ANC business units have been accounted for as discontinued operations since June 30, 1995.

     In December 1996, Pechiney authorized the sale of ANC's 51% interest in an Italian subsidiary engaged in the manufacture of food cans and a provision for loss of $6,300 related to income taxes was recorded. The sale was completed in 1997 and proceeds were $3,239, net of $13,000 of subsidiary cash. An additional loss of $100 was recorded in 1997.


     In December 1996, the plastics business recorded a restructuring charge of $32,412. The 1996 charge resulted from Project Challenge initiatives and comprised the cost to close the Mt. Vernon, OH plant, sever an additional 89 employees primarily in plants other than Mt. Vernon, and to writedown equipment in other plants to fair value. Costs to close the Mt. Vernon plant include fixed asset impairments to reduce fixed assets to estimated fair values, severance costs for 222 employees, and other plant closing costs such as asset dismantling costs. The plant was closed during the fourth quarter of 1998. The number of employees terminated under the 1996 program through December 31, 1998 was 288. Remaining restructuring reserves included in the liabilities of the discontinued business were $12,163 and $6,751 at December 31, 1997 and 1998, respectively. Management believes that the remaining reserve at December 31, 1998 will be substantially utilized in 1999.


     The activity in the restructuring reserve for the plastics business was as follows:


                                        EMPLOYEE                  EQUIPMENT
                                       TERMINATION                DISMANTLE
                                           AND                       AND        NON-CASH
                                        SEVERANCE     FACILITY    DISPOSAL        ASSET
                                        PROGRAMS       COSTS        COSTS      WRITEDOWNS      TOTAL
                                       -----------    --------    ---------    -----------    --------
Balance at December 31, 1995.........    $   875      $   284      $2,202       $     --      $  3,361
Charge to income.....................      6,199        2,000       3,370         20,843        32,412
Cash payments........................     (1,269)        (141)       (379)            --        (1,789)
Non-cash utilized....................         --           --          --        (20,843)      (20,843)
                                         -------      -------      ------       --------      --------
Balance at December 31, 1996.........      5,805        2,143       5,193             --        13,141
Cash payments........................       (244)        (168)       (425)            --          (837)
Non-cash utilized....................       (141)          --          --             --          (141)
                                         -------      -------      ------       --------      --------
Balance at December 31, 1997.........      5,420        1,975       4,768             --        12,163
Credit to income.....................       (720)      (1,765)        420          1,365          (700)
Cash payments........................     (2,748)          --        (599)            --        (3,347)
Non-cash utilized....................         --           --          --         (1,365)       (1,365)
                                         -------      -------      ------       --------      --------
Balance at December 31, 1998.........      1,952          210       4,589             --         6,751
Cash payments........................       (537)         (37)       (760)            --        (1,334)
                                         -------      -------      ------       --------      --------
Balance at March 31, 1999............    $ 1,415      $   173      $3,829       $     --      $  5,417
                                         =======      =======      ======       ========      ========



     At December 31, 1995, the reserves for termination and severance programs and for facility costs related to plant rationalization programs. These reserves were utilized prior to December 31, 1997.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


     In 1998, as a result of the closing of the Mount Vernon plant and the reduction of targeted positions through natural attrition, the plastics business finalized certain estimates and reduced the accruals for employee termination and severance benefits by $720 and facility costs by $1,765. The estimate for equipment dismantle and disposal costs was increased by $420 and obsolete inventory of $1,365 was charged to income. The closing of the Mount Vernon facility during 1998 resulted in the loss of business with certain customers. As a result, the remaining inventory on hand at the closing date became excess/obsolete because it was no longer saleable.



     Income (loss) from discontinued operations as presented in the combined statement of income comprises:


                                                                YEARS ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1996         1997         1998
                                                           ---------    ---------    ---------
Plastics business
  Income (loss) before income taxes....................    $(130,003)   $  11,107    $  16,578
  (Provision) benefit for income taxes.................       45,315       (8,715)     (14,570)
                                                           ---------    ---------    ---------
  Income (loss) before cumulative effect of accounting
     change............................................      (84,688)       2,392        2,008
  Cumulative effect of accounting change, net of tax of
     $971 (Note 1).....................................                                 (1,481)
                                                           ---------    ---------    ---------
  Income (loss)........................................      (84,688)       2,392          527
Intsel Southwest
  Income before income taxes...........................       13,480
  Provision for income taxes...........................        4,718
                                                           ---------
  Income...............................................        8,762
                                                           ---------
  Gain on sale.........................................       23,266
  Provision for income taxes...........................        8,143
                                                           ---------
  Net gain.............................................       15,123
                                                           ---------
                                                              23,885
                                                           ---------    ---------    ---------
Income (loss) from discontinued operations.............    $ (60,803)   $   2,392    $     527
                                                           =========    =========    =========

     Net sales for the Plastics business were $878,080, $846,409 and $827,233 for the years ended December 31, 1996, 1997 and 1998 respectively.


     The Plastics business of ANC and the beverage can business of ANC have historically been operated and managed on an independent basis. The assets and liabilities directly related to the Plastics business are included in net assets of the discontinued business in the combined balance sheet. Revenues and expenses directly related to the Plastics business have been reflected in income
(loss) from discontinued operations in the combined income statement. No amounts have been allocated to the Plastics business except for certain centralized data processing, human resources, payroll, accounting and tax service functions. The direct cost of these services is charged to the Plastics business using varying bases, primarily the number of transactions processed. The costs for these services are negotiated and agreed to by the business and the service provider. Selling, general and administrative expenses included $8,499, $9,683 and $9,698 in 1996, 1997 and 1998, respectively, for these charges. No amounts have been allocated to the Plastics business for general corporate overhead.


     The loss before income taxes of the Plastics business for 1996 includes a provision for loss of $103,768 pertaining to the Viskase litigation (Note 18).

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 3 -- ACCOUNTS RECEIVABLE

     In June 1997, ANC began selling all of its U.S. receivables (including those related to its Plastics business) to American National Can Receivables Corporation ("ANCRC"), a wholly owned nonconsolidated subsidiary of ANC. ANCRC entered into a Receivables Sale Agreement with a financial institution under which it is able to sell through October 1999, with limited recourse, an undivided interest of up to $125,000 in the receivables that it purchases from ANC. At December 31, 1997 and 1998, ANCRC had sold to the financial institution, undivided interests of $45,096 and $37,768, respectively, in the receivables that it purchased from ANC. At December 31, 1997 and 1998, accounts receivable as shown in the combined balance sheet included $50,266 and $67,704, respectively, due from ANCRC. ANC has retained the collection responsibility with respect to the receivables sold to ANCRC.

     Before June 1997, ANC had an agreement with a financial institution to sell U.S. trade accounts receivable, with limited recourse, on a revolving basis. Under the agreement, the maximum amount of receivables that could be sold at any point in time was $175,000.

     An analysis of the allowances for doubtful current and noncurrent receivables follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1996       1997       1998
                                                                -------    -------    -------
Balance at beginning of year................................    $ 9,059    $22,486    $24,840
Provision charged to income.................................     12,418      2,774     10,049
Writeoff of uncollectible receivables, net of recoveries....        507       (249)    (2,032)
Other.......................................................        502       (171)        52
                                                                -------    -------    -------
Balance at end of year......................................    $22,486    $24,840    $32,909
                                                                =======    =======    =======

     The allowance for doubtful receivables has been determined recognizing that ANC has retained substantially the same risk of credit loss as if the U.S. receivables had not been sold.

NOTE 4 -- INVENTORIES

     Inventories consisted of the following:


                                                                 DECEMBER 31,         MARCH 31,
                                                             --------------------    -----------
                                                               1997        1998         1999
                                                             --------    --------    -----------
                                                                                     (UNAUDITED)
Raw materials............................................    $ 52,408    $ 36,244     $ 43,636
Spare parts..............................................      51,208      40,065       41,082
Work-in-process..........................................       4,729       1,974          863
Finished goods...........................................     148,009     158,057      163,700
                                                             --------    --------     --------
                                                             $256,354    $236,340     $249,281
                                                             ========    ========     ========


     The LIFO inventory carrying value exceeded its FIFO basis by approximately $3,506, $6,366 and $7,582 (unaudited) at December 31, 1997 and 1998 and March 31, 1999, respectively.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   1997          1998
                                                                ----------    ----------
Land........................................................    $   41,161    $   40,473
Buildings...................................................       242,510       249,396
Machinery and equipment.....................................     1,031,878     1,110,795
Construction in progress....................................        55,347        42,965
Less accumulated depreciation...............................      (533,361)     (614,058)
                                                                ----------    ----------
                                                                   837,535       829,571
                                                                ----------    ----------
Assets under capital leases.................................        22,053        20,471
Less accumulated amortization...............................       (13,739)      (13,978)
                                                                ----------    ----------
                                                                     8,314         6,493
                                                                ----------    ----------
                                                                $  845,849    $  836,064
                                                                ==========    ==========

     Assets under capital leases primarily represent buildings, machinery and equipment.

NOTE 6 -- INVESTMENTS IN EQUITY AFFILIATES

     Investments in equity affiliates and ANC's percentage of ownership were as follows:

                                                                             DECEMBER 31,
                                                                          -------------------
                                                               % OWNED     1997        1998
                                                               -------    -------    --------
Hanil Can Company, Ltd. (Korea)............................      40.0     $22,128    $ 33,712
Valley Metal Container Partnership (Coors).................      50.0      24,296      24,867
Nippon National Seikan Co., Ltd. (Japan)...................      24.5      25,222      26,957
ANC Receivables Corporation (Note 3).......................     100.0      14,096      14,289
Vitro-American National Can (Mexico).......................      50.0       8,953       8,394
Container Recycling Alliance L.P...........................      50.0       3,458       4,322
                                                                          -------    --------
                                                                          $98,153    $112,541
                                                                          =======    ========

     As a result of applying the purchase method of accounting, the carrying value of these investments exceeded ANC's proportionate share of underlying equity at December 31, 1998 by an aggregate of $17,656, which is being amortized over a forty-year period.

     Equity in net earnings of affiliates included in the combined statement of income aggregated $12,774, $9,569 and $10,950 in the years ended December 31, 1996, 1997 and 1998, respectively. These amounts included earnings from partnerships which produce and sell packaging products of $11,781, $13,044 and $6,485 in the years ended December 31, 1996, 1997 and 1998, respectively, which were recorded as a reduction of cost of goods sold.

     Dividends received from equity affiliates aggregated $6,203, $13,493 and $8,243 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Effective March 31, 1999, ANC sold its 50% interest in the Container Recycling Alliance partnership at a gain of approximately $4,800. The selling price was $9,000 in cash, plus future payments to ANC based on

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

the partnership's operating results for the two years ended December 31, 2000. The agreement specifies that such future payments will not be less than $750 in the aggregate.

     The following table includes financial information relating to ANC's unconsolidated equity affiliates as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998.

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
Balance Sheet:
  Current assets.........................................                $288,860    $303,294
  Noncurrent assets......................................                 216,964     264,958
  Current liabilities....................................                 257,581     259,419
  Noncurrent liabilities.................................                  76,225      80,309
Statement of Income:
  Net revenues...........................................    $689,489    $674,090    $602,708
  Net income.............................................      32,847      23,915      34,313

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 7 -- LONG-TERM DEBT

     A summary of long-term debt outstanding was as follows:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1998
                                                                --------    --------
EXTERNAL:
Note Purchase Agreements of ANC with various insurance
  companies:
  5.69% Senior Notes due December 2000......................    $ 38,000    $ 38,000
  6.33% Senior Notes due December 2003......................     110,200     110,200
  6.46% Senior Notes due December 2005......................      41,800      41,800
  6.64% Senior Notes due December 2008......................      38,000      38,000
Revolving bank borrowings of ANC, bearing interest based on
  spreads over LIBOR, under a credit agreement expiring in
  June 2003.................................................      85,000      20,000
Bank borrowings of Brazilian subsidiary due January 2001 at
  0.75% over Libor..........................................          --       9,996
Capital leases..............................................       2,984       2,294
Other.......................................................       5,034       1,752
                                                                --------    --------
                                                                 321,018     262,042
Less: amounts due within one year...........................      (2,820)     (2,121)
                                                                --------    --------
                                                                $318,198    $259,921
                                                                ========    ========
RELATED PARTY:
Revolving borrowings from Pechiney, bearing interest based
  on .675 over Libor under a credit agreement expiring
  December 2000.............................................    $500,000    $     --
Revolving borrowings from Pechiney, bearing interest based
  on .125 over Libor under a credit agreement expiring
  January 2001..............................................          --     200,000
Subordinated notes with Pechiney, bearing interest based on
  .625 over Libor, due in annual payments through October
  2002......................................................      50,663      46,079
Other borrowings from Pechiney, bearing interest at a rate
  of 10.5% expiring December 2004...........................      20,000      20,000
Deutschmark denominated note with Pechiney bearing interest
  based on Fibor plus 0.3%, expiring February 2003..........          --      23,911
Other.......................................................       5,511       5,870
                                                                --------    --------
                                                                 576,174     295,860
  Less: amounts due within one year.........................      (4,583)     (4,583)
                                                                --------    --------
                                                                $571,591    $291,277
                                                                ========    ========

     At December 31, 1998 the maturities of long-term debt during the next five years, excluding obligations under capital leases, were as follows:

1999........................................................  $  6,078
2000........................................................    42,829
2001........................................................   215,225
2002........................................................    52,570
2003........................................................   134,315

     During the year ended December 31, 1997, long-term debt owing to Pechiney of $152,000 was forgiven and recorded as a capital contribution.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     The Note Purchase Agreements with various insurance companies, the credit agreement with banks and the Receivables Sales Agreement (Note 3) contain various restrictions, among others, on the (a) sale of ANC assets, including specific restrictions on the amount of receivables to be sold in relation to net sales, (b) issuance of guarantees and (c) the maintenance of ANC consolidated net worth.

     External lines of credit available to ANC under borrowing arrangements and the usage thereof at December 31, 1998 were as follows:

                                                                TOTAL
                                                              AVAILABLE     USED       UNUSED
                                                              ---------    -------    --------
U.S. -- long-term.........................................    $500,000     $20,000    $480,000
U.S. -- short-term........................................      89,000      15,525      73,475
International -- short-term...............................     160,112       4,733     155,379

     The U.S. long-term line is available under the credit agreement expiring in June 2003. At December 31, 1998, borrowings under this agreement are at an interest rate of Libor plus .17%. The agreement requires payment of a facility fee of .08% per annum of the commitment amount (whether used or unused) and a utilization fee of .05% per annum of average borrowings if such borrowings exceed 60% of the commitment. ANC maintains lines of credit in the United States and in a number of foreign countries. Foreign borrowings are generally overdraft facilities at rates competitive in the countries in which ANC operates. Generally, each foreign line is available only for borrowings related to operations of a specific country. U.S. lines are overnight facilities at market rate. The weighted average interest rate on short-term borrowings outstanding as of December 31, 1997 and 1998 was approximately 5.9% and 5.6%, respectively.

     As the Offering will result in a change in control of ANC, it will give rise to new financial covenants under the $500 million revolving credit facility. These covenants will require ANC to maintain a specified EBITDA interest coverage ratio and a specified debt to equity ratio. The change of control will also require ANC to make an offer to prepay the $228 million of notes with insurance companies. ANC is currently negotiating with its existing lenders with respect to these matters. In addition, Pechiney has indicated that all the debt financing it provides on an intra-group basis will terminate when the Offering is complete.


     Unaudited.



     The Company has accepted $1.3 billion in aggregate financing commitments from The First National Bank of Chicago, The Chase Manhattan Bank, ABN AMRO, N.V., Royal Bank of Canada and Banque Nationale de Paris, which are intended to be syndicated among additional lenders.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 8 -- LEASES

     ANC leases manufacturing, warehouse and office facilities, and equipment. Future minimum lease payments required under capital leases and operating leases having initial or remaining noncancelable lease terms in excess of one year are set forth below. Such future minimum lease payments have not been reduced by sublease rentals to be received subsequent to December 31, 1998 of $26,275 for operating leases.

                                                                CAPITAL    OPERATING
                                                                LEASES      LEASES
                                                                -------    ---------
1999........................................................    $   826    $ 32,031
2000........................................................        253      29,772
2001........................................................        243      27,283
2002........................................................        242      29,367
2003........................................................        203      28,428
2004 and beyond.............................................      2,637     114,310
                                                                -------    --------
Total minimum rentals.......................................      4,404    $261,191
                                                                           ========
Less: amount representing interest..........................     (2,110)
                                                                -------
Present value of future minimum payments (Note 7)...........      2,294
Less: current portion.......................................       (626)
                                                                -------
Long-term obligations under capital leases..................    $ 1,668
                                                                =======

     Rental expense under operating leases was as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1996       1997       1998
                                                                -------    -------    -------
Gross rental expense........................................    $39,443    $40,240    $34,676
Less: sublease rental income................................     (3,031)    (3,138)    (3,443)
                                                                -------    -------    -------
                                                                $36,412    $37,102    $31,233
                                                                =======    =======    =======

     Rental expense under operating leases included in the results of discontinued operations was $8,027, $6,899 and $7,363 for the years ended December 31, 1996, 1997 and 1998, respectively.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

NOTE 9 -- INCOME TAXES

     The provision (benefit) for taxes on income (loss) from continuing operations was as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------    --------    --------
Current income taxes:
  United States:
     Federal..............................................    $(19,573)   $  2,674    $(40,650)
     State................................................        (408)        358        (144)
  Other...................................................      22,866      34,305      36,649
                                                              --------    --------    --------
                                                                 2,885      37,337      (4,145)
                                                              --------    --------    --------
Deferred income taxes:
  United States...........................................     (41,025)    (11,027)     23,401
  Other...................................................       2,949       3,717       7,290
                                                              --------    --------    --------
                                                               (38,076)     (7,310)     30,691
                                                              --------    --------    --------
                                                              $(35,191)   $ 30,027    $ 26,546
                                                              ========    ========    ========

     The provision (benefit) for taxes on income (loss) from continuing operations differs from the U.S. statutory rate for the following reasons:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1996       1997       1998
                                                              -----      -----      -----
Statutory tax rate..........................................  (35.0%)     35.0%      35.0%
State taxes, net of federal tax effect......................   (3.0)       6.0        1.8
Goodwill amortization.......................................    7.5       29.3        9.9
Foreign tax rate differential...............................    3.6      (15.4)      (4.2)
Adjustment of prior year taxes..............................     --         --      (22.6)
Other.......................................................    8.6        6.5       (1.3)
                                                              -----      -----      -----
Effective tax rate..........................................  (18.3%)     61.4%      18.6%
                                                              =====      =====      =====

     U.S. federal income taxes which may be incurred upon remittance of approximately $137,500 of accumulated earnings of ANC's foreign subsidiaries have not been provided at December 31, 1998 because such earnings are considered to be permanently invested.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     Deferred tax assets (liabilities) consisted of the following:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1998
                                                                --------    --------
DEFERRED TAX ASSETS
Deductible temporary differences:
  Employee benefits.........................................    $152,454    $149,503
  Restructuring reserves....................................      36,405      29,383
  Other.....................................................     139,612     134,657
Tax loss and credit carryforwards:
  U.S. federal net operating losses.........................     135,262     148,227
  U.S. federal alternative minimum tax credits..............       6,838       7,587
  U.S. federal general business credits.....................       5,738       5,738
  U.S. state net operating losses...........................       7,901       7,901
Valuation allowances........................................     (18,455)    (18,455)
                                                                --------    --------
Total.......................................................     465,755     464,541
                                                                --------    --------
DEFERRED TAX LIABILITIES
Taxable temporary differences:
  Fixed assets..............................................     (86,829)   (100,674)
  Inventories...............................................     (15,632)    (14,065)
  Employee benefits.........................................     (61,327)    (76,682)
  Other.....................................................     (33,883)    (30,139)
                                                                --------    --------
Total.......................................................    (197,671)   (221,560)
                                                                --------    --------
Net deferred tax asset......................................    $268,084    $242,981
                                                                ========    ========

     The U.S. federal net operating loss carryforwards expire as follows:

2003........................................................  $ 28,871
2009........................................................   109,909
2011........................................................   201,626
2012........................................................    47,311
2018........................................................    35,789

     The U. S. federal alternative minimum tax credit carryforwards of $7,587 have an unlimited carryover period.

     The general business credits of $5,738 expire 1999 through 2007, including $2,970 and $1,789 in 2000 and 2001, respectively.

     As a result of the Offering, U.S. tax regulations will limit the amount of net operating loss and tax credit carryforwards available to ANC going forward on an annual basis.

     At December 31, 1998, valuation allowances have been provided for the tax assets attributed to (a) the U.S. federal net operating loss carryforwards expiring in 2003, which can be utilized solely against the taxable income of a component member of the consolidated taxpayer group ($10,105), (b) the general business credits, substantially all of which also can be used solely against the taxes payable by a component member of the taxpayer group ($5,738), and (c) certain U.S. state income tax net operating loss carryforwards ($2,612). No other valuation allowances were deemed necessary as management believes that it is more likely

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

than not that, based upon prior earnings history, future taxable income will be more than sufficient to utilize the tax loss carryforwards and the deductible temporary differences not offset by future reversals of taxable temporary differences.

     As a result of the receipt in August 1998 of Joint Committee approval for the settlement of various issues pertaining to federal income tax returns for the years 1985 through 1995, income tax liabilities were reduced by $78,328. Of this amount, $46,122 pertained to issues for which tax reserves had been established in the purchase accounting for the acquisition of ANC by Pechiney in 1988, which was recorded as a reduction of goodwill during 1998 ($35,649 pertained to continuing operations -- Note 1). The $32,206 remainder of the tax reserve reduction pertained to expense provisions recorded in prior years and was recorded as a reduction of the provision for income taxes in the combined statement of income for the year ended December 31, 1998.

     Included in income (loss) from continuing operations before income taxes, equity earnings, minority interest and cumulative effect of accounting change in 1996, 1997 and 1998, was $42,963, $75,572 and $119,497, respectively, of income from foreign sources, none of which was remitted to ANC.

NOTE 10 -- INTEREST EXPENSE

     Interest expense consisted of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
Interest cost incurred
  External...............................................    $ 26,599    $ 23,011    $ 19,710
  Related party..........................................      68,258      67,053      48,720
Interest imputed on obligations under capital leases.....         321         268         241
Deferred financing cost amortization.....................         146         101         102
                                                             --------    --------    --------
  Total interest expense.................................    $ 95,324    $ 90,433    $ 68,773
                                                             ========    ========    ========

     Discontinued operations reflect interest expense of $28,477, $25,219 and $18,930 for the years ended December 31, 1996, 1997 and 1998, respectively. Such amounts give recognition to the debt of the Plastics operations, as well as an allocation of combined entity interest based primarily on the net assets of the component entities.

NOTE 11 -- INTEREST INCOME AND OTHER FINANCIAL INCOME (EXPENSE), NET

     Interest income and other financial income (expense), net, consisted of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
Interest income:
  External...............................................    $  7,253    $  6,555    $  8,641
  Related party..........................................       1,309       1,515       5,056
Expense related to the sale of accounts receivable.......      (3,966)     (3,038)     (2,513)
Foreign currency exchange gains (losses).................      (1,811)     21,332         515
Other....................................................       1,536         516      (1,065)
                                                             --------    --------    --------
                                                             $  4,321    $ 26,880    $ 10,634
                                                             ========    ========    ========

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


     Foreign currency exchange gains (losses) for the year ended December 31, 1997 includes a $21,020 non-recurring gain relating to foreign currency forward contracts. This non-recurring gain relates to a series of unauthorized foreign currency transactions entered into by an employee at intervals during the second half of 1995, and again between September 1996 and March 1997. After detection of the unauthorized transactions in April 1997, the employee was immediately terminated and the cash proceeds related to the unauthorized transactions were fully recovered later in 1997. ANC conducted an internal investigation that determined all amounts related to the unauthorized transactions were recovered and no other irregular transactions occurred. ANC has reviewed thoroughly its existing procedures and implemented new procedures with additional authorization and reporting requirements. ANC currently covers its foreign exchange exposures through Pechiney.



     Following the Offering, ANC plans to open foreign exchange lines and engage in foreign exchange trading to cover firm purchase and sales commitments. ANC has established trading authorizations and limits on the basis of its specific requirements. ANC will monitor compliance strictly. ANC's foreign exchange activities will also be overseen by its risk management department.


NOTE 12 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     ANC has defined benefit and defined contribution retirement plans covering substantially all current and retired U.S. employees and certain U.S. employees of businesses that have been sold. The plans provide benefits that are based on the employee's years of service and compensation during employment with ANC. ANC makes contributions to the defined benefit plans at least equal to the minimum funding requirements under the Employee Retirement Income Security Act of 1974. Costs for government-sponsored pension plans of ANC's international operations are expensed on a current basis. ANC's Plastics business sponsors defined benefit retirement plans covering certain hourly employees of that business. The remaining hourly employees of that business are included in ANC-sponsored defined benefit plans or multi-employer union plans. The salaried employees of the Plastics business are included in defined benefit and defined contribution plans which cover substantially all of the salaried employees of ANC. Obligations of the plans sponsored by the Plastics business, as well as obligations under multi-employer plans, will remain with that business and be included in the operations being transferred to Pechiney (Note 1). These liabilities aggregated $4,154 at December 31, 1998 and are included in the net assets of discontinued operations in the combined balance sheet at that date. Benefits of Plastics business participants included in the ANC-sponsored plans will be frozen as of the Plastics business transfer with respect to service accrued before that date (subject to adjustments for certain future service and pay) and new mirror offset plans will be created by the Plastics business for those employees.


     ANC provides certain healthcare and life insurance benefits for substantially all retired U.S. employees and their dependents, including those of the Plastics business, under various postretirement benefit plans based on age and length of service. Certain of the plans require retiree contributions. Benefits for employees in non-U.S. countries are generally limited due to coverage which is already provided by national health programs. The liability for benefits for active and retired employees of the Plastics business, aggregating $83,561 at December 31, 1998 will be included in the liabilities transferred to Pechiney Plastic Packaging, Inc. Further, liability for benefits for certain additional retired employees relating primarily to closed plants aggregating $277,236 at December 31, 1998 will also be transferred to and be assumed by Pechiney Plastic Packaging, Inc. These liabilities aggregating $360,797 have been included in the net assets of the discontinued operations (Note 2). Pechiney has agreed to guarantee this obligation of Pechiney Plastic Packaging, Inc.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     Net pension expense (income) for benefit pension plans and net postretirement benefit expense for the years ended December 31, 1996, 1997 and 1998 consisted of the following:

                                              PENSION BENEFITS                  OTHER BENEFITS
                                      ---------------------------------   ---------------------------
                                        1996        1997        1998       1996      1997      1998
                                      ---------   ---------   ---------   -------   -------   -------
Service cost........................  $  18,337   $  19,475   $  18,130   $ 2,800   $ 2,759   $ 2,549
Interest cost.......................    128,001     133,154     132,523    24,276    24,146    21,364
Expected return on plan assets......   (157,571)   (180,474)   (193,680)       --        --        --
Amortization of:
  Unrecognized transition
     obligation.....................       (867)       (867)       (819)       --        --        --
  Unrecognized prior service cost
     (benefit)......................      1,407       1,574       2,449      (196)               (936)
  Unrecognized net loss.............      4,961       5,946        (226)               (199)
                                      ---------   ---------   ---------   -------   -------   -------
Net periodic benefit (income)
  expense...........................     (5,732)    (21,192)    (41,623)  $26,880   $26,706   $22,977
                                                                          =======   =======   =======
Net curtailment loss................                 (3,934)     (1,837)
                                      ---------   ---------   ---------
                                         (5,732)    (25,126)    (43,460)
Defined contribution and
  multi-employer plans..............      2,498       3,358       2,613
                                      ---------   ---------   ---------
Total benefit expense (income)......  $  (3,234)  $ (21,768)  $ (40,847)
                                      =========   =========   =========

     Total benefit expense (income) above excludes amounts attributed to discontinued operations comprising pension expense of the Plastics business sponsored plans and multi-employer union plans and Plastics business employees who are active participants in the ANC sponsored plans. Other benefits expense attributed to discontinued operations comprises the expense related to active and retired employees of the Plastics business as well as for the additional retired employees of closed plants referred to above.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     The following table sets forth the funded status of ANC's defined benefit pension plans and postretirement benefit obligation and the amounts recognized in the combined balance sheet at December 31, 1997 and 1998.

                                                PENSION BENEFITS             OTHER BENEFITS
                                            ------------------------    ------------------------
                                               1997          1998          1997          1998
                                            ----------    ----------    ----------    ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1.........    $1,802,925    $1,970,724    $  337,166    $  352,735
Service cost -- continuing operations...        19,475        18,130         2,759         2,549
Service cost -- discontinued
  operations............................         6,336         5,204            --            --
Interest cost...........................       133,154       132,522        24,146        21,364
Plan participants' contributions........            --            --         1,549         1,568
Plan amendments.........................         3,085         7,506            --        (7,263)
Actuarial loss..........................       150,410       114,663        12,529       (13,655)
Benefits paid...........................      (144,661)     (152,518)      (25,414)      (24,388)
                                            ----------    ----------    ----------    ----------
Benefit obligation at December 31,......     1,970,724     2,096,231       352,735       332,910
                                            ----------    ----------    ----------    ----------
CHANGE IN PLAN ASSETS
Fair value of plan assets at January
  1,....................................     1,775,606     2,045,173            --            --
Actual return on plan assets............       359,363       180,709            --            --
Employer contribution...................        54,865        14,610        23,865        22,820
Plan participants' contributions........            --            --         1,549         1,568
Benefits paid...........................      (144,661)     (152,518)      (25,414)      (24,388)
                                            ----------    ----------    ----------    ----------
Fair value of plan assets at December
  31,...................................     2,045,173     2,087,974            --            --
                                            ----------    ----------    ----------    ----------
Funded status...........................        74,449        (8,257)     (352,735)     (332,910)
Unrecognized actuarial loss.............        81,132       202,431        18,807         5,178
Unrecognized prior service cost
  (benefit).............................         9,462        13,669        (2,119)       (8,472)
Unrecognized transition asset...........       (10,934)      (12,772)           --            --
                                            ----------    ----------    ----------    ----------
Net asset (liability) recognized........    $  154,109    $  195,071    $ (336,047)   $ (336,204)
                                            ==========    ==========    ==========    ==========
Amounts recognized in the statement of
  financial position consist of:
Prepaid benefit cost....................    $  194,356    $  212,531    $       --    $       --
Accrued benefit liability...............       (50,518)      (43,710)     (336,047)     (336,204)
Intangible asset........................         4,968         4,133            --            --
Accumulated other comprehensive
  income................................         5,303        22,117            --            --
                                            ----------    ----------    ----------    ----------
Net amount recognized...................    $  154,109    $  195,071    $ (336,047)   $ (336,204)
                                            ==========    ==========    ==========    ==========
Weighted-average assumptions as of
  December 31:
  Discount rate.........................          7.0%          6.5%          7.0%          6.5%
  Expected return on plan assets........         10.0%         10.0%
  Expected increase in future
     salaries...........................          5.0%          5.0%

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $239,859, $232,716 and $195,964 respectively, as of December 31, 1997 and $79,068, $69,682 and $34,705, respectively, as of December 31, 1998.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     The following table shows the other major assumptions used to develop the accumulated postretirement benefit obligation and the net postretirement benefit expense in 1998 and 1997.

                                                                           MANAGED
                                                                UNDER     CARE UNDER     OVER
                                                                AGE 65      AGE 65      AGE 65
                                                                ------    ----------    ------
Current year health care trend rate -- 1998.................     7.71%       6.86%       6.29%
Current year health care trend rate -- 1997.................     8.29%       7.14%       6.71%
Ultimate trend rate.........................................     6.00%       6.00%       5.00%
Year ultimate trend rate is achieved........................     2001        2001        2001

     Assumed health care trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rate would have the following effects:

                                                                1-PERCENTAGE-     1-PERCENTAGE-
                                                                POINT INCREASE    POINT DECREASE
                                                                --------------    --------------
Effect on total of service and interest cost components.....       $ 2,227           ($ 2,057)
Effect on postretirement benefit obligation.................        25,948            (23,991)

NOTE 13 -- OTHER PAYABLES AND ACCRUED LIABILITIES

     Other payables and accrued liabilities consisted of the following:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1998
                                                                --------    --------
Accrued payroll and employee benefits.......................    $ 78,255    $ 65,187
Postretirement benefit obligation (Note 12).................      27,200      27,200
Pension liabilities (Note 12)...............................      37,596       6,555
Restructuring reserves (Note 15)............................      22,043      28,913
Litigation reserves (Note 18)...............................     104,249     102,013
Income taxes................................................      59,322      27,742
Accrued rent................................................      18,646      14,254
Accrued taxes other than income.............................      11,295      10,430
Other.......................................................      58,224      60,215
                                                                --------    --------
                                                                $416,830    $342,509
                                                                ========    ========

NOTE 14 -- OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consisted of the following:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1997        1998
                                                                --------    --------
Restructuring reserves (Note 15)............................    $ 69,888    $ 45,286
Environmental reserves......................................      54,748      50,057
Income taxes................................................      45,446          --
Pension liabilities (Note 12)...............................      12,922      37,155
Other long-term employee costs..............................      13,803      13,598
Other.......................................................      28,213      23,732
                                                                --------    --------
                                                                $225,020    $169,828
                                                                ========    ========

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     Laws and regulations expose ANC to the risk of substantial environmental costs and liabilities, including liabilities associated with past activities. ANC is involved in judicial and administrative proceedings concerning environmental compliance and the remediation of contamination at ANC properties and other sites. The related charges are reserved when known to the extent they can be reasonably estimated. The types of costs accrued are expenditures for clean up of environmental contamination and other remediation activities. The estimated reserves are based on current environmental laws and regulatory requirements and currently available technology. The accrued costs do not include potential recoveries from insurers and have not been discounted to their present values.

     The precision and reliability of the loss estimates varies from site to site, depending on such factors as the quantity of data concerning contamination at the site, the extent to which remedial requirements have been identified or agreed upon with regulatory authorities and the availability and likelihood of contribution from other responsible parties. ANC believes, however, that the amount it has reserved will enable it to satisfy its known and anticipated environmental liabilities to the extent they can be estimated. Because environmental matters cannot be predicted with certainty, there can be no assurance that these amounts will be adequate for all purposes. In addition, the discovery of new sites or future developments at known sites, such as changes in law or environmental conditions, could result in increased environmental costs and liabilities in excess of accrued environmental reserves that could have a material effect on ANC's results of operations in any given year or its combined financial position, although the amount of such increases cannot be estimated.

NOTE 15 -- RESTRUCTURING


     The activity in the restructuring reserve for continuing operations for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999 was as follows (amounts for the three months ended March 31, 1999 are unaudited):



                               EMPLOYEE                                              EQUIPMENT
                              TERMINATION                                            DISMANTLE
                                  AND          LEASE      ENVIRONMENTAL                 AND      OTHER      NON-CASH
                               SEVERANCE    TERMINATION    TESTING AND    FACILITY   DISPOSAL     EXIT    ASSET WRITE-
                               PROGRAMS        COST        REMEDIATION     COSTS       COSTS     COSTS       DOWNS        TOTAL
                              -----------   -----------   -------------   --------   ---------   ------   ------------   --------
Balance at December 31,
  1995......................   $ 32,454       $   762        $2,000       $13,099     $ 3,793    $1,246     $     --     $ 53,354
Charge to income............     58,895        14,563         3,000        19,340       5,750        --       57,158      158,706
Cash payments...............    (13,129)           --            --        (8,410)     (1,764)       --           --      (23,303)
Non-cash utilized...........    (13,173)           --            --            --          --        --      (57,158)     (70,331)
                               --------       -------        ------       -------     -------    ------     --------     --------
Balance at December 31,
  1996......................     65,047        15,325         5,000        24,029       7,779     1,246           --      118,426
Charge to income............         --            --            --            --          --        --       10,924       10,924
Cash payments...............    (15,616)           --            --        (5,704)     (1,233)       --           --      (22,553)
Non-cash utilized...........     (3,942)           --            --            --          --        --      (10,924)     (14,866)
                               --------       -------        ------       -------     -------    ------     --------     --------
Balance at December 31,
  1997......................     45,489        15,325         5,000        18,325       6,546     1,246           --       91,931
Charge to income............     22,610         5,606           200         3,184         965        --       10,781       43,346
Credit to income............    (18,496)       (7,293)           --        (2,852)     (4,950)      (37)     (12,155)     (45,783)
                               --------       -------        ------       -------     -------    ------     --------     --------
  Net charge (credit).......      4,114        (1,687)          200           332      (3,985)      (37)      (1,374)      (2,437)
                               --------       -------        ------       -------     -------    ------     --------     --------
Cash payments...............     (9,556)         (289)           --        (1,793)       (421)       --           --      (12,059)
Non-cash utilized...........     (4,610)           --            --            --          --        --        1,374       (3,236)
                               --------       -------        ------       -------     -------    ------     --------     --------
Balance at December 31,
  1998......................     35,437        13,349         5,200        16,864       2,140     1,209           --       74,199
Cash payments...............     (4,649)           --            --          (500)         --        --           --       (5,149)
Non-cash utilized...........        (29)           --            --            --          --        --           --          (29)
                               --------       -------        ------       -------     -------    ------     --------     --------
Balance at March 31, 1999...   $ 30,759       $13,349        $5,200       $16,364     $ 2,140    $1,209     $     --     $ 69,021
                               ========       =======        ======       =======     =======    ======     ========     ========

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


     ANC has segregated the restructuring activities into three separate programs; (1) pre-1996 program, (2) 1996-1997 program and (3) the 1998 program.



     A summary of the activity in the reserve as described below relating to the pre-1996 program is as follows (amounts for the three months ended March 31, 1999 are unaudited):


                                EMPLOYEE
                               TERMINATION                                              EQUIPMENT
                                   AND          LEASE      ENVIRONMENTAL              DISMANTLE AND                 NON-CASH
                                SEVERANCE    TERMINATION    TESTING AND    FACILITY     DISPOSAL      OTHER EXIT     ASSET
                                PROGRAMS        COST        REMEDIATION     COSTS         COSTS         COSTS      WRITEDOWNS
                               -----------   -----------   -------------   --------   -------------   ----------   ----------
Balance at December 31,
  1995.......................   $ 32,454        $ 762         $2,000       $13,099       $ 3,793        $1,246      $    --
Cash payments................    (11,569)          --             --        (7,273)       (1,743)           --           --
Non-cash utilized............    (13,173)          --             --            --            --            --           --
                                --------        -----         ------       -------       -------        ------      -------
Balance at December 31,
  1996.......................      7,712          762          2,000         5,826         2,050         1,246           --
Cash payments................     (4,726)          --             --        (2,406)         (214)           --           --
                                --------        -----         ------       -------       -------        ------      -------
Balance at December 31,
  1997.......................      2,986          762          2,000         3,420         1,836         1,246           --
Credit to income.............     (2,644)        (762)            --        (1,000)       (1,460)          (37)      (3,238)
Cash payments................       (239)          --             --          (441)         (202)           --           --
Non-cash utilized............        (50)          --             --            --            --            --        3,238
                                --------        -----         ------       -------       -------        ------      -------
Balance at December 31,
  1998.......................         53           --          2,000         1,979           174         1,209           --
Cash payments................         --           --             --          (139)           --            --
                                --------        -----         ------       -------       -------        ------      -------
Balance at March 31, 1999....   $     53        $  --         $2,000       $ 1,840       $   174        $1,209      $    --
                                ========        =====         ======       =======       =======        ======      =======


                                TOTAL
                               --------
Balance at December 31,
  1995.......................  $ 53,354
Cash payments................   (20,585)
Non-cash utilized............   (13,173)
                               --------
Balance at December 31,
  1996.......................    19,596
Cash payments................    (7,346)
                               --------
Balance at December 31,
  1997.......................    12,250
Credit to income.............    (9,141)
Cash payments................      (882)
Non-cash utilized............     3,188
                               --------
Balance at December 31,
  1998.......................     5,415
Cash payments................      (139)
                               --------
Balance at March 31, 1999....  $  5,276
                               ========



     In 1994 and 1995, ANC incurred restructuring charges related to the estimated costs to close plants in Danbury, CT, Gateway, MO and St. Louis MO and to pay employee termination benefits related to the reduction of approximately 410 employees at the plants and ANC's administrative offices. The Danbury, Gateway and St. Louis plants were closed in the first quarter of 1994, third quarter of 1995 and second quarter of 1996, respectively. In 1995, Pechiney sold a business located in Greenwich, CT and subsequently closed the administrative offices for PNA. Certain employees of PNA were transferred to the administrative office in Chicago and a restructuring charge related to future lease costs related to the Greenwich building was recorded.



     The sale of a former plant site typically takes several years to complete as it is normally necessary to perform environmental cleanup of the site before it can be sold. Employee benefit costs include supplemental unemployment benefits which are paid for over a period of approximately two years after plant shutdown.



     The balance in the restructuring reserve at December 31, 1995 relating to the pre-1996 program was $53,354. Cash payments from December 31, 1995 to March 31, 1999 totaled $28,952. Non-cash transfers of $13,173 in 1996 related primarily to the transfer of enhanced pension benefit amounts based upon final actuarial determination to the separately classified pension liability account.



     Plant restructuring activity including payments for employee termination and severance costs related to the closed plants and site cleanup and sale of the St. Louis plant were completed during 1998. Considering this 1998 activity and management's review of its overall restructuring program, ANC recorded a credit to income of $9,141 for changes in estimates due to lower than originally expected employee termination and severance costs, facility costs, and equipment dismantle and disposal costs and higher than expected proceeds on the completed sale of the St. Louis plant. Environmental cleanup activities for the Danbury plant site continue in anticipation of a sale by 2000.



     The number of employees terminated under the pre-1996 program was 371.



     Expected future cash payments for the pre-1996 restructuring program are $2,424 in 1999, $1,784 in 2000, $443 in 2001 and $764 after 2003. Facility and equipment disposal payments related to the closed

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


plants and the Greenwich office building are expected to be incurred in 1999. Some payments for the Greenwich office building will also be made in 2000. Environmental payments for St. Louis and Danbury are expected to be made in 1999 and 2000 in conjunction with the sale of these facilities.



     A summary of the activity in the reserve as described below relating to the 1996-1997 program is as follows (amounts for the three months ended March 31, 1999 are unaudited):



                                     EMPLOYEE
                                    TERMINATION
                                        AND          LEASE      ENVIRONMENTAL                EQUIPMENT       NON-CASH
                                     SEVERANCE    TERMINATION    TESTING AND    FACILITY   DISMANTLE AND      ASSET
                                     PROGRAMS        COST        REMEDIATION     COSTS     DISPOSAL COSTS   WRITEDOWNS    TOTAL
                                    -----------   -----------   -------------   --------   --------------   ----------    -----
Balance at December 31, 1995......   $     --       $    --        $   --       $    --       $    --        $     --    $     --
Charge to income..................     58,895        14,563         3,000        19,340         5,750          57,158     158,706
Cash payments.....................     (1,560)           --            --        (1,137)          (21)             --      (2,718)
Non-cash utilized.................         --            --            --            --            --         (57,158)    (57,158)
                                     --------       -------        ------       -------       -------        --------    --------
Balance at December 31, 1996......     57,335        14,563         3,000        18,203         5,729              --      98,830
Charge to income..................         --            --            --            --            --          10,924      10,924
Cash payments.....................    (10,889)           --            --        (3,298)       (1,019)             --     (15,206)
Non-cash utilized.................     (3,942)           --            --            --            --         (10,924)    (14,866)
                                     --------       -------        ------       -------       -------        --------    --------
Balance at December 31, 1997......     42,504        14,563         3,000        14,905         4,710              --      79,682
Credit to income..................    (15,852)       (6,531)           --        (1,852)       (3,490)         (8,918)    (36,643)
Cash payments.....................     (8,513)         (289)           --        (1,352)         (219)             --     (10,373)
Non-cash utilized.................     (4,560)           --            --            --            --           8,918       4,358
                                     --------       -------        ------       -------       -------        --------    --------
Balance at December 31, 1998......     13,579         7,743         3,000        11,701         1,001              --      37,024
Cash payments.....................     (1,860)           --            --          (361)           --              --      (2,221)
Non-cash utilized.................        (29)           --            --            --            --              --         (29)
                                     --------       -------        ------       -------       -------        --------    --------
Balance at March 31, 1999.........   $ 11,690       $ 7,743        $3,000       $11,340       $ 1,001        $     --    $ 34,774
                                     ========       =======        ======       =======       =======        ========    ========



     In the fourth quarter of 1996, ANC recorded a charge of $158,706 for restructuring and impairment of property and equipment related to actions taken under Pechiney's Challenge program. The Challenge program was announced in 1996 and was designed to eliminate production overcapacity, reduce costs and improve productivity and utilization of assets. After years of strong growth, the beverage can market in the United States and Canada had reached maturity. In 1996, the market increased only slightly over the prior year resulting in an industry supply/demand imbalance, which led to the decision by ANC to reduce annual capacity by in excess of three billion cans. Other costs of the restructuring plan, which include relocation of personnel and equipment, training, process reengineering, consulting costs, and capital expenditures are being recognized as incurred.



     The 1996 restructuring charge included $107,919 related to the planned shutdown of five can manufacturing facilities to eliminate production overcapacity. One of these facilities (Jacksonville, FL) was shut down in December 1996. The remaining reduction of capacity was planned to be accomplished by the shutdown of three plants in 1997 and one in 1998. In May 1997, the San Juan, Puerto Rico facility was shutdown. In addition to the cost of the five plant shutdowns, a restructuring charge of $50,787 covered the reorganization of operations at certain other existing plants which would continue operations and the elimination of certain executive and administrative functions at ANC's headquarters and other plants as a result of cost reduction initiatives.



     The severance and other employee-related costs (primarily enhanced pension and postretirement benefits) provided for a reduction of 540 employees at the five plants, 120 people at plants that will remain open and 130 employees at ANC's administrative offices. The charge for employee termination and severance programs was based on the number of employees expected to be terminated as of the shutdown date of each plant to be

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


closed and the severance payments and enhanced pension benefits required under the terms of existing collective bargaining agreements for union personnel, or the ANC severance plan for non-union personnel.



     Lease termination costs include lease cancellation penalties related to certain equipment that would no longer be used after the five plants were closed. The amount of the lease cancellation penalty fee was determined based on the terms of the leases.



     The charge for environmental testing and remediation was based on the estimated costs to test and remediate environmental contamination at the five plants to be shut down.



     Facility costs include the lease costs of certain floors in the corporate headquarters building that after December 31, 1996 would no longer be used by ANC, partially offset by estimated sublease income. Estimated sublease income was based on the rental market as of December 31, 1996 for space comparable to ANC's corporate headquarters building. Facility costs also include the costs to maintain plants from the date of closing to the date of disposition such as building security and utility costs.



     The equipment dismantle and disposition costs are based on management's estimate of the cost to remove equipment and clean-up the facilities in preparation for sale.



     The impairment charge for property and equipment represents the writedown to fair value of property and equipment to be disposed of or scrapped and the recognition of impairment losses for assets to be used up to the plant closing date for plants to be closed. The property, plant and equipment related to the Jacksonville, FL and San Juan, Puerto Rico plants were written down to estimated fair value less cost to sell. For certain plants that were to be operated for a period of time, we determined that the sum of the expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the property, plant and equipment related to these plants. Accordingly, an impairment loss was recorded to write down the property, plant and equipment of these plants to their estimated fair values. The fair value of such depreciable assets that remain in use are depreciated over the asset's remaining useful life. Fair values for land and buildings were determined based on consultations with local real estate agents. Fair values for equipment were determined based on management's best estimates considering the used equipment market.



     Cash payments during 1996 related primarily to severance benefits paid to terminated employees and rental charges for vacated space. Non-cash transfers related primarily to the writedown of plant and equipment to fair value.



     In the fourth quarter of 1997, ANC made a decision to defer to 2000 the shutdown of the remaining two plants originally scheduled for shutdown in 1997. These two plants primarily produce special-sized cans under contracts that are scheduled to expire in 2000. ANC's shutdown plan for one of the two plants originally contemplated certain capital investments to be made to expand another plant to allow for the transfer of production of the special-sized cans. A decision was made in 1997 not to make the necessary capital investment and to continue to operate the plant. ANC's plan for the second plant was to negotiate an early termination of the contract or to make alternative supply arrangements. In 1997, ANC made a decision to continue to operate the plants at approximately 50% of capacity incurring cash losses which are recorded as incurred. The deferral of the shutdown of these two plants did not result in any adjustment of the restructuring reserve.



     The charge in 1997 of $10,924 for restructuring and writedown of property and equipment included a $10,000 impairment loss related to ANC's operations in China.



     Cash payments for 1997 relate to the shutdown of the San Juan, Puerto Rico plant effective May, 1997 and continuing payments related to previously closed plants. The non-cash utilizations related primarily to (a) the transfer of enhanced pension benefit amounts based upon final actuarial determinations to the separately classified pension liability account and (b) the writedown of plant and equipment to fair value.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


     In 1998, management based on a large customer's decision to reduce its purchases in various geographic markets and on studies by outside consultants of market demographics, decided not to close a plant provided for in 1996 which at that time was expected to be closed in 1998, but rather to temporarily curtail production at several lines in our facilities. As a result, the reserve of $17,118 previously established for employee termination and severance programs, lease termination costs, facility costs and other exit costs related to this plant was restored to income. The write down of property plant and equipment for this plant was maintained as the reduced carrying amount of the property plant and equipment has been accounted for as its new cost. A further restoration of $19,525 related to adjustments to the restructuring reserve for changes in estimates of the number of employees to be terminated at plants shut down or to be shut down, and higher-than-expected proceeds on the completed sale during 1998 of the Puerto Rico plant site and the anticipated sale of the Jacksonville, FL plant site was recorded.



     The components of the $19,525 reversal for prior restructurings consisted of the following:



Employee termination and severance programs.................  $ (9,066)
Lease termination costs.....................................    (1,591)
Environmental testing and remediation.......................       750
Facility costs..............................................     1,790
Equipment dismantle and disposal costs......................    (2,490)
Non-cash asset write-downs..................................    (8,918)
                                                              --------
                                                              $(19,525)
                                                              ========



     The original charge for employee termination and severance costs was based on the number of employees expected to be terminated as of the shutdown date of each plant to be closed. Supplemental unemployment and severance benefits were calculated based on the terms of existing collective bargaining agreements for union personnel, or the ANC severance plan for non-union personnel. The reversal of employee termination and severance costs included $4,957 related to the closing of the two plants deferred until 2000. Manning levels at these two plants were reduced as a result of a management decision taken in 1998 to reduce employee levels at each plant from two crews to one crew. The reversal of employee termination and severance costs also included $3,088 related primarily to amounts that had previously been provided for severance of sales and administrative personnel in the U.S. beverage can business. The reversal of employee termination and severance costs also included $1,021 related to the completion of the Puerto Rico plant severance program.



     The original charge assumed lease termination costs associated with certain equipment leases at the Jacksonville, FL, and the two plants to be closed in 2000. In 1998, we determined that leased equipment previously used at the Jacksonville, FL plant could be used at other ANC plants. Accordingly, the related lease termination reserve of $1,197 was reversed.



     The original charge related to non-cash asset write-downs was based on the estimated fair value of the related assets. The reversal of non-cash asset write-downs relates to the completion of the sale at higher than expected selling prices of plant and equipment related to closed plants, including the San Juan, Puerto Rico plant. In addition, estimated sales proceeds related to the Jacksonville, FL facility were increased by $2,627.



     The number of employees terminated under the 1996-1997 restructuring programs through March 31, 1999 was 380.



     The Company remains committed to closing the remaining two plants in 2000 when the supply contracts expire.



     Expected future cash payments related to the 1996-1997 restructuring program, excluding $3,537 of pension liability transfers, are $10,649 in 1999, $6,442 in 2000, $6,519 in 2001, $2,705 in 2002, $1,327 in 2003 and $5,845
thereafter. Employee termination and severance payments will generally be paid over a two-

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)


year period following the closing date of the plants. Lease termination payments related to Jacksonville will be made in 1999 at the earliest termination date. Lease termination payments for the two plants to be closed in 2000 will be made in 2000. Facility costs related to the administrative offices in Chicago will be made through the end of the lease period in 2008. Equipment dismantling and disposal costs will be paid during 2000 and 2001 after the close of the two remaining plants.



     A summary of the activity in the reserve relating to the 1998 program is as follows (amounts for the three months ended March 31, 1999 are unaudited):



                                  EMPLOYEE
                                 TERMINATION
                                     AND          LEASE      ENVIRONMENTAL                EQUIPMENT        NON-CASH
                                  SEVERANCE    TERMINATION    TESTING AND    FACILITY   DISMANTLE AND    ASSET WRITE-
                                  PROGRAMS        COST        REMEDIATION     COSTS     DISPOSAL COSTS      DOWNS        TOTAL
                                 -----------   -----------   -------------   --------   --------------   ------------   --------
Balance at December 31, 1997...    $    --       $   --          $ --         $   --         $ --          $     --     $     --
Charge to income...............     22,610        5,606           200          3,184          965            10,781       43,346
Cash payments..................       (804)          --            --             --           --                --         (804)
Non-cash utilized..............    $    --       $   --          $ --         $   --         $ --           (10,781)     (10,781)
                                   -------       ------          ----         ------         ----          --------     --------
Balance at December 31, 1998...     21,806        5,606           200          3,184          965          $     --       31,761
Cash payments..................     (2,789)          --            --             --           --                --       (2,789)
                                   -------       ------          ----         ------         ----          --------     --------
Balance at March 31, 1999......    $19,017       $5,606          $200         $3,184         $965          $     --     $ 28,972
                                   =======       ======          ====         ======         ====          ========     ========



     In connection with the 1998 decision to not close the previously identified plant and in response to the continuing oversupply of can production capacity, in 1998 management decided to close a different plant in late 1999. Accordingly, a charge of $24,846 was recorded in 1998 to cover the costs of the new plant closure. The plant closure costs cover severance and other employee related costs to provide for the reduction of 115 employees and to write down property and equipment to fair value. In addition, a charge of $14,100 was recorded in 1998 for severance costs for approximately 150 plant, sales and administrative employees and an impairment charge of $4,400 was recorded relating to lease termination costs and equipment write-offs for permanently idle equipment.



     The number of employees terminated through March 31, 1999 relating to the 1998 actions was 83.



     Expected cash payments for restructuring costs in future periods for the 1998 program, excluding pension liability transfers of $3,318, are $16,376 in 1999, $7,325 in 2000, $3,481 in 2001 and $1,261 in 2002. Employee termination and severance costs related to the plant to be closed in late 1999 will be paid in 2000 and 2001. The lease termination payments will be made at the earliest termination date in 1999 and 2000. Facility costs will be incurred from the closing date through 2002. Severance costs related to the top grading program are expected to be paid during 1999.


NOTE 16 -- SEGMENT AND RELATED INFORMATION

     In 1998, ANC adopted SFAS No. 131 -- "Disclosures about Segments of an Enterprise and Related Information" (Note 1) and reflected its provisions retroactively in these combined financial statements. SFAS No. 131 establishes standards for reporting information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. ANC's continuing operations, consisting of its worldwide beverage can business, comprise one reportable segment.

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

     Following are net sales and long-lived asset information by geographic area.

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1996          1997          1998
                                                         ----------    ----------    ----------
Net sales
  United States......................................    $1,573,882    $1,504,427    $1,453,992
  United Kingdom.....................................       383,810       374,654       369,316
  Others.............................................       562,598       585,937       635,541
                                                         ----------    ----------    ----------
                                                         $2,520,290    $2,465,018    $2,458,849
                                                         ==========    ==========    ==========
Long-lived assets
  Continuing operations
     United States...................................    $1,069,892    $1,054,393    $  999,151
     United Kingdom..................................       390,196       387,053       366,569
     Others..........................................       762,926       704,874       694,692
  Discontinued operations............................       776,320       758,023       776,324
                                                         ----------    ----------    ----------
                                                         $2,999,334    $2,904,343    $2,836,736
                                                         ==========    ==========    ==========

     Net sales are based on the country in which the legal subsidiary is domiciled.

NOTE 17 -- CONCENTRATIONS OF RISK

     One of the principal raw materials used in ANC's production process is aluminum. Currently, we generally limit our exposure to the fluctuations in the market price of aluminum by matching its contracts to supply cans to its customers with aluminum forward purchase supply contracts with similar terms.

     ANC had sales in excess of 10% of net sales from continuing operations to one customer amounting to approximately $1,010,614, $1,048,168 and $1,253,200 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 18 -- COMMITMENTS AND CONTINGENCIES

     In 1993, Viskase Corporation ("Viskase") brought a patent infringement lawsuit against ANCC alleging infringements related to patents held by Viskase, a unit of Envirodyne Industries, Inc., for heat shrinkable meat bags utilized in the Plastics business. In November 1996, a federal court jury in Chicago, Illinois awarded Viskase $102,385 in damages and found willful infringement. Based on the facts and circumstances, ANCC recorded a charge to expense of $103,768 in 1996 which represented the amount of the damages awarded as well as certain out-of-pocket costs. This was recorded in discontinued operations in the accompanying combined statement of income and in other payables and accrued liabilities of the continuing business in the combined balance sheet. Pechiney Plastic Packaging has agreed to indemnify ANC on a net of tax basis for any payments we may be required to make with respect to these proceedings. Pechiney has agreed to guarantee this obligation of Pechiney Plastic Packaging. Future adjustments, if any, of the Viskase litigation reserve will be recorded as income (loss) from discontinued operations in the Company's combined financial statements. Future indemnification payments, if any, from Pechiney Plastic Packaging related to the Viskase litigation will be recorded as a capital contribution in the Company's combined financial statements.

     In September 1997, the court granted ANCC's motion for a new trial on liability as to part of the case and ordered a new trial on damages. In August 1998, the trial judge granted Viskase's motion for summary judgment on the doctrine of equivalents. Viskase has moved for the damage award to be reinstated, and ANCC has opposed that motion. No ruling has been made. In addition, ANCC has requested the U.S. Patent

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

and Trademark Office (known as the "PTO") to re-examine the claims of two of the patents that Viskase alleged ANCC infringed. In March 1999, a PTO Examiner issued an Office Action that re-examined and rejected claims of one of the two patents, but the Office Action is not final. Concerning the second patent, the PTO has also issued an Office Action rejecting the Viskase claims, but the PTO recently granted Viskase's petition to change the inventorship of the patent. Additional proceedings are ongoing. In view of the uncertainties related to this matter, no adjustments have been made to the reserve in 1998 and 1997, other than payments for certain out-of-pocket costs.

     In addition to the above matter, the Company and its subsidiaries are involved in various other legal and administrative proceedings which have arisen in the ordinary course of business. While any litigation contains an element of uncertainty, ANC believes that the outcome of such proceedings will not have a material adverse effect on ANC's combined financial position, or cash flows. The Viskase proceeding, if resolved in a manner different from the estimate, could have a material adverse effect on the operating results of discontinued operations in a future reporting period.

     ANC has two agreements to purchase certain information technology services through September 2002. Total commitments under the agreements approximated $31,200 as of December 31, 1998.

     ANC is contingently liable with respect to guarantees of indebtedness of other companies in the amount of $26,555 at December 31, 1998.

  Unaudited:


     On May 10, 1999, the court granted reinstatement of the jury damage award in the Viskase litigation. The court subsequently set a ruling date of July 30, 1999 for Viskase's request for treble damages, pre- and post-judgment interest and expenses. This amount cannot currently be determined. Pechiney Plastic Packaging has agreed to indemnify the Company on an after-tax basis for any payments the Company may be required to make with respect to the proceedings. Pechiney has agreed to guarantee this obligation of Pechiney Plastic Packaging.


NOTE 19 -- RELATED PARTY TRANSACTIONS


     The beverage can business has historically operated independently of Pechiney and its affiliates. ANC purchases a portion of its aluminum requirements in Europe from Pechiney Rhenalu on an arms-length basis and under market terms and conditions. In addition, Pechiney charges ANC on an arms-length basis for information technology costs incurred at a group level. Pechiney also provides limited treasury services and exchange rate protection services to ANC at no cost. ANC management estimates that the annual cost to replace these services will be less than $100. Considering the insignificant cost of these services, no amount has been included in the combined statement of income for these services. ANC receives no other services from Pechiney.


     Significant transactions and balances with Pechiney and its affiliates, other than those presented on the face of the combined balance sheets or described elsewhere in the notes to the combined financial statements, included the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
Sales....................................................    $  7,651    $    804    $  5,474
Purchases................................................     249,535     151,420     165,794
Selling, general and administrative expenses.............         856       2,128         577
Charges from Pechiney for research and development
  expenses...............................................       5,178       5,283       4,039

                       AMERICAN NATIONAL CAN GROUP, INC.

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1997      1998
                                                                ------    ------
Receivables.................................................    10,626     7,447
Noncurrent assets...........................................     3,000       187
Accounts payable............................................    23,915    18,985
Other payables and accrued expenses.........................     6,406     7,535

                       [American National Can Group logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     An itemized statement of the estimated amount of all expenses in connection with the distribution of the Securities registered hereby is as follows:


Securities and Exchange Commission Registration Fee.........  $  230,184
New York Stock Exchange Listing Fee.........................     172,000
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................      30,500
Transfer Agent and Registration Fee.........................       5,000
Printing Expenses...........................................     250,000
Legal Fees and Expenses.....................................   1,000,000*
Accounting Fees and Expenses................................   2,500,000*
Miscellaneous...............................................      25,000
                                                              ----------
Total.......................................................  $4,212,684
                                                              ==========


-------------------------

* To be paid by the selling stockholder.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it existed on the date of, or is or has been amended from time to time after, the filing of the Certificate of Incorporation. The Certificate of Incorporation and the Company's By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of the Company and the reorganization of Pechiney's packaging operations, American National Can Group, Inc. will issue shares to Pechiney. The consideration for this issuance will be the transfer to the Company by Pechiney of all its beverage can operations.

     In the foregoing transaction, the securities will be offered and sold pursuant to section 4(2) of the Securities Act of 1933, as amended. No underwriting discounts or commissions will be paid in connection with such transaction.

ITEM 16.  EXHIBITS AND FINANCIAL DATA SCHEDULE.

(a)  EXHIBITS


 1       Form of Underwriting Agreement
 3.1     Certificate of Incorporation of the Registrant+
 3.2     By-Laws of the Registrant+
 4.1     Form of Registration Rights Agreement
 4.2     Specimen of stock certificate for the common stock of the
         Company
 5.1     Amended opinion of Shearman & Sterling as to the legality of the securities being offered+
 8.1     Opinion of Shearman & Sterling with respect to certain U.S.
         federal income tax matters
 8.2     Opinions of PricewaterhouseCoopers LLP
 8.3     Opinion of Kronish, Lieb, Weiner & Hellman LLP
10.1     Aluminum Purchase/Sales Supply Agreement between American
         National Can Company and Alcan Rolled Products Company
         (confidential treatment of certain portions requested)+
10.2     Aluminum Purchase Agreement between American National Can
         Company and Aluminum Company of America (confidential
         treatment of certain portions requested)+
10.3     Can Supply Agreement between American National Can Company and Coca-Cola Enterprises Inc. (confidential treatment of
         certain portions requested)+
10.4     Form of Shared Services Agreement with Pechiney Plastic
         Packaging, Inc.
10.5     Form of Reciprocal Corporate Services Agreement with
         Pechiney Plastic Packaging, Inc.
10.6     Form of Master Netting and Amendment Agreement
10.7     Form of Contribution, Assignment and Assumption Agreement
10.8     Form of Beer Bottle Technology Agreement
10.9     Form of ANC Technology Option Agreement
10.10    Form of Director Nomination Agreement
10.11    Form of Stock Purchase Agreement+
10.12    Form of Pechiney Guarantee
10.13    Form of FEEP Contribution Agreement+
10.14    Form of Foreign Subsidiary Stock Transfer Agreements
10.15    Form of Indemnification Agreement
10.16    American National Can Group 1999 Long-Term Incentive Plan
10.17    American National Can Group Annual Incentive Plan
10.18    American National Can Group Directors Stock Plan
10.19    American National Can Group Stock Compensation Conversion
         Plan
10.20    Employment Agreement dated January 1, 1996 between American
         National Can Company and Jean-Pierre Rodier

10.21    Employment Agreement dated May 28, 1999 between American
         National Can Company and Edward A Lapekas
10.22    Employment Agreement dated May 28, 1999 between American
         National Can Company and Michael D. Herdman
10.23    Employment Agreement dated May 28, 1999 between American
         National Can Company and Alan H. Schumacher
10.24    Employment Agreement dated May 28, 1999 between American
         National Can Company and Dennis R. Bankowski
10.25    Pechiney 1998 Stock Option Plan -- Summary of Plan Terms
10.26    Term sheet regarding $1.3 billion credit facility
10.27    Translation of Pension Agreement
10.28    Limited License of Pechiney name
10.29    Netting Agreement
10.30    Sublease to Pechiney Plastic Packaging, Inc.
10.31    Pension Benefits Agreement with Pechiney Plastic Packaging,
         Inc.
21       Subsidiaries of the Registrant
23.1     Consent of Shearman & Sterling (included in Exhibit 5.1)+
23.2     Consent of PricewaterhouseCoopers LLP
23.3     Consent of Coca Cola Enterprises+
23.4     Revised consent of Can Manufacturers' Institute
23.5     Consent of Beverage Can Makers Europe+
23.6     Revised consent of Beverage Marketing Corporation
23.7     Consent of Container Consulting
23.8     Consent of Canadean+
23.9     Consent of Kronish, Lieb, Weiner & Hellman LLP+
23.10    Consent of PricewaterhouseCoopers LLP relating to Exhibit
         8.2
23.11    Consent of Kronish, Lieb, Weiner & Hellman LLP relating to
         Exhibit 8.3
24       Powers of Attorney (included on page II-4 of the original
         filing)+
27       Financial Data Schedule+


------------------


+ Previously filed.


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on June 29, 1999.


                                          AMERICAN NATIONAL CAN GROUP, INC.
                                                                   *
                                          By:
                                          --------------------------------------

                                              Jean-Pierre Rodier
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
*                                              Chairman of the Board and Chief          June 29, 1999
---------------------------------------------  Executive Officer
Jean-Pierre Rodier

            /s/ EDWARD A. LAPEKAS              President and Chief Operating Officer    June 29, 1999
---------------------------------------------
              Edward A. Lapekas

*                                              Senior Vice President and Chief          June 29, 1999
---------------------------------------------  Financial Officer
Alan H. Schumacher

*                                              Vice President, Controller and Chief     June 29, 1999
---------------------------------------------  Accounting Officer
John G. LaBahn

*                                              Director                                 June 29, 1999
---------------------------------------------
Christel Bories

*                                              Director                                 June 29, 1999
---------------------------------------------
Frank W. Considine

*                                              Director                                 June 29, 1999
---------------------------------------------
Ronald J. Gidwitz

*                                              Director                                 June 29, 1999
---------------------------------------------
George D. Kennedy

*                                              Director                                 June 29, 1999
---------------------------------------------
Homer J. Livingston, Jr.

*                                              Director                                 June 29, 1999
---------------------------------------------
Roland H. Meyer, Jr.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
                                               Director                                 June 29, 1999
---------------------------------------------
James J. O'Connor

                                               Director                                 June 29, 1999
---------------------------------------------
Alain Pasquier

*                                              Director                                 June 29, 1999
---------------------------------------------
Jean-Dominique Senard

*                                              Director                                 June 29, 1999
---------------------------------------------
James R. Thompson

*                                              Director                                 June 29, 1999
---------------------------------------------
Jack H. Turner


---------------
* -- Signed by Edward A. Lapekas as Attorney-in-Fact.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                   FILED WITH


                               AMENDMENT NO. 2 TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                       AMERICAN NATIONAL CAN GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction
                       of incorporation or organization)

                               INDEX TO EXHIBITS


                                                                         SEQUENTIAL
EXHIBITS                                                                 PAGE NUMBER
--------                                                                 -----------
  1         Form of Underwriting Agreement..............................
  3.1       Certificate of Incorporation of the Registrant+.............
  3.2       By-Laws of the Registrant+..................................
  4.1       Form of Registration Rights Agreement.......................
  4.2       Specimen of stock certificate for the common stock of the
            Company.....................................................
  5.1       Amended opinion of Shearman & Sterling as to the legality of the securities being offered+...............................
  8.1       Opinion of Shearman & Sterling with respect to certain U.S.
            federal income tax matters..................................
  8.2       Opinions of PricewaterhouseCoopers LLP......................
  8.3       Opinion of Kronish, Lieb, Weiner & Hellman LLP..............
 10.1       Aluminum Purchase/Sales Supply Agreement between American
            National Can Company and Alcan Rolled Products Company
            (confidential treatment of certain portions requested)+.....
 10.2       Aluminum Purchase Agreement between American National Can
            Company and Aluminum Company of America (confidential
            treatment of certain portions requested)+...................
 10.3       Can Supply Agreement between American National Can Company and Coca-Cola Enterprises Inc. (confidential treatment of
            certain portions requested)+................................
 10.4       Form of Shared Services Agreement with Pechiney Plastic
            Packaging, Inc..............................................
 10.5       Form of Reciprocal Corporate Services Agreement with
            Pechiney Plastic Packaging, Inc.............................
 10.6       Form of Master Netting and Amendment Agreement..............
 10.7       Form of Contribution, Assignment and Assumption Agreement...
 10.8       Form of Beer Bottle Technology Agreement....................
 10.9       Form of ANC Technology Option Agreement.....................
 10.10      Form of Director Nomination Agreement.......................
 10.11      Form of Stock Purchase Agreement+...........................
 10.12      Form of Pechiney Guarantee..................................
 10.13      Form of FEEP Contribution Agreement+........................
 10.14      Form of Foreign Subsidiary Stock Transfer Agreements........
 10.15      Form of Indemnification Agreement...........................
 10.16      American National Can Group 1999 Long-Term Incentive Plan...
 10.17      American National Can Group Annual Incentive Plan...........
 10.18      American National Can Group Directors Stock Plan............
 10.19      American National Can Group Stock Compensation Conversion
            Plan........................................................
 10.20      Employment Agreement dated January 1, 1996 between American
            National Can Company and Jean-Pierre Rodier.................
 10.21      Employment Agreement dated May 28, 1999 between American
            National Can Company and Edward A Lapekas...................
 10.22      Employment Agreement dated May 28, 1999 between American
            National Can Company and Michael D. Herdman.................
 10.23      Employment Agreement dated May 28, 1999 between American
            National Can Company and Alan H. Schumacher.................
 10.24      Employment Agreement dated May 28, 1999 between American
            National Can Company and Dennis R. Bankowski................
 10.25      Pechiney 1998 Stock Option Plan -- Summary of Plan Terms....
 10.26      Term sheet regarding $1.3 billion credit facility...........
 10.27      Translation of Pension Agreement............................
 10.28      Limited License of Pechiney name............................

                                                                         SEQUENTIAL
EXHIBITS                                                                 PAGE NUMBER
--------                                                                 -----------
 10.29      Netting Agreement...........................................
 10.30      Sublease to Pechiney Plastic Packaging, Inc. ...............
 10.31      Pension Benefits Agreement with Pechiney Plastic Packaging,
            Inc. .......................................................
 21         Subsidiaries of the Registrant..............................
 23.1       Consent of Shearman & Sterling (included in Exhibit 5.1)+...
 23.2       Consent of PricewaterhouseCoopers LLP.......................
 23.3       Consent of Coca Cola Enterprises+...........................
 23.4       Revised consent of Can Manufacturers' Institute.............
 23.5       Consent of Beverage Can Makers Europe+......................
 23.6       Revised consent of Beverage Marketing Corporation...........
 23.7       Consent of Container Consulting.............................
 23.8       Consent of Canadean+........................................
 23.9       Consent of Kronish, Lieb, Weiner & Hellman LLB+.............
 23.10      Consent of PricewaterhouseCoopers LLP relating to Exhibit
            8.2.........................................................
 23.11      Consent of Kronish, Lieb, Weiner & Hellman LLP relating to
            Exhibit 8.3.................................................
 24         Powers of Attorney (included on page II-4 of the original
            filing)+....................................................
 27         Financial Data Schedule+....................................


------------------


+   Previously filed.